Exhibit 1

Scott Wilson Mining

LAC DES ILES MINES LTD.

REPORT ON THE RESOURCE ESTIMATE FOR THE OFFSET ZONE AT LAC DES ILES MINE, ONTARIO, CANADA

Author:

Ian T. Blakley, P.Geo.

January 15, 2009

SCOTT WILSON ROSCOE POSTLE ASSOCIATES INC.

SCOTT WILSON RPA	www.scottwilson.com

TABLE OF CONTENTS

PAGE

1	SUMMARY	1-1
	Executive Summary	1-1
	Technical Summary	1-8
2	INTRODUCTION AND TERMS OF REFERENCE	2-1
3	RELIANCE ON OTHER EXPERTS	3-1
4	PROPERTY DESCRIPTION AND LOCATION	4-1
	Land Tenure	4-1
	Surface Rights	4-1
	Agreements (Royalties, Obligations and Encumbrances)	4-6
5	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	5-1
6	HISTORY	6-1
	Production History	6-2
	Prior Resource Estimates	6-3
7	GEOLOGICAL SETTING	7-1
	Regional Geology	7-1
	Local and Property Geology	7-1
8	DEPOSIT TYPES	8-1
	High Grade Zone	8-3
	Offset Zone	8-3
	Other Mineralized Zones	8-6
9	MINERALIZATION	9-1
10	EXPLORATION	10-1
11	DRILLING	11-1
	Surveying	11-2
	Offset Zone Digital Database	11-5
12	SAMPLING METHOD AND APPROACH	12-1
	Historical Core Sampling	12-1
	Recent Core Sampling	12-1
13	SAMPLE PREPARATION, ANALYSES AND SECURITY	13-1
	Mine Samples	13-4
14	DATA VERIFICATION	14-1
	Quality Assurance/Quality Control	14-1
	Site Visit	14-10

i

	NAP Drill Hole Database Management		14-10
	Scott Wilson RPA Drill Hole Database Verification		14-11
	Discussion		14-12
15	ADJACENT PROPERTIES		15-1
16	MINERAL PROCESSING AND METALLURGICAL TESTING		16-1
	Discussion		16-10
17	MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES		17-1
	Mineral Resource Summary		17-1
	Metal Price and Metal Recovery Assumptions		17-2
	Wireframe Models		17-4
	Bulk Density		17-10
	Resource Assay Statistics		17-12
	Capping of High Grades		17-14
	Composite Control Intervals		17-18
	Mineralization Continuity and Variography		17-19
	Block Modelling		17-20
	Mineral Resource Classification		17-29
	Mineral Resources		17-33
	Mineral Reserves		17-37
18	OTHER RELEVANT DATA AND INFORMATION		18-1
19	INTERPRETATION AND CONCLUSIONS		19-1
	Mineral Resources		19-1
	Exploration Practices		19-2
	Grade – Tonnage Curves		19-2
	Exploration Potential		19-4
20	RECOMMENDATIONS		20-1
	Additional diamond drilling requirements		20-1
	Update of Metallurgical Studies		20-4
	Diamond Drill Hole Database QA/QC		20-4
	Bulk Density		20-5
	Variography		20-5
	Resource Model Update		20-5
21	REFERENCES		21-1
22	SIGNATURE PAGE		22-1
23	CERTIFICATE OF QUALIFICATIONS		23-1
24	APPENDIX 1	CHECK ASSAY COMPARISONS	24-1
25	APPENDIX 2	COMPARISON OF 2007 AND 2008 INTERPRETATIONS	25-1
26	APPENDIX 3	DRILL HOLE INFORMATION	26-1

27	APPENDIX 4	VARIOGRAPHY	27-1

LIST OF TABLES

PAGE

Table 1-1	Summary of Offset Zone Mineral Resources as of March 31, 2008	1-2
Table 1-2	Proposed Diamond Drill Holes for the Top Offset Zone Horizon	1-4
Table 1-3	Proposed Diamond Drill Holes for the Middle Offset Zone Horizon	1-5
Table 1-4	Indicated Mineral Resources by Subzone as of March 31, 2008	1-11
Table 1-5	Inferred Mineral Resources by Subzone as of March 31, 2008	1-11
Table 4-1	Lease Dispostion as of March 31, 2008	4-3
Table 4-2	Claim Disposition as of March 31, 2008	4-3
Table 6-1	Mine/Mill Production Summary	6-3
Table 6-2	Mine/Mill Production Summary Year to Date – March 31, 2008	6-3
Table 7-1	Prinicipal Lithologies of the Lac des Iles Mine	7-7
Table 9-1	Platinum Group Minerals in the Roby Zone	9-2
Table 11-1	Summary of LDIM Drilling (as of March 31, 2008)	11-1
Table 11-2	Comparison of End of Hole Resurvey Results - Maxibor vs. North Seeking Gyro	11-5
Table 11-3	Summary of Offset Zone Drilling as of March 31, 2008	11-6
Table 11-4	Summary Statistics for Assay Digital Database Used for Resource Modelling	11-8
Table 14-1	Summary of 2007 Diamond Drilling Sample QA/QC	14-2
Table 14-2	Sample Blank Paladium Assay Results	14-5
Table 14-3	2007 Standard Reference Materials	14-5
Table 14-4	2007 Accurassay Standard Reference Material Assay Results	14-6
Table 14-5	2007 Standard Reference Materials	14-6
Table 14-6	2007 Comparison of Means for All Check Samples	14-8
Table 14-7	2007 Comparison of Means for Check Samples >3.0 g/t Palladium	14-8
Table 16-1	Historical Mill Production	16-2
Table 16-2	Estimated Mill Feed Metallurgical Parameters for Underground Ore	16-6
Table 16-3	Description of Drill Core Composite Samples from the Offset Zone Submitted for Metallurgical Testing	16-7
Table 16-4	Estimated Rougher-Concentrate Grades at 80% Pd Recovery	16-9
Table 16-5	Micon Study 2008 Estimated Mill Feed Metallurgical Parameters for Underground Ore	16-10
Table 17-1	Summary of Offset Zone Mineral Resources as of March 31, 2008	17-2
Table 17-2	Metal Price and Metal Recovery Assumptions	17-3
Table 17-3	Summary of Interpreted Wireframes	17-5
Table 17-4	Summary of Bulk Density Measured Specific Gravity Results by Rock Type	17-11
Table 17-5	Summary of Measured SG Values in Resource Wireframes	17-12
Table 17-6	Range of Assay Values by Mineralized Subzone	17-13
Table 17-7	High Grade Palladium Capping Summary	17-14

Table 17-8	Composite Statistics by Mineralized Subzone	17-18
Table 17-9	Offset Zone Variography Parameters	17-19
Table 17-10	Block Model Geometries	17-20
Table 17-11	Search Parameters	17-21
Table 17-12	Global Comparison by Estimation Method – Indicated Resources at 4.00 g/t PdEq	17-28
Table 17-13	Global Comparison by Estimation Method – Inferred Resources at 4.00 g/t PdEq	17-28
Table 17-14	Indicated Mineral Resources by Subzone as of March 31, 2008	17-33
Table 17-15	Inferred Mineral Resources by Subzone as of March 31, 2008	17-33
Table 19-1	Summary of Offset Subzone Mineral Resources as of March 31, 2008	19-1
Table 20-1	Proposed Diamond Drill Holes for the Top Offset Zone Horizon	20-2
Table 20-2	Proposed Diamond Drill Holes for the Middle Offset Zone HoriZon	20-3

LIST OF FIGURES

PAGE

Figure 4-1	Location Map	4-2
Figure 4-2	Claim Location Map	4-5
Figure 5-1	Site Plan	5-5
Figure 7-1	Regional Geology	7-2
Figure 7-2	Local Geology	7-3
Figure 7-3	Geology of the Lac des Iles Intrusive	7-4
Figure 7-4	Property Geology	7-5
Figure 8-1	Deposit Model	8-2
Figure 8-2	Typical Cross-Section	8-5
Figure 10-1	3D View Offset Zone Underground Exploration Drilling	10-3
Figure 11-1	Planview – Resource Drill Hole Locations	11-9
Figure 11-2	Composite Resource Drill Hole Cross-Section	11-10
Figure 11-3	Composite Resource Drill Hole Longitudinal Section	11-11
Figure 11-4	Verical Section 504N	11-12
Figure 11-5	Vertical Section 508N	11-13
Figure 11-6	3D Perspective Looking Northwest	11-14
Figure 14-1	Split Core Blank Sample Palladium Assay Results – 2001 vs 2007	14-4
Figure 14-2	Split Core Blank Sample Palladium Assay Variance Results – 2007 – 2001	14-4
Figure 16-1	Crushing and Grinding Circuit	16-3
Figure 16-2	Flotation Circuit	16-4
Figure 16-3	Pd Grade-Recovery Relationship, Offset Zone	16-8
Figure 16-4	Effect of CMC Dosage on Pd Grade-Recovery Relationship	16-9
Figure 17-1	3D View of Mineralized Zones Looking Northwest	17-6
Figure 17-2	3D View of Mineralized Zones Looking Northeast	17-7
Figure 17-3	-200 Elevation Plan View of Mineralized Zones	17-8
Figure 17-4	-600 Elevation Plan View of Mineralized Zones	17-9

Figure 17-5	Cumulative Frequency % Log Probability Plot of Resource Palladium Assays – HG Subzone	17-15
Figure 17-6	Cumulative Frequency % Log Probability Plot of Resource Palladium Assays – MID Subzone	17-16
Figure 17-7	Cumulative Frequency % Log Probability Plot of Resource Palladium Assays – FW Subzone	17-17
Figure 17-8	HG Subzone 504N Section View	17-22
Figure 17-9	HG Subzone Plan View at -300 Elevation	17-23
Figure 17-10	MID Subzone 504N Section View	17-24
Figure 17-11	MID Subzone Plan View at -300 Elevation	17-25
Figure 17-12	FW Subzone 504N Section View	17-26
Figure 17-13	FW Subzone Plan View at -300 Elevation	17-27
Figure 17-14	Longitudinal View of Indicated and Inferred Resource for HG Subzone	17-30
Figure 17-15	Longitudinal View of Indicated and Inferred Resource for MID Subzone	17-31
Figure 17-16	Longitudinal View of Indicated and Inferred Resource for FW Subzone	17-32
Figure 17-17	3D View of Indicated and Inferred Resource for HG Subzone	17-34
Figure 17-18	3D View of Indicated and Inferred Resource for MID Subzone	17-35
Figure 17-19	3D View of Indicated and Inferred Resource for FW Subzone	17-36
Figure 19-1	Offset Zone Global Resources Tonnage – Grade Profiles	19-3
Figure 19-2	Offset Zone Global Resources Palladium vs. PdEq Cut-off Grade	19-3
Figure 19-3	Offset Zone Indicated Resources Tonnage – Grade Profiles	19-4
Figure 19-4	HG Subzone Contoured Palladium Grades	19-5
Figure 19-5	MID Subzone Contoured Palladium Grades	19-6

LIST OF APPENDIX FIGURES & TABLES

PAGE

Figure A1-1	Accurasssay Assays Check Assayed at LDIM	24-2
Figure A1-2	Accurasssay Assays Check Assayed at Chemex	24-3
Figure A1-3	LDI Check Assays vs. Chemex Check Assays	24-4
Figure A2-1	Cross-Section 502N	25-2
Figure A2-2	Cross-Section 504N	25-3
Figure A2-3	Cross-Section 511N	25-4
Table A3-1	Collar and Survey Details for Drill Holes Used in the Offset Zone Resource Estimate	26-1

v

1                      SUMMARY

EXECUTIVE SUMMARY

INTRODUCTION

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) was retained by Dr. William Stone, P. Geo., Vice President Exploration of North American Palladium Ltd. (NAP), to update the Mineral Resource estimate of the Offset High Grade Zone (Offset Zone) at the Lac des Iles Mine (LDIM) and to prepare an independent report in compliance with NI 43-101 Standards of Disclosure for Mineral Projects.

LDIM, located approximately 85 km northwest of Thunder Bay, Ontario, is owned and operated by Lac des Iles Mines Ltd. (LDI), a wholly owned subsidiary of NAP. The Offset Zone is the fault-offset, down-dip extension of the High Grade Zone that was mined underground below the Roby open pit at LDIM until October 31, 2008, when LDIM was temporarily shut down due to low metal prices.  The Offset Zone has been subdivided into three subzones, the High Grade (HG), Mid (MID) and Footwall (FW); and three horizons, the top, middle and bottom.

LDIM previously operated as a 14,000 tonnes per day (tpd) combined open pit and underground mine and processing plant, producing a bulk palladium/nickel/copper concentrate with precious metal credits.

CONCLUSIONS

MINERAL RESOURCES

In Scott Wilson RPA’s opinion, the Offset Zone Mineral Resource estimate is compliant with the regulations and guidelines set out in NI 43-101. The results of this estimate, which covers three separate zones of mineralization, are shown in Table 1-1 below.

1-1

TABLE 1-1   SUMMARY OF OFFSET ZONE MINERAL RESOURCES AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Category	Tonnes	Pd	Pt	Au	Cu	Ni
	(millions)	(g/t)	(g/t)	(g/t)	(%)	(%)
Indicated	12.3	5.02	0.38	0.37	0.114	0.133
Inferred	4.6	4.85	0.37	0.33	0.115	0.127

Notes:

1.             CIM definitions were followed for the estimation of Mineral Resources.

2.             Mineral Resources are estimated at a palladium equivalency (PdEq) cut-off of 5.75 g/t (PdEq g/t = Pd + 2.93(Pt g/t) + 2.60(Au g/t) + 7.55(Ni %) + 4.90(Cu%) + Co constant of 0.05148).  Wireframes were constructed at a PdEq of 4.00 g/t and a minimum four-metre true width.

3.             Long-term US$ metal prices of $300.00/oz palladium, $1,000.00/oz platinum, $850.00/oz gold, $7.00/lb nickel, $2.50/lb copper and $25.00/lb cobalt were used in the estimation of PdEq.

4.             Metal recovery assumptions of 80% palladium, 70% platinum, 75% gold, 40% nickel, 85% copper and 15% cobalt were used in the estimation of PdEq.

5.             US$/C$ exchange rate for the estimate was 1.10.

6.             Bulk density is 2.89 t/m3.

7.             Resources were estimated to a maximum depth of 1,200 m.

The Indicated Resources are generally constrained to the upper area of the Offset Zone where the closer spaced 2006 and 2007 drilling occurs.  There were no blocks assigned to the Measured category as, in Scott Wilson RPA’s opinion, the lack of definitive variography precludes Measured classification. Although drill spacing is reasonable in most of the Indicated Resource area, in Scott Wilson RPA’s opinion, a confirmation area of tighter 15 m plan by 15 m section drill spacing with shorter diamond drill holes, along with the variography study results, would be required for potential upgrading of Indicated Resources to Measured.

EXPLORATION PRACTICES

In Scott Wilson RPA’s opinion, the core logging and sampling is industry standard and appropriate.  Quality Assurance/Quality Control (QA/QC) procedures do, however, require improvement. Excel spreadsheets are used to track the QA/QC results, but in the past few years limited data analysis has been completed.  In Scott Wilson RPA’s opinion, the digital drill hole and assay database is acceptable for resource estimation.

1-2

EXPLORATION POTENTIAL

In Scott Wilson RPA’s opinion, there is a significant potential to increase resources within the three horizons of the Offset Zone.

RECOMMENDATIONS

Scott Wilson RPA makes the following recommendations.

ADDITIONAL DIAMOND DRILLING REQUIREMENTS

Scott Wilson RPA recommends additional diamond drilling programs in the following order of priority.

Top Offset Zone Horizon Resource Drilling

Additional fill-in drilling in the top horizon of the Offset Zone is required to fully test the potential to convert Inferred to Indicated Resources above the -350 m elevation as well as to confirm the southern and northern limits of the resources (Table 1-2). This would consist of nominal 30 m plan x 60 m section spaced patterns drilled from the current 5095 Level Exploration Drift.  Scott Wilson RPA calculated the requirements for eight diamond drill holes totalling 3,725 m.

The estimated cost for this phase of diamond drilling is approximately $450,000. Reconditioning of the 5095 Level Exploration Drift will be required at an estimated cost of approximately $50,000. A number of drill holes for this area are better drilled via the proposed 5095 Level Exploration Drift.

1-3

TABLE 1-2   PROPOSED DIAMOND DRILL HOLES FOR THE TOP OFFSET ZONE HORIZON

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Hole Number	Section	Drill Horizon	Length	Easting	Northing	Elevation	Azimuth	Dip
U1	499	4915	490	32457.69	31837.85	-100.50	247.5	-8.0
U2	500	4915	490	32457.69	31837.85	-100.50	251.0	-5.0
U3	500	4915	490	32457.69	31837.85	-100.50	251.0	-13.0
U4	500	4915	500	32457.69	31837.85	-100.50	251.0	-21.0
U5	501	5095	435	32222.29	31853.51	89.76	237.0	-54.5
U6	502	5095	430	32222.29	31853.51	89.76	245.0	-48.0
U7	502	5095	490	32222.29	31853.51	89.76	244.5	-57.0
U8	503	5095	400	32222.29	31853.51	89.76	251.0	-48.0

8			3,725

Middle Offset Zone Horizon Resource Drilling

Additional drilling in the middle Offset Zone horizon is required to delineate potential Indicated Resources down to the -700 m elevation. This would consist of nominal 30 m plan x 60 m section spaced patterns drilled from the proposed 4915 Level Exploration Drift.  Approximately 300 m of drifting will be required including a hanging wall drill platform excavated between 500N to 509N sections.  Some drill holes can be reached via the existing 5095 Level Exploration Drift (Table 1-3).

Diamond drilling is also required on the north and south extremities to maximize current known resources.  At this time, Scott Wilson RPA recommends that LDIM not drill north of 510N or south of 499N sections until an evaluation of results has been completed.  These sections were laid out using off-azimuth holes from the previous sections, assuming the drill drift laid out only went this far. Scott Wilson RPA estimates that 40 diamond drill holes totalling 26,860 m would be required.

The estimated cost for this phase of diamond drilling is approximately $3.1 million.  Excavation costs for the 4915 Level Exploration Drift are estimated to be an additional $1.2 million.

1-4

TABLE 1-3   PROPOSED DIAMOND DRILL HOLES FOR THE MIDDLE OFFSET ZONE HORIZON

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Hole Number	Section	Drill Horizon	Length	Easting	Northing	Elevation	Azimuth	Dip
L1	499	4915	550	32457.69	31837.85	-100.50	247.0	-37.0
L2	499	4915	595	32457.69	31837.85	-100.50	247.0	-43.0
L3	499	4915	635	32457.69	31837.85	-100.50	247.0	-48.5
L4	499	4915	700	32457.69	31837.85	-100.50	247.0	-53.0
L5	499	4915	750	32457.69	31837.85	-100.50	247.0	-57.0
L6	500	4915	600	32457.69	31837.85	-100.50	251.0	-43.0
L7	500	4915	725	32457.69	31837.85	-100.50	251.0	-55.0
L8	500	4915	825	32457.69	31837.85	-100.50	251.0	-59.0
L9	501	4915	570	32447.77	31866.67	-100.50	251.0	-41.0
L10	501	4915	680	32447.77	31866.67	-100.50	251.0	-50.5
L11	501	4915	800	32447.77	31866.67	-100.50	251.0	-57.0
L12	502	4915	620	32437.84	31895.49	-100.50	251.0	-44.0
L13	502	4915	675	32437.84	31895.49	-100.50	251.0	-50.0
L14	502	4915	760	32437.84	31895.49	-100.50	251.0	-55.0
L15	503	4915	670	32427.92	31924.31	-101.22	251.0	-49.0
L16	503	4915	730	32427.92	31924.31	-101.22	251.0	-54.5
L17	504	4915	640	32416.84	31952.73	-101.20	251.0	-47.0
L18	504	4915	700	32416.84	31952.73	-101.20	251.0	-52.0
L19	504	4915	750	32416.84	31952.73	-101.20	251.0	-57.0
L20	505	4915	700	32296.15	31935.89	-102.03	251.0	-48.0
L21	505	4915	800	32405.75	31981.15	-101.22	251.0	-55.0
L22	505	4915	860	32405.75	31981.15	-101.22	251.0	-61.0
L23	506	4915	700	32394.67	32009.57	-101.22	251.0	-59.0
L24	507	5095	650	32199.55	31974.62	84.65	251.0	-74.0
L25	507	5095	750	32199.55	31974.62	84.65	251.0	-78.0
L26	507	4915	550	32383.59	32037.99	-101.22	251.0	-46.0
L27	507	4915	600	32383.59	32037.99	-101.22	251.0	-53.0
L28	507	4915	675	32383.59	32037.99	-101.22	251.0	-58.0
L29	507	4915	700	32383.59	32037.99	-101.22	251.0	-64.0
L30	507	4915	800	32383.59	32037.99	-101.22	251.0	-69.0
L31	508	5095	610	32199.55	31974.62	84.65	262.5	-75.5
L32	508	5095	760	32199.55	31974.62	84.65	266.0	-79.5
L33	508	4915	600	32373.67	32066.81	-101.22	251.0	-56.0
L34	508	4915	650	32373.67	32066.81	-101.22	251.0	-61.5
L35	508	4915	710	32373.67	32066.81	-101.22	251.0	-67.0
L36	509	4915	480	32363.74	32095.63	-101.22	251.0	-49.0
L37	509	4915	520	32363.74	32095.63	-101.22	251.0	-56.0
L38	509	4915	590	32363.74	32095.63	-101.22	251.0	-63.0
L39	509	4915	650	32363.74	32095.63	-101.22	251.0	-68.5
L40	510	4915	530	32363.74	32095.63	-101.22	256.5	-53.0

40			26,860

1-5

Top Offset Zone Horizon Preliminary Development Drilling

Closer spaced level and stope definition drilling on a 15 m x 15 m pattern will be required for initial level placement and stope definition.  The information would also be used to assist with variography and classification exercises in other areas of the Offset Zone. This drilling would occur once a potential ramp system is completed.  Diamond drill holes should be less than 150 m in length to ensure accurate spatial location control.

Resource Drilling in the Area Between B2 and Offset Zone Faults

Test drilling in the area between the B2 and Offset Zone faults will be required to explore the potential for localized grade and lithological continuity.  This would be best accomplished once the development is in place for the top Offset Zone horizon preliminary development drilling.

Offset Zone Deep Resource Drilling Below -700 m Elevation

While there is a high potential for additional resources below this level, the potential for economic extraction would depend upon successful mining of the resources from 0 m to -700 m elevations.

UPDATE OF METALLURGICAL STUDIES

Updated Offset Zone metallurgical studies should proceed concurrently with the proposed diamond drill programs.  The estimated cost for sample collection and in-house metallurgical testing is approximately $100,000.

DIAMOND DRILL HOLE DATABASE QA/QC

Scott Wilson RPA recommends that a geologist be designated as the manager responsible for the Drill Hole Database and related QA/QC analysis and reporting. A comprehensive QA/QC program for assay validation is performed by NAP Exploration including blanks, standards and duplicates; however, continuous follow-up is required to ensure that benchmarks are met.

1-6

BULK DENSITY

Scott Wilson RPA recommends that NAP Exploration conduct specific gravity measurements on all sampled diamond drill core.

VARIOGRAPHY

Scott Wilson RPA recommends that detailed variography studies be undertaken once additional fill-in diamond drilling has been completed.  The variography study should also focus on splitting the domains north and south of 506N Section where a change in both strike and dip can be seen in both the HG and MID subzones.

RESOURCE MODEL UPDATE

The Offset Zone resource model should be updated once the proposed drill programs and updated metallurgical testing have been completed.  Scott Wilson RPA recommends that both palladium equivalent (PdEq) and palladium plus platinum (Pd+Pt) equivalent be reviewed for net smelter return (NSR) and cut-off grade determinations.

1-7

TECHNICAL SUMMARY

PROPERTY DESCRIPTION AND LOCATION

The LDIM property comprises approximately 86.4 km2 of mineral claims and leases.  The property is located at latitude 49o10’ N, longitude 89o37’ W, 85 km northwest of the community of Thunder Bay in northwestern Ontario.

The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario forest with numerous lakes and beaver swamps.

LAND TENURE

Lac des Iles Mines Ltd. (LDI) holds six mining leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, 2531, and 2532 comprising 3,416.3 ha.  Contiguous with these leases are 54 mineral claims consisting of 331 claim units covering 5,119.1 ha, for a total property area of 8,535.3 ha.  LDI is required to pay a royalty to the Sheridan Platinum Group of Companies (SPG) equal to 5% of the Net Cash Proceeds

SITE INFRASTRUCTURE

Access to the site is via paved Provincial Highway No. 527 from Thunder Bay and then via a 15 km all-weather private road to the mine site.  Thunder Bay is the major service centre for northwestern Ontario and provides most of the services required by the operation.  This includes an airport with regular daily service to major Canadian cities, rail connections, and ocean access via the Great Lakes and St. Lawrence Seaway. Most mine and mill consumables including fuel, cement, and propane are readily available in Thunder Bay.

The main site facilities are the new camp area, the old camp area, main office and tire shop, the old mill area, the new mill area, which includes the open pit shops, warehouse and operational offices, the old concentrator building, the open pit and stockpile area, the underground portal and related ventilation accesses, and the tailings management facility.

1-8

HISTORY

Geological investigations in the area began with reconnaissance mapping in the early 1930s, and again in the late 1960s, sparked by the discovery of aeromagnetic anomalies in the late 1950s. Various exploration programs were undertaken over the next 25 years by a number of companies.

In 1990, Madeleine Mines Ltd., a predecessor company to NAP, developed the property, and commercial open pit production of the Roby Zone was achieved in December 1993. From 1999 to 2001, the NAP exploration arm carried out an extensive drilling campaign on behalf of LDI that identified mineralization at depth, below the ultimate pit bottom.  The drilling identified two zones with potential for underground mining: the Main High Grade Zone and the Offset High Grade Zone.

Underground development on the High Grade Zone below the Roby pit started in 2004, with underground commercial production initiated in March 2006.

From 2001 to 2006, NAP Exploration drilled some 63 holes totalling 62,022 m from both underground and surface diamond drilling programs to explore the zone.  The 2006 drilling was planned to confirm grade continuity at hole spacing in the zone of 50 m by 50 m and upgrade a portion of the Inferred Resources to Indicated.

GEOLOGY

The Lac des Iles area is underlain by mafic to ultramafic rocks of the Archean Lac des Iles Intrusive Complex (LDI-IC).  These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province.  The LDI-IC lies immediately north of the Wabigoon-Quetico Subprovince boundary, which extends some 300 km from Rainy Lake to Lake Nipigon.  The LDI-IC is the largest of a series of mafic and ultramafic intrusions that occur along the boundary and which collectively define a 30 km diameter circular pattern in the LDIM area.

The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3.0 km long by 1.5 km wide.  These rocks, locally termed the Mine

1-9

Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions.  The MBI is host to a number of platinum-group metal (PGM or PGE) deposits, and the most important of these is the Roby Zone.  The Roby Zone consists of three subzones: the North Roby Zone, High Grade Zone, and Breccia Zone.

The Offset Zone, a higher grade zone similar to the High Grade Zone, is located below the Offset Fault structure, where it is displaced down and approximately 300 m to the west.  The Offset Zone was originally subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone. The Offset Zone mineralization has now been subdivided into three subzones: the HG Subzone, the MID Subzone, and the FW Subzone. The Offset Zone mineralization has also been subdivided into three horizons: the top (tOZ), middle (mOZ) and bottom (bOZ).

Platinum-group metal and base metal mineralization in the Lac des Iles intrusion occurs in both primary and secondary situations within sulphide and silicate minerals. Mineralization appears to be dominantly stratabound along the contact between the East Gabbro (EGAB) and the mineralized Heterolithic Gabbro Breccia (HGABBX) units.  Within the HGABBX, there is a high-grade core typically constrained to an easily recognized ultramafic unit, the pyroxenite.

Visible PGM mineralization is rare to nil, and difficult to predict. In general, PGM economic grade mineralization is anticipated within gabbroic to pyroxenitic rocks (in close proximity to the marker unit EGAB) that exhibit strong sausseritization of plagioclase feldspars, strong talcose alteration to amphiboles, and association with either disseminated or blebby secondary sulphides.

MINERAL RESOURCES AND MINERAL RESERVES

The Offset Zone Mineral Resource estimates, presented in Tables 1-4 and 1-5, were carried out in Gemcom GEMS 6.1.4 using a block model method constrained by wireframe grade-shell models, with Ordinary Kriging (OK) interpolation. Results from the 2007 diamond drilling program led to a complete reinterpretation of the geological

1-10

wireframe models including the recognition of the MID Subzone. Direct comparisons with previous grade tonnage tables should be done with caution.

TABLE 1-4  INDICATED MINERAL RESOURCES BY SUBZONE AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Category	Tonnes	Pd	Pt	Au	Cu	Ni
		(000)	(g/t)	(g/t)	(g/t)	(%)	(%)
HG	Indicated	4,418	6.33	0.47	0.45	0.122	0.152
MID	Indicated	7,191	4.36	0.33	0.34	0.110	0.124
FW	Indicated	722	3.55	0.33	0.27	0.101	0.106
Total	Indicated	12,331	5.02	0.38	0.37	0.114	0.133

TABLE 1-5   INFERRED MINERAL RESOURCES BY SUBZONE AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Category	Tonnes	Pd	Pt	Au	Cu	Ni
		(000)	(g/t)	(g/t)	(g/t)	(%)	(%)
HG	Inferred	2,846	5.18	0.39	0.35	0.126	0.137
MID	Inferred	1,762	4.33	0.34	0.29	0.098	0.111
FW	Inferred	29	3.47	0.39	0.23	0.09	0.09
Total	Inferred	4,637	4.85	0.37	0.33	0.115	0.127

Notes:

1.               CIM definitions were followed for the estimation of Mineral Resources.

2.               Mineral Resources are estimated at a palladium equivalency (PdEq) cut-off of 5.75 g/t (PdEq g/t = Pd + 2.93(Pt g/t) + 2.60(Au g/t) + 7.55(Ni %) + 4.90(Cu%) + Co constant of 0.05148).  Wireframes were constructed at a PdEq of 4.00 g/t and a minimum four-metre true width.

3.               Long-term US$ metal prices of $300.00/oz palladium, $1,000.00/oz platinum, $850.00/oz gold, $7.00/lb nickel, $2.50/lb copper and $25.00/lb cobalt were used in the estimation of PdEq.

4.               Metal recovery assumptions of 80% palladium, 70% platinum, 75% gold, 40% nickel, 85% copper and 15% cobalt were used in the estimation of PdEq.

5.               US$/C$ exchange rate for the estimate was 1.10.

6.               Bulk density is 2.89 t/m3.

7.               Resources were estimated to a maximum depth of 1,200 m.

The grade estimation was constrained using wireframe models, which were constructed by Scott Wilson RPA and reviewed by NAP personnel using geologically interpreted palladium mineralized intersections with a 4 g/t PdEq cut-off and a nominal

1-11

minimum width of four metres.  The PdEq was calculated from metal price and metal recovery assumptions, with economic contributions from palladium, platinum, gold, copper, nickel and cobalt.

The wireframes were interpreted from diamond drill information collected by NAP. In total, three parallel lenses, or zones, of palladium-rich polymetallic mineralization were identified, approximately 570 m to 1,170 m below surface, stratabound between the EGAB and HGABBX.

The drill hole database contained 114 holes, totalling 89,664 m of drilling.  Scott Wilson RPA carried out validation exercises on the database and found no significant errors. In Scott Wilson RPA’s opinion, the database is suitable for use in the estimation of Mineral Resources.

High-grade samples were capped, according to zone, before compositing. Samples were composited to nominal two-metre lengths prior to grade estimation. Geostatisitcal analyses of the composites were used to evaluate search parameters for use in the grade estimation.  The block model was constrained by interpreted 3D wireframes of the mineralized zones. Palladium, platinum, gold, copper and nickel grades were estimated into blocks using OK interpolation.  Each block was assigned a PdEq calculated from metal price and metal recovery assumptions, with economic contributions from platinum, gold, copper, nickel and cobalt. A constant bulk density (specific gravity of 2.89 t/m3) was utilized.

Validation exercises were carried out on the block model grade estimation to confirm that it performed correctly. These validation exercises included:

a.               Inspection of the OK block model grades in plan and section views and comparing them to the drill hole grades;

b.              Comparison of the global mean grades based on nearest neighbour (NN), inverse distance squared (ID2) and OK estimation methods.

1-12

Mineral Resources have been classified according to CIM Definition Standards on Mineral Resources and Mineral Reserves (CIM definitions), as incorporated in NI 43-101.  All blocks estimated during the grade interpolation were assigned at least an Inferred category.  Mineral Resources were selected based on a minimum 5.75 g/t PdEq and classified based on drill hole spacing and grade continuity.  Estimated blocks less than 30 m from the nearest composite were generally upgraded to Indicated.  The blocks were then inspected in plan view to define a reasonably coherent volume of Indicated blocks with a more or less uniform density of drilling. Isolated Indicated blocks outside this volume were manually downgraded to Inferred. The Mineral Resources were estimated to a maximum depth of 1,200 m.

MINING OPERATIONS

The underground High Grade Zone, which has similar mineralization and grades, began commercial production in 2006.

MINERAL PROCESSING

The processing plant at LDIM started operation in 1993 and, therefore, a baseline exists for mineral processing of the Offset Zone resources.  The Offset Zone, however, differs somewhat in host rock in that there is a higher breccia component compared to the pyroxenite-rich High Grade Zone above it.  Initial tests for baseline recoveries and MgO levels for Offset Zone samples were carried out by LDI in 2006.

SOCIO-ECONOMIC ASPECTS OF EXPLORATION ACTIVITIES AND ENVIRONMENTAL CONSIDERATIONS

LDIM has a defined working relationship with the local Gull Bay First Nation community and other stakeholders in the Spruce River Forest area.  The population and workforce of northwestern Ontario would benefit from the potential exploration of the Offset Zone resources.

1-13

2    INTRODUCTION AND TERMS OF REFERENCE

Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) was retained by Dr. William Stone, P. Geo., Vice President Exploration of North American Palladium Ltd. (NAP), to update the Mineral Resource estimate of the Offset High Grade Zone (Offset Zone) at the Lac des Iles Mine (LDIM) and to prepare an independent report in compliance with NI 43-101 Standards of Disclosure for Mineral Projects. Historically, the Offset Zone was subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone (the Offset zones).  The Offset Zone is the fault-offset, down-dip extension of the High Grade Zone that is currently being mined underground below the Roby open pit at LDIM.

Scott Wilson RPA’s familiarity with the LDI operation dates back to 2003 when Scott Wilson RPA completed a pre-feasibility study for underground mining at LDIM on July 31, 2003.  Scott Wilson RPA prepared a new underground resource block model in November 2003 and completed a feasibility study for underground mining at the LDIM on February 27, 2004.  Scott Wilson RPA also assisted mine personnel with updating the open pit resource block model in July 2003, as well as underground Mineral Resource and Mineral Reserve updates for 2005 and 2006.  On February 23, 2007, Scott Wilson RPA issued a NI 43-101 Technical Report for a new underground Mineral Resource estimate of the Offset Zone located at LDIM.  On October 31, 2007, Scott Wilson RPA issued a separate NI 43-101 Technical Report to support the disclosure of Mineral Resources and Mineral Reserves of the LDIM to June 30, 2007.

CURRENT STATUS

On October 21, 2008, NAP announced (NAP, 2008c) that due to declining metal prices it would temporarily place LDIM on a care and maintenance basis effective October 29, 2008.

2-1

Following the closure of operations, NAP intends to restrict spending at LDIM while management focuses on strategic initiatives including:

•                  Continuing the work required to complete a feasibility study on the Offset Zone at LDIM.

•                  Ongoing drilling and exploration to further delineate reserves and resources at LDIM, as well as grassroots exploration on property adjacent to the mine.

SOURCES OF INFORMATION

The current report was carried out by Mr. Ian T. Blakley, P. Geo., Scott Wilson RPA Senior Consulting Geologist.  Mr. Blakley first visited the property from September 11 to 14, 2007, which included an audit of both mine and exploration activities. On May 30, 2008, Mr. Blakley visited the NAP Thunder Bay Exploration office to review preliminary geology interpretations and obtain drill program data. A site visit to LDIM was carried out by Mr. Blakley on July 15, 2008. During this visit, Mr. Blakley finalized the wireframe interpretations with Ms. K. Nelson, P.Geo., LDIM Exploration Geologist, and Mr. D. Penna, P.Geo., LDIM Chief Geologist.

Discussions were held with the following technical (and operational) personnel:

•                  Krista Nelson, P.Geo., LDIM Exploration Geologist

•                  David Penna, P.Geo., Chief Geologist LDIM

•                  Dr. William Stone, P.Geo. Ph.D., Vice President of Exploration, NAP

•                  David Passfield, P.Eng. Vice President of Operations, NAP

•                  Laila Sedore, P.Eng., LDIM Mill Superintendent and Environmental Coordinator

•                  Bill McKinney, LDIM Operations Manager

The documentation reviewed, and other sources of information, are listed at the end of this report in Section 21 References.

2-2

LIST OF ABBREVIATIONS

Units of measurement used in this report conform to the SI (metric) system.  All currency in this report is US dollars (US$) unless otherwise noted.

μ	micron
°C	degree Celsius
°F	degree Fahrenheit
μg	microgram
A	ampere
a	annum
bbl	barrels
Btu	British thermal units
C$	Canadian dollars
cal	calorie
cfm	cubic feet per minute
cm	centimetre
cm2	square centimetre
d	day
dia.	diameter
dmt	dry metric tonne
dwt	deadweight ton
ft	foot
ft/s	foot per second
ft2	square foot
ft3	cubic foot
g	gram
G	giga (billion)
Gal	imperial gallon
g/L	gram per litre
g/t	gram per tonne
gpm	imperial gallons per minute
gr/ft3	grain per cubic foot
gr/m3	grain per cubic metre
hr	hour
ha	hectare
hp	horsepower
in	inch
in2	square inch
J	joule
k	kilo (thousand)
kcal	kilocalorie
kg	kilogram
km	kilometre
km/h	kilometre per hour
km2	square kilometre
kPa	kilopascal
kVA	kilovolt-amperes
kW	kilowatt
kWh	kilowatt-hour
L	litre
L/s	litres per second
m	metre
M	mega (million)
m2	square metre
m3	cubic metre
min	minute
MASL	metres above sea level
mm	millimetre
mph	miles per hour
MVA	megavolt-amperes
MW	megawatt
MWh	megawatt-hour
m3/h	cubic metres per hour
opt, oz/st	ounce per short ton
oz	Troy ounce (31.1035g)
oz/dmt	ounce per dry metric tonne
ppm	part per million
psia	pound per square inch absolute
psig	pound per square inch gauge
RL	relative elevation
s	second
st	short ton
stpa	short ton per year
stpd	short ton per day
t	metric tonne
tpa	metric tonne per year
tpd	metric tonne per day
US$	United States dollar
USg	United States gallon
USgpm	US gallon per minute
V	volt
W	watt
wmt	wet metric tonne
yd3	cubic yard
yr	year

2-3

3                      RELIANCE ON OTHER EXPERTS

This report has been prepared by Scott Wilson Roscoe Postle Associates Inc. (Scott Wilson RPA) for Lac des Iles Mines Ltd (LDI).  The information, conclusions, opinions, and estimates contained herein are based on:

•                  Information available to Scott Wilson RPA at the time of preparation of this report,

•                  Assumptions, conditions, and qualifications as set forth in this report, and

•                  Data, reports, and other information supplied by LDI and other third party sources.

For the purpose of this report, Scott Wilson RPA has relied on ownership information provided by LDI.  Scott Wilson RPA has not researched property title or mineral rights for the LDIM and expresses no opinion as to the ownership status of the property.

Except for the purposes legislated under provincial securities laws, any use of this report by any third party is at that party’s sole risk.

3-1

4                      PROPERTY DESCRIPTION AND LOCATION

The LDIM property comprises approximately 86.4 km2 of mineral claims and leases.  The property is located at latitude 49o10’ N, longitude 89o37’ W, 85 km northwest of the community of Thunder Bay in northwestern Ontario (Figure 4-1).

The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario forest with numerous lakes and beaver swamps.

LAND TENURE

Lac des Iles Mines Ltd. (LDI), a wholly owned subsidiary of NAP, holds six mining leases, Land Registry Parcel Nos. 2982, 2983, 2984, 2985, 2531, and 2532 comprising 3,416.3 ha.  Contiguous with these leases are 54 mineral claims consisting of 331 claim units covering 5,119.1 ha, for a total property area of 8,535.3 ha (Tables 4-1 and 4-2, Figure 4-2).

The mine site straddles the Spruce River and Dog River/Matawin Forests.  The land surrounding the mine is Crown Land, with limited access that was used primarily for recreation, forest resource extraction, and trapping.  LDIM is the only developed mine in the area.  The mine area is part of a registered trap line.  LDI co-operates with the Sustainable Forest Licence holders, utilizing the area, to ensure that marketable timber on the mine site is harvested.

SURFACE RIGHTS

LDIM owns the surface rights to some of the leases as shown in Table 4-1.  LDIM does not own the surface rights to any of the claims.

4-1

Hudson Bay
N
Manitoba
James Bay
ONTARIO
Québec
Pickle Lake
Red Lake
Lac des Iles Mine
Kenora
Sioux Lookout
Thunder Bay
Lake Superior
Timmins
Rouyn-Noranda
Chapleau
Kirkland Lake
Val d'Or
Sault Ste Marie
Sudbury
North Bay
Ottawa
Lake Michigan
Lake Huron
U. S. A.
Toronto
Lake Ontario
Windsor
Lake Erie
0 100 200 300 400 500
Kilometres
January 2009

Figure 4-1

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*
*Northwestern Ontario, Canada*

**Location Map**

4-2

TABLE 4-1   LEASE DISPOSTION AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Claim No.	Parcel No.	Area (ha)	Lease No.	Due Date	Annual Taxes ($)	Comment

CLM251	2982LTB	235.0	104108 G4000197	31-Aug-27	705	Surface and Mining Rights

CLM252	2983LTB	314.4	104109 G4000189	31-Aug-27	1,024	Surface and Mining Rights

CLM253	2985LTB	395.7	104108 G4000192	31-Aug-27	1,187	Surface and Mining Rights

CLM254	2984LTB	497.4	104108 G4000451	31-Aug-27	1,492	Mining Rights Only

CLM430	2531LTB	348.4	107903	30-Sep-27	1,045	Surface and Mining Rights

CLM431	2532LTB	1,625.3	107902	30-Sep-27	5,086	Surface and Mining Rights

Total		3,416.2

TABLE 4-2   CLAIM DISPOSITION AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Township / Area	Claim Number	Unit Size	Area (ha)	Recording Date	Claim Due Date	Work Required ($)
LAC DES ILES	1207892	6	96.4	03-Feb-95	03-Feb-09	2,400
LAC DES ILES	1207893	6	102.2	03-Feb-95	03-Feb-09	2,400
LAC DES ILES	1232007	6	98.5	05-Feb-98	05-Feb-09	2,400
LAC DES ILES	1232008	2	39.1	06-Feb-98	06-Feb-09	800
LAC DES ILES	1217213	6	98.8	21-Feb-97	21-Feb-09	2,400
LAC DES ILES	1165555	12	190.0	06-Mar-92	06-Mar-09	4,800
LAC DES ILES	1165557	3	62.8	06-Mar-92	06-Mar-09	1,200
LAC DES ILES	1165558	8	134.6	06-Mar-92	06-Mar-09	3,200
LAC DES ILES	1191467	4	59.6	25-Mar-94	25-Mar-09	1,600
LAC DES ILES	1217347	1	12.5	14-Apr-98	14-Apr-09	400
LAC DES ILES	1232009	1	8.3	14-Apr-98	14-Apr-09	400
LAC DES ILES	1232010	2	33.6	14-Apr-98	14-Apr-09	800
LAC DES ILES	1232011	2	32.3	14-Apr-98	14-Apr-09	800
LAC DES ILES	1232742	4	69.0	21-Apr-98	21-Apr-09	1,600
LAC DES ILES	873576	1	16.6	05-May-86	05-May-09	400
LAC DES ILES	873577	1	13.4	05-May-86	05-May-09	400
LAC DES ILES	873578	1	16.4	05-May-86	05-May-09	400
LAC DES ILES	873579	1	17.2	05-May-86	05-May-09	400
LAC DES ILES	873580	1	13.8	05-May-86	05-May-09	400
LAC DES ILES	873581	1	16.3	05-May-86	05-May-09	400

4-3

Township / Area	Claim Number	Unit Size	Area (ha)	Recording Date	Claim Due Date	Work Required ($)
LAC DES ILES	1232619	8	151.8	07-May-98	07-May-09	3,200
LAC DES ILES	1232620	8	126.7	07-May-98	07-May-09	3,200
LAC DES ILES	909816	1	11.8	16-May-86	16-May-09	400
LAC DES ILES	1215285	12	208.3	17-Jun-96	17-Jun-09	4,800
LAC DES ILES	1215286	1	8.5	17-Jun-96	17-Jun-09	400
LAC DES ILES	1215287	1	9.2	17-Jun-96	17-Jun-09	400
LAC DES ILES	1215288	1	16.3	17-Jun-96	17-Jun-09	400
LAC DES ILES	1215289	15	261.3	17-Jun-96	17-Jun-09	6,000
LAC DES ILES	1215290	15	222.0	17-Jun-96	17-Jun-09	6,000
LAC DES ILES	1215291	15	217.6	17-Jun-96	17-Jun-09	6,000
LAC DES ILES	1215292	3	24.9	17-Jun-96	17-Jun-09	1,200
LAC DES ILES	1215294	3	36.2	17-Jun-96	17-Jun-09	1,200
LAC DES ILES	1232962	12	216.3	29-Jun-99	29-Jun-09	4,800
SHELBY LAKE	1238057	16	259.2	29-Jun-99	29-Jun-09	6,400
SHELBY LAKE	1238058	16	257.3	29-Jun-99	29-Jun-09	6,400
SHELBY LAKE	1238059	16	255.2	29-Jun-99	29-Jun-09	6,400
LAC DES ILES	1238060	6	75.0	29-Jun-99	29-Jun-09	2,400
LAC DES ILES	1238061	15	198.9	29-Jun-99	29-Jun-09	6,000
LAC DES ILES	1238062	15	174.4	29-Jun-99	29-Jun-09	6,000
LAC DES ILES	1205064	12	192.2	20-Jul-99	20-Jul-09	4,800
LAC DES ILES	1191463	6	99.3	23-Aug-93	23-Aug-09	2,400
LAC DES ILES	1191464	9	126.6	23-Aug-93	23-Aug-09	3,600
LAC DES ILES	1194309	4	51.8	09-Sep-91	09-Sep-09	1,600
LAC DES ILES	864416	1	12.6	19-Nov-85	19-Nov-09	400
LAC DES ILES	864417	1	15.6	19-Nov-85	19-Nov-09	400
LAC DES ILES	864418	1	12.8	19-Nov-85	19-Nov-09	400
LAC DES ILES	864419	1	12.1	19-Nov-85	19-Nov-09	400
LAC DES ILES	864420	1	13.0	19-Nov-85	19-Nov-09	400
LAC DES ILES	864421	1	13.5	19-Nov-85	19-Nov-09	400
LAC DES ILES	1187071	4	56.9	02-Dec-94	02-Dec-09	1,600
LAC DES ILES	1200770	11	161.8	02-Dec-94	02-Dec-09	4,400
LAC DES ILES	845318	1	8.6	04-Dec-85	04-Dec-09	400
HEAVEN LAKE	1245678	15	233.7	08-Dec-00	08-Dec-10	6,000
HEAVEN LAKE	1245679	15	247.0	08-Dec-00	08-Dec-10	6,000

	54	331	5,119.4	—	—	132,400

4-4

306,000 E
308,000 E
310,000 E
312,000 E
314,000 E
116,000 E
HEAVEN LAKE AREA
G-0729
LAC DES ILES AREA
G-0739
SHELBY LAKE AREA
G2512
5,458,000 N
5,456,000 N
5,454,000 N
5,452,000 N
5,450,000 N
5,448,000 N
5,446,000 N
5,444,000 N
5,442,000 N
N
1245678
1245679
1215285
1215286
1215288
1232009
1232008
873577
873578
1205064
873580
909816
873579
1215287
1215289
873576
873581
1232007
1191484
1191467
1232011
1191483
1215290
1215291
1207893
1207892
1232010
1215292
864416
864419
1215294
864417
864420
1232742
864418
864421
1217213
1217347
845318
1232819
CLM254
1232820
CLM253
ROBY PIT
Access Road
CLM430
1232982
CLM252
1165557
1194309
1165555
1238082
CLM251
1165558
CLM431
1187071
1238081
1200770
1238080
1238057
1238058
1238059
Legend:
Exploration Claim
Mining Lease
0
1
2
3
4
Kilometres
Map Projection: UTM Zone 16, NAD 83
Figure 4-2
Lac des Iles Mines Ltd.
Lac des Iles Mine Offset Zone
Northwestern Ontario, Canada
Claim Location Map
January 2009
Source: Lac des Iles Mines Ltd., 2007.

4-5

AGREEMENTS (ROYALTIES, OBLIGATIONS AND ENCUMBRANCES)

The following information was obtained from NAP’s in-house legal counsel.

NAP is required to pay a royalty to the Sheridan Platinum Group of Companies (SPG) equal to 5% of the Net Cash Proceeds, as defined in the agreement, from mining operations until the expiration of the Lac des Iles leases.

The term “net cash proceeds” is defined in the royalty agreement generally as the net proceeds of sale receivable by LDI from the production and sale of concentrates from LDIM after deducting the costs of sampling, assaying, transporting and insuring the concentrate; smelting, processing and refining charges and penalties (excluding LDI’s own processing costs); and all applicable taxes and royalties that must be paid in respect of the mining operations.  All mining operations at LDIM are on the mining leases covered by the royalty agreement.

4-6

5                      ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

ACCESSIBILITY

Access to the site is via paved Provincial Highway No. 527 from Thunder Bay and then via a 15 km all-weather private road to the mine site.  One-way travel time is approximately 1.5 hours depending upon weather conditions. The site itself is served by well-maintained hard surface roads.

CLIMATE

The Lac des Iles area experiences hot summers and cold, snowy winters.  Maximum and minimum temperatures range from an extreme low of –30oC in the winter months to an extreme high of 38oC in the summer months.  Winter lows of –30oC are not uncommon in January and February.

Mean annual precipitation for LDIM is approximately 714 mm.  The area is snow-covered for 5.5 months per year, with monthly snowfalls ranging from 270 mm to 450 mm in winter.  Prevailing winds at Lac des Iles are from the northwest.  The relative humidity ranges from 50% to 77%.

Weather conditions are rarely severe enough to halt mining operations and generally the only issue is related to safe traction on the access roads and ramps within the open pit. Mill operations are enclosed and are not exposed to the weather other than feed inputs.  LDIM does not budget for weather-related shutdowns in the mines.

LOCAL RESOURCES

Thunder Bay, with a population of approximately 120,000 (2001 Census), is the major service centre for northwestern Ontario and provides most of the services required

5-1

by the operation.  This includes an airport with regular daily service to major Canadian cities, rail connections, and ocean access via the Great Lakes and St. Lawrence Seaway.

Most mine and mill consumables including fuel, cement, and propane are readily available in Thunder Bay.  Due to the project’s proximity to Thunder Bay, LDIM has had recent success in hiring experienced staff and personnel with good mining and processing expertise.  Most staff operate on either a 4 day on/3 day off or 7 day on/7 day off shift.  Contract miners operate on a 28 day in/14 day out schedule.

LDIM, GULL BAY FIRST NATION AND SPRUCE RIVER GROUP COMMUNITY RELATIONS

The Spruce River Forest area is located north of the city of Thunder Bay and is within the traditional lands of the Gull Bay First Nation community.  The community of Gull Bay First Nation is situated on the southwest shore of Lake Nipigon, approximately 195 km north of Thunder Bay on Highway 527.  It is a small community which is home to 298 band members. The total number of registered band members both on and off reserve is 1,050. Preservation of the natural habitat is of great concern to the First Nation people.

A Sustainable Forest Management Plan is in place to protect and maintain the Spruce River Forest ecosystem. This is a 20-year forest management program that contains resource management objectives, targets and indicators of sustainability. Public participation and consultation is a requirement as defined in the Crown Forest Sustainability Act (1994).

The Local Citizens Committee (LCC) was formed in 1995 and has been actively involved in the forest management planning process. Monthly LCC meetings are held amongst all interested parties to summarize forest management plans, objectives and strategies. Local First Nation communities were also provided with the opportunity to participate in the Forest Management Aboriginal Consultation Program.

LDI provides the Gull Bay First Nation community with relevant information on mining activities. A Working Group Committee consisting of key Lac des Iles employees

5-2

and Gull Bay First Nation members was formed to facilitate this communication process. Monthly Working Group Committee meetings are held to discuss and respond to any First Nation community concerns and issues. To enhance this communication process, LDI has recently employed a Community Liaison Coordinator. The responsibility of the Liaison Coordinator is to serve the interests of both the Gull Bay First Nation community and the company.

INFRASTRUCTURE

A site plan drawing is shown in Figure 5-1.  The main facilities are the new camp area, the old camp area, main office and tire shop, the old mill area, the new mill area, which includes the open pit shops, warehouse and operational offices, the old concentrator building, the open pit and stockpile area, the underground portal and related ventilation accesses, and the tailings management facility.

CAMP FACILITIES

A 324-person camp and recreational complex was built in conjunction with the construction of the new mill.  This facility was expanded in 2006 to accommodate the underground workforce.

WAREHOUSE AND LOGISTICS

All purchasing is handled by the on-site staff, with regular freight movement between the site and Thunder Bay.  On-site warehouse space accommodates spares for open pit and underground mining, as well as milling operations. The trucking contractor maintains a transshipping warehouse in Thunder Bay for LDIM material.  Road access to the site is adequate for moving in most materials, including oversize mining equipment.

STOCKPILES

Waste dumps and ore stockpiles of various grades have been established on surface near the concentrator facilities.  One significant aspect is that the waste rock from pit walls is relatively benign and classified as non-acid generating.  Similar waste rock from the underground workings is placed as fill in the mined underground stopes.

5-3

TAILINGS MANAGEMENT FACILITY

Tailings from the mill are deposited and water reclaimed for use in the concentrator.  The Tailings Management Facility is presently being expanded to meet life of mine capacity.

SERVICES

Water and sewer services are supplied independently for each facility and are considered by LDI to be adequate for current needs.  Expansion of potable water and sewer services were completed for the underground workforce additions.

POWER

Electrical power is supplied by Hydro One via a 118 kV line to a main substation on site.  Site distribution is maintained by LDI and consists of 4,160 V overhead lines around the site.  There is a services agreement with Hydro One in place.

PHYSIOGRAPHY

LDIM is located in northwestern Ontario which lies within the Superior Province of the Canadian Precambrian Shield, a boreal forest region typified by uplands forested mostly by black spruce, birch, poplar and jack pine, and low areas of numerous lakes and treed swamps.  Drainage is poorly integrated and generally south to Lake Superior.  Local land use is primarily forestry related.  The topography of the site is favourable for the placement of facilities, being generally of low relief.  Elevations on the property range from 418 masl to 550 masl, exclusive of the open pit.

5-4

ULTIMATE ROCK PILE LIMITS
1238621
1238053
TBT PROPOSED NORTHWEST TMF
ULTIMATE EXTENT OF TAILINGS
1238054
ULTIMATE PIT LIMITS
OPERATIONS CAMP
ULTIMATE EXTENT OF TAILINGS
1165549
0 200 400 600 800 1000
Metres

Figure 5-1

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Site Plan**

*January 2009*

***Source: Lac des Iles Mines Ltd., 2007.***

5-5

6                      HISTORY

Geological investigations in the area began with reconnaissance mapping by Jolliffe (1934), followed by more detailed mapping of the area by Pye (1968). Economic interest in the area was sparked by the discovery of aeromagnetic anomalies in the late 1950s. Significant palladium mineralization was first discovered in the Roby Zone in 1963 by prospectors.  Various exploration programs were undertaken over the next 25 years by a number of companies, including Gunnex Ltd., Anaconda Ltd., Texas Gulf Sulphur Co. Inc., and Boston Bay Mines Ltd.

In 1990, Madeleine Mines Ltd., a predecessor company to NAP, developed the property.  After intermittent production and continuing capital expenditures, commercial open pit production of the Roby Zone was achieved in December 1993.  NAP was formed as an outcome of corporate reorganization.  In 2000, LDIM commenced an expansion program and a new mill was commissioned in the second quarter of 2001 to achieve its rated 15,000 tpd throughput in August 2002.

A major Phase Four push back of the south and east pit wall was undertaken in 2004-2005, with waste removal of upper benches completed in 2005.  In 2006, the pit was redesigned to address south wall stope stability issues.  This pit redesign was finalized in September 2006.

From 1999 to 2001, the NAP exploration arm carried out an extensive drilling campaign on behalf of LDI that identified mineralization at depth, below the ultimate pit bottom.  The drilling identified two zones with potential for underground mining: the Main High Grade Zone and the Offset Zone.

On July 31, 2003, Roscoe Postle Associates Inc. (RPA) completed a positive pre-feasibility study for underground mining of the Main High Grade Zone (down dip extension of the open pit Main Zone) at the LDIM on behalf of LDI.  Subsequently, RPA completed a feasibility study for underground mining dated February 27, 2004.  The

6-1

study proposed to develop a 2,000 tpd underground mine to run concurrently with the existing Roby open pit.  A NI 43-101 Technical Report by RPA (RPA, 2004), dated April 2, 2004, summarized LDI’s underground project at the mine as of March 31, 2004.  This report was based on the RPA Feasibility Study.

Underground development on the High Grade Zone below the Roby pit started in 2004, with the ramp developed and the zone accessed in late 2005.  Development muck was delivered to the concentrator in December 2005 and underground commercial production began in March 2006.

A number of process improvement and enhancement initiatives were undertaken in 2006 to improve mill performance. In the last quarter of 2006, mill availability reached 90% and palladium recovery rose to 77%.

The Offset Zone was discovered in 2001 by NAP Exploration.  The Offset Zone was historically subdivided into the Offset High Grade Zone and the adjacent Roby Footwall Zone. The Offset Zone is the fault-offset, down-dip extension of the High Grade Zone that was mined underground below the Roby open pit at LDIM until October 2008.  From 2001 to 2006, some 63 holes totalling 62,022 m from both underground and surface diamond drilling programs explored the zone.  The 2006 drilling was planned to confirm grade continuity at hole spacing in the zone of 50 m by 50 m and upgrade a portion of the Inferred Resources to Indicated.

PRODUCTION HISTORY

In 2007, LDIM produced 12.4 million tonnes of ore and waste. The concentrator processed 5.0 million tonnes from mine and stockpiles.  The 2007 metal production was 286,334 ounces of palladium, 24,442 ounces of platinum, 20,092 ounces of gold, 5.5 million pounds of copper, and 3.1 million pounds of nickel.

Table 6-1 lists LDIM mill production for the last five years.

6-2

TABLE 6-1   MINE/MILL PRODUCTION SUMMARY

North American Palladium Ltd.  – Lac des Iles Mine, Ontario

	Year	2007	2006	2005	2004	2003
Ore Mined - Underground	Tonnes	768,841	721,179	—	—	—
Ore Mined – Open Pit	Tonnes	4,374,225	3,926,911	3,705,555	4,574,134	4,396,847
Waste Mined – Open Pit	Tonnes	7,231,026	8,888,037	11,619,658	12,275,889	10,164,806
Mill Throughput	Tonnes	5,006,383	4,570,926	4,780,599	5,298,544	5,159,730
Pd Head Grade	g/t	2.39	2.18	1.66	2.41	2.31
Pd Recovery	%	74.8	74.0	69.6	75.2	75.5
Pd Ounces Produced	Oz	286,334	237,338	177,167	308,931	288,703
Pt Ounces Produced	Oz	24,442	22,308	18,833	25,128	23,742
Au Ounces Produced	Oz	20,092	17,237	14,308	25,679	23,536
Ni Pounds Produced	Lbs	3,066,973	2,721,042	2,353,227	4,320,970	4,070,785
Cu Pounds Produced	Lbs	5,536,044	5,155,588	5,514,670	7,836,183	7,142,674

Source: NAP Annual Reports

Production for the three months ending March 31, 2008, is shown in Table 6-2.

TABLE 6-2   MINE/MILL PRODUCTION SUMMARY YEAR TO DATE – MARCH 31, 2008

North American Palladium Ltd.  – Lac des Iles Mine, Ontario

	Year	2007
Ore Mined - Underground	Tonnes	768,841
Ore Mined – Open Pit	Tonnes	4,374,225
Waste Mined – Open Pit	Tonnes	7,231,026
Mill Throughput	Tonnes	5,006,383
Pd Head Grade	g/t	2.39
Pd Recovery	%	74.8
Pd Ounces Produced	Oz	286,334
Pt Ounces Produced	Oz	24,442
Au Ounces Produced	Oz	20,092
Ni Pounds Produced	Lbs	3,066,973
Cu Pounds Produced	Lbs	5,536,044

Source: LDIM 2008 First Quarter Report

PRIOR RESOURCE ESTIMATES

Pincock, Allen and Holt (PAH) carried out an independent resource estimate for the Offset High Grade Zone in June 2003, which was compliant with NI 43-101.  RPA

6-3

assisted mine staff in wireframe modelling of the zone at that time.  The Offset High Grade Zone Inferred Resource as of 2003 totalled 5.3 million tonnes averaging 6.10 g/t Pd.  The estimate was based on mining costs of $42.89/t and a breakeven cut-off grade of 3.5 g/t Pd inclusive of co-product credits (Buffington et al., 2003).  The latter was derived from concentrator and smelter recoveries at that time, and metal price assumptions as follows:  Pd = $325/oz, Pt = $550/oz, Au = $325/oz, Cu = $0.85/lb, and Ni = $3.25/lb.

RPA (Routledge, 2006) prepared an independent estimate of Inferred Resources for the Offset and Footwall Roby zones dated March 31, 2006, based on drilling to year-end 2005.  At a 3.2 g/t PdEq, Inferred Resources totalled 14.6 million tonnes at 5.24 g/t Pd, 0.36 g/t Pt, 0.35 g/t Au, 0.10% Cu and 0.12% Ni.

On February 23, 2007, Scott Wilson RPA (Routledge, 2007) completed an independent estimate of Mineral Resources of the Offset zones (RPA, 2007a).   The Offset High Grade Zone was traced from 311,600N to 312,125N on strike (525 m) and vertically from -60 RL to –550 RL (490 m) at depths of 575 m to 1,065 m.  At a 3.6 g/t PdEq, Inferred Resources totalled 12.8 million tonnes at 5.25 g/t Pd, 0.38 g/t Pt, 0.37 g/t Au, 0.115% Cu and 0.125 Ni.  Indicated Resources totalled 3.2 million tonnes at 5.45 g/t Pd, 0.38 g/t Pt, 0.39 g/t Au, 0.12% Cu and 0.13% Ni.

On May 7, 2008, NAP announced results from a Micon International Limited preliminary economic assessment of the Offset High Grade Zone (Micon Study) utilizing the 2007 Mineral Resource Estimate. This study, which Scott Wilson RPA did not review, indicated the viability of extending the LDI underground mining operation to 2018.  The economic assessment contained in the Micon Study is preliminary in nature and includes Measured, Indicated and Inferred Mineral Resources. Approximately 80% of the resources included in the preliminary economic assessment are in the Inferred category.  Inferred Mineral Resources are considered too speculative geologically to have economic considerations applied to them that would enable the resource to be categorized as Mineral Reserves. The study’s level of accuracy is deemed to be plus or minus 20% to 25%. There is no certainty that the preliminary economic assessment will be realized.

6-4

7                      GEOLOGICAL SETTING

The following geological description has been summarized from RPA (2004a).  The original source of this information is Lavigne and Michaud (2001). Additional information is available in Brugmann et al. (1989).  The most up-to-date work is available in Hinchey, Hattori, & Lavigne (2005).

REGIONAL GEOLOGY

The Lac des Iles area is underlain by mafic to ultramafic rocks of the Archean Lac des Iles Intrusive Complex (LDI-IC).  These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province (Figure 7-1).  The LDI-IC lies immediately north of the Wabigoon-Quetico Subprovince boundary, which extends some 300 km from Rainy Lake to Lake Nipigon.  The LDI-IC is the largest of a series of mafic and ultramafic intrusions that occur along the boundary and which collectively define a 30 km diameter circular pattern in the LDIM area (Figure 7-2).

LOCAL AND PROPERTY GEOLOGY

The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide (Figure 7-3).  These rocks, locally termed the Mine Block Intrusive (MBI) (Figure 7-4), comprise a very wide range of textures and mafic and ultramafic compositions.  The MBI is host to a number of platinum-group metal (PGM or PGE) deposits, and the most important of these is the Roby Zone.  The Roby Zone consists of three subzones: the North Roby Zone, High Grade Zone, and Breccia Zone.  The main area of economic interest for underground mining is the High Grade Zone of the Roby Zone, extending beneath the Roby Pit and the Offset Zone, a fault-displaced depth extension of the High Grade Zone.

7-1

Tib Lake
Lac des Iles
Buck Lake
Legris Lake
Demars-Wakinoo Lake
Wabigoon Subprovince
Upsala
Rainy Lake
Lac des Milles Lac
Dog Lake
Quetico Fault
Fort Frances
Samuels Lake
Rainy Lake
Quetico Subprovince
Canada
U.S.A
Wawa Subprovince
Thunder Bay
N
0 10 20 30 40 50
Kilometres
Lake Superior
Source: Lavigne and Michaud, 2001.
Legend:
Proterozoic rocks
Archean
Felsic intrusive rocks
Alkaline intrusive rocks
Mafic and felsic volcanic rocks
Ultramafic-mafic intrusive rocks
Metasediments
Major fault
Subprovince boundary
Highway
January 2009

Figure 7-1

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Regional Geology**

7-2

Legend:
Archaean
Felsic Plutonic Rocks
Metasedimentary Rocks
Felsic Volcanic Rocks
Mafic Volcanic Rocks
Gabbro Complex
Gabbronorite Complex
Hornblende Gabbro Complex
Ultramafic Complex
Proterozoic
Diabase Sills and Dykes
NAP Minesite, Occurrences
North American Palladium Claims
N
Highway 527
Tib Lake Intrusion
Lac des Iles Complex
Dog River Intrusion
Buck Lake Intrusion
Taman Lake Intrusion
Shelby Lake Intrusion
Legris Lake Intrusion
Wakinoo-Demars Lake Intrusion
0 2 4 6 8 10
Kilometres
Figure 7-2
Lac des Iles Mines Ltd.
Lac des Iles Mine Offset Zone
Northwestern Ontario, Canada
Local Geology
January 2009
Source: Lavigne and Michaud, 2001.

7-3

0 0.5 1 1.5 2
Kilometres
N
Lac des Iles
Mine Property Boundary
Mine Property Boundary
Lac des Iles
North Lac des Iles Intrusion
Source: Lavigne and Michaud, 2001.
Phase 3 Roby Pit
Mine Block Intrusion
Camp Lake
Camp Lake Intrusion
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Websterite
Peridotite
Area of No Outcrop
Outline of Intrusive Chambers
Figure 7-3
Lac des Iles Mines Ltd.
Lac des Iles Mine Offset Zone
Northwestern Ontario, Canada
Geology of the
Lac des Iles Intrusive
January 2009

7-4

Samples >2.5 g/T Pd
Samples >0.7 g/T Pd
Drill core Sample >1 g/T Pd + Pt
Outline of Ore Zones - 2000
Faults
Lac des Iles
BAKER ZONE
CREEK ZONE
ROBY PIT
PHASE 3
Projection of
Offset Zone
to Surface
ROBY
ZONE
TWILIGHT
ZONE
MOORE
ZONE
Legend:
Diabase
Felsic Intrusives
Leucogabbro / Gabbro
Varitextured Gabbro
Heterolithic Gabbro Breccia
Gabbronorite
Gabbronorite Breccia
Magnetite Gabbronorite
Hornblende Gabbro
Clinopyroxenite
Shear Ore
0 250 500 750 1000
Metres
Camp
Lake
Figure 7-4
Lac des Iles Mines Ltd.
Lac des Iles Mine Offset Zone
Northwestern Ontario, Canada
Property Geology
January 2009
Source: Lavigne and Michaud, 2001.

7-5

The MBI is texturally and compositionally complex.  Its composition ranges from anorthosite to clinopyroxenite, leuco-gabbronorite to melanonorite, and includes magnetite-rich gabbro.  Textures include equigranular, fine to coarse-grained, porphyritic and pegmatitic, varitextured units and heterolithic gabbro breccias.  These last three textural types are the most common host to PGE mineralization, including the Roby Zone.

The MBI consists of two lithologically distinct domains.  The oval-shaped domain immediately south of Lac des Iles is lithologically complex and contains widespread PGE mineralization, while the domain further to the south is dominated by massive medium-grained PGE-barren gabbronorite (Figure 7-3).

Systematic surface sampling of the massive gabbronorite has demonstrated that the latter has anomalously low PGE content.  Extensive stripping has disclosed that the interior of the oval-shaped domain has an abundance of monolithic and heterolithic breccia with an average composition of gabbronorite.  Within this area, individual lithological units are not laterally extensive, signifying a chaotic distribution of lithologies.

The most laterally continuous unit is a massive medium-grained gabbro, referred to as East Gabbro, termed EGAB by the mine staff.  The EGAB is adjacent to a variably textured gabbro “rim” to the west and more equigranular gabbronorite (GN) to the east.  The variably textured rim is host to the Roby palladium deposit, where heterolithic gabbro breccia (HGABX) commonly occurs as pipes and pods, and large blocks (~60 m) of varying composition.

The principal lithologies in the LDIM area, as defined and labelled by the mine staff, are presented in Table 7-1.

7-6

TABLE 7-1   PRINICIPAL LITHOLOGIES OF THE LAC DES ILES MINE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Code	Lithology
ANOR	Anorthosite
CPYXT	Clinopyroxenite
DIA	Diabase
DIOR	Diorite
DIORBX	Breccia, Diorite
DUN	Dunite
DYKE	Dyke (unsubdivided)
DYKSWRM	Dyke Swarm
EGAB	East Gabbro
EGABBX	Breccia, East Gabbro
FDYK	Dyke, Felsic
FLT	Structure-Fault
FRACT	Structure-Fractured (annealed)
GAB	Gabbro
GABBX	Breccia, Gabbro
GBNR	Gabbronorite
GBNRBX	Breccia, Gabbronorite
GRAN	Granite
GRDR	Granodiorite
HARZ	Harzbergite
HBLGAB	Hornblende Gabbro
HBLGABBX	Breccia, Hornblende Gabbro Breccia
HBLITE	Hornblendite
HBLMGAB	Hornblende Melanogabbro
HBX	Breccia, Heterolithic (unsubdivided)
HGABBX	Breccia, Heterolithic Gabbro
HGBNRBX	Breccia, Heterolithic Gabbronorite
HLGABBX	Breccia, Heterolithic Leucogabbro
HMGABBX	Breccia, Heterolithic Melanogabbro
HMGBNRBX	Breccia, Heterolithic Melanogabbronorite
HNORBX	Breccia, Heterolithic Norite
HPYXTBX	Breccia, Heterolithic Pyroxenite
IDYK	Dyke, Intermediate
LGAB	Leucogabbro
LGABBX	Breccia, Leucogabbro
LGBNR	Leucogabbronorite
LHERZ	Lherzolite
LMDYK	Dyke, Late Mafic
LNOR	Leuconorite
MASS	Sulphide, Massive
MDYK	Dyke, Mafic
MASS	Sulphide, Massive
MDYK	Dyke, Mafic
MGAB	Melanogabbro
MGABBX	Breccia, Melanogabbro
MGBNR	Melanogabbronorite
MGBNRBX	Breccia, Melanogabbronorite
MNOR	Melanonorite
MNORBX	Breccia, Melanonorite
MNZD	Monzodiorite
MT	Magnetite (massive)
MTGAB	Magnetite Gabbro
MTGBNR	Magnetite Gabbronorite
MTNOR	Magnetite Norite
NOR	Norite
NORBX	Breccia, Norite
OB	Overburden
OPYXT	Orthopyroxenite
PER	Peridotite
PYXT	Pyroxenite
PYXTBX	Breccia, Pyroxenite
QCV	Vein, Quartz-Carbonate
QDIOR	Quartz Diorite
QMNDR	Quartz Monzodiorite
QV	Vein, Quartz
SHR	Structure-Shear
SMS	Sulphide, Semimassive
TON	Tonalite
TONDYK	Dyke, Tonalite
VEIN	Vein
VGAB	Varitextured Gabbro
VGABBX	Breccia, Varitextured Gabbro
VGBNR	Varitextured Gabbronorite
VHBLGAB	Varitextured Hornblende Gabbro
VLGAB	Varitextured Leucogabbro
VMGAB	Varitextured Melanogabbro
VMGBNR	Varitextured Melanogabbronorite
VMTGAB	Varitextured Magnetite Gabbro
VNOR	Varitextured Norite
WEB	Websterite
WEHR	Wehrlite

7-7

The principal rock types in the Offset Zone area include:

•                  East Gabbro (EGAB) – is a well-known gabbro “marker unit” that is characteristically uniform and very homogenous in its composition. The East Gabbro has very minor alteration, with local trace pyrite and epidote. The East Gabbro, which has no significant associated mineralization, is a unit bounding the Roby Zone to the east. The East Gabbro marks the hanging wall contact of the Roby Zone.

•                  Heterolithic Gabbro Breccia (HGABBX) – the principal host for the Roby Zone, consisting of a melanogabbro to gabbro matrix with varying clast composition ranging from leucogabbro to pyroxenite. Clast percentage varies commonly from 15% to 60% of unit. This unit comprises most of the economic ore grade material in the current open pit and underground reserves.

•                  Varitextured Gabbro (VGAB) – the majority of rock types, excluding the East Gabbro, have a varitextured counterpart. The VGAB varies from leucocratic to pyroxenitic, with grain sizes from fine to very coarse, pegmatitic. The coarser grain sizes form patches and ‘veinlets’ within the finer grain sizes.

•                  Gabbro (GAB) – the most common gabbros in the MBI are medium grained, equigranular but range from fine to coarse grained and may locally be leucocratic to melanocratic.

•                  Magnetic Gabbro (MTGAB) – similar medium-grained, equigranular gabbro occurs within the MBI containing black, fine-grained, interstitial magnetite. Typically comprising less than 20% magnetite, it ranges from trace amounts to local, narrow layers of 60% to 95% magnetite.

•                  Pyroxenite (PYXT) – a steeply dipping thin layer situated along the contact between the Heterolithic Gabbro and East Gabbro.  It hosts the highest proportion of the High Grade Zone. This unit is responsible for much of the high PGM grades at Lac des Iles. It is to be noted that not all pyroxenites carry economic PGM grades.

•                  Gabbronorite (GN) – a 20 m to 50 m thick steeply dipping slab located along the northwestern contact of the East Gabbro.  It is also a host unit of the High Grade Zone, although to a lesser degree than the PYXT. The gabbronorite appears to be a gradational extension of the pyroxenite to the northeast of the minesite.

•                  Gabbronorite Breccia (GNBX) – a Pd-mineralized (Twilight Zone) heterolithic breccia, similar to the HGABBX but without pegmatitic phases or

7-8

varitextured gabbro.  It occurs as a roughly cylindrical pod, approximately 150 m in diameter, completely enclosed by the EGAB.

•                  Dykes – late, post-mineral mafic dykes.  These dykes vary from small discreet bodies that occupy space within the modelled mineralized wireframes to large bodies that control the northern termination of the Offset Zone.  A mapped dyke swarm approximately 30 m wide and trending approximately east-west is located at the southern extent of the Roby Zone.

Two major faults have been interpreted to influence the Offset Zone:

•                  Offset Fault – The Offset Fault structure displaces the High Grade Zone down and approximately 300 m to the west. This fault, easily picked out in diamond drill core, is often marked by extensive fault gouge, fracturing and alteration of adjacent country rock, and infilling by mafic dikes.

•                  B2 Fault – The B2 Fault has recently been recognized and interpreted from the underground Offset Zone diamond drilling. It lies approximately 20 m to 40 m below and parallel to the westerly dipping Baker Fault and is marked by narrow intersections of fault gouge, fracturing and late, mafic dykes.

7-9

8                      DEPOSIT TYPES

Hinchey, Hattori, & Lavigne (2005) put forward a schematic model illustrating a deposit model for the history of mineralization at the southern Roby Zone (Figure 8-1).

The textures of the Lac des Iles deposit are similar to those of contact-type PGE deposits, but there are fundamental differences between the two. The Lac des Iles deposit is not localized near the contact between the host intrusion and the country rocks and evidence of the assimilation of the host rocks is lacking. Instead, the mineralization at Lac des Iles has many features in common with layered intrusion-hosted deposits, in which pulses of primitive magma introduced the PGE. Unlike the quiescent magma chambers of most layered deposits, the magmas at Lac des Iles were intruded energetically, forming breccias and magma-mingling textures.

Magmas formed by a high degree of partial melting in a depleted mantle source (A1) became enriched in Cu, Pt, and Pd through fractional crystallization of olivine, chromite, and high-temperature PGM (A2), segregated sulfide melt that had low Cu/Pd ratios along the conduit and the base of the magma chamber (A3), and solidified as the early leucocratic gabbros. A second episode of partial melting in the mantle source produced another batch of fertile magma. As with the early magma, this magma was enriched in Cu, Pt, and Pd through fractional crystallization (A2). This magma incorporated the earlier sulfide melt and intruded forcefully into the partially crystallized leucocratic rocks (B1), causing brecciation and magma mingling, and solidified as fertile melanocratic gabbro. Aqueous fluids that separated from the melanocratic magma percolated through the cumulates, partially dissolving Pd and concentrating it in the High Grade ore zone adjacent to barren East Gabbro (B2).

8-1

A
East Gabbro
partial solidification of early leucocratic magmas
A3
A2
A1
Depleted Mantle
Leucocratic magma with high Cu/Pd
Sulfide segregation
Sulfide with low Cu/Pd
Evolving magma with high Cu +PPGE
IPGE
Ni
Ni
Cumulates
PGE, Ni, Cu enriched silicate melt
Depleted Mantle
B
HGZ
B2
East Gabbro
B1
Partially crystallized leucogabbro
Depleted Mantle
New batch of magma under high degree of partial melting
HGZ
Exsolution of volatiles
Sulfide Melt
Mgab Bx, with PGE
Incorporation of earlier formed sulfide melt (stage A3)
Granites and Gneiss
East Gabbro
Leucogabbroic Intrusions (1a,1b,1c,1d)
High Grade Ore
Melanogabbro Breccia (Mgab Bx., 2a)
Dark gabbro and clinopyroxenite (2b,c)
Aqueous fluid
Olivine
Chromite
Sulfide
PGM

Figure 8-1

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Deposit Model**

*January 2009*

***Source: Hinchey, Hattori & Lavigne, 2005.***

8-2

The Roby Zone is a bulk mineable, PGM-enriched disseminated sulphide deposit with a minimum north to south length of 950 m, a width of 815 m, including the Twilight Zone in the southwest portion of the deposit.  The Roby Zone is composed of three distinct ore types: High Grade Ore (7.6% of volume), North Roby Ore (5.3% of volume), and Breccia Ore (87.1% of volume).  The High Grade Ore is the primary ore type mined underground.  Current open pit mining operations segregate muck into direct mill feed for Pd grades of >1.1 g/t and a regular grade ore (RGO) stockpile for Pd grades of >0.7 g/t.

HIGH GRADE ZONE

High Grade Zone Ore is hosted mainly within a portion of a 15 m to 25 m thick unit of occasionally sheared pyroxenite/melanogabbro (Figure 8-2).  A host to high-grade PGE mineralization, it is located in the east central portion of the Roby Zone, bounded by the barren EGAB hanging wall and HGABBX-hosted Breccia Ore to the west.  The High Grade Zone is primarily confined to a 400 m long segment of the pyroxenite, although it does extend northward into the gabbronorite.  The High Grade Zone, striking north-northwest to north-northeast, dips near-vertically near surface and flattens to nearly 45° at depth.  The zone appears to be terminated down dip by a relatively shallow dipping fault, the Offset Fault.

OFFSET ZONE

The Offset Zone, a higher grade zone similar to the High Grade Zone, is located below the Offset Fault structure, where it is displaced down and approximately 300 m to the west.  The Offset Zone can be split into three horizons:

1)              Top Offset Zone Horizon (tOZ):  > 4650 Mine Level

2)              Middle Offset Zone Horizon (mOZ):   >4300 to < 4650 Mine Level

3)              Bottom Offset Zone Horizon (bOZ):  < 4300 Mine Level

8-3

HIGH GRADE SUBZONE

High Grade (HG) Subzone mineralization is found statabound along the contact between the EGAB and the mineralized HGABBX.  Within the HGABBX, there is a high-grade core typically constrained to an easily recognized ultramafic unit, the pyroxenite.  Width varies from 4 m to 30 m, with an average of 15 m.

Within the wireframed HG Subzone, the palladium mineralization is hosted in approximately 57% PYXT, 19% HGABBX, 10% MGAB, 12% VGAB and GABBX.  Approximately 2% of the zone is occupied by late dikes (dilution).  Less than 1% is occupied by shears and faults.

MID SUBZONE

The Mid (MID) Subzone is proximal to the HG Zone, generally sharing a common boundary in the centre sections and then splitting away near the top and bottom areas.  Palladium grades within the MID Zone can approximate those high grades found within the HG Zone.  Apparent widths can vary from 4 m to 90 m, with an average of 15 m.

Within the wireframed MID Subzone, the palladium mineralization is hosted in approximately 53% HGABBX, 19% VGAB, 12% GAB and GABBX, 8% PYXT, and 8% MGAB.  Approximately 4% of the zone is occupied by late dikes (dilution).  Less than 1% is occupied by shears and faults.

8-4

31,500 mE
31,750 mE
32,000 mE
32,225 mE
32,500 mE
500 mRL
250 mRL
0 mRL
-250 mRL
-500 mRL
-750 mRL
Current Open Pit and Underground Mineral Reserve
Final Phase 4 Pit Outline
Granite
Heterolithic Gabbro Breccia
East Gabbro
Gabbro
Magnetic Gabbro
5095RL Exploration Drift
Offset Fault
B2 Fault
FW Zone
HG Zone
MID Zone
0 50 100 150 200 250
Metres

Figure 8-2

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*
*Northwestern Ontario*

**Typical Cross-Section**

*January 2009*

*Source: Lac des Iles Mines Ltd., 2008.*

8-5

FOOTWALL SUBZONE

The Footwall (FW) Subzone is a stand-alone band of higher grade mineralization that can be defined based on higher grade intersections within the FW varitextured gabbro mineralization.

The FW Subzone, located approximately 2 m to 40 m from the MID Zone was interpreted based on vertical continuity seen in the drill hole intersections.  It is discontinuous and sinuous on plan and has less of a defined areal extent than the other zones. Apparent widths can vary from 4 m to 20 m, with an average of 7 m.

Within the wireframed FW Subzone, the palladium mineralization is hosted in approximately 73% VGAB, 15% HGAB, 8% GAB and GABBX, and 3% MGAB. Approximately 1% of the zone is occupied by late dikes (dilution).

OTHER MINERALIZED ZONES

Other mineralized zones present within the MBI, as shown in Figure 7-4, are described below:

TWILIGHT ZONE

The Twilight Zone has been removed with the mining of the current Open Pit.

BAKER ZONE

The Baker Zone is located approximately one kilometre northeast from the Roby and Twilight zones and contains similar rock types and textures. Gabbronorites/norites have been intruded by east-northeast trending, heterolithic melanogabbro breccia and lesser melanogabbro, leucogabbro breccia, varitextured gabbro and late pyroxenite dikes. Surface exploration has exposed the Baker Zone breccias and associated lithologies over an approximately 150 m by 55 m area. The heterolithic melanogabbro breccia hosts blebby to disseminated to narrow veinlets of sulphide with sporadic mineralization in the

8-6

adjacent lithologies. The north-south oriented, shallowly westerly dipping Baker Fault appears to truncate the Baker Zone mineralization at depth.

Extensive surface exploration by NAP occurred mainly from 1998-2001 and consisted of prospecting, stripping/ trenching (including the main stripped area of approximately 200 m by 120 m), channel sampling, geological mapping and ground induced polarization (IP)/resistivity geophysical surveys. Sixteen diamond drill holes in 1998-99 tested the main portion of the Baker Zone over a 250 m strike length and to a maximum depth of 200 m. Subsequent exploration (trenching and diamond drilling) has tested possible strike extensions of the zone and the area below the Baker Fault. The Baker Zone is a lower grade mineralized zone and no further work is planned at this time.

MOORE ZONE

The Moore Zone is a low-grade, presently uneconomic mineralized zone approximately 500 m south of the current Roby pit with similar lithologies and textures to other MBI breccias. The central area of interest is a small breccia pod measuring approximately 200 m long (northwest-southeast direction), varying from approximately 15 m to 115 m wide which occurs within the massive, medium-grained gabbronorite typical of the more southerly domain of the MBI.  The main Moore Zone mineralization is located in the eastern portion of the breccia pod and appears to be structurally controlled (~030°, dipping 70° east), ranging 5 m to 25 m thick. Prospecting, mapping, trenching, sampling and limited diamond drilling of the Moore Zone have indicated limited mineralized potential, and no further work is planned at this time.

CREEK ZONE

The Creek Zone is located approximately two kilometres northeast of the Roby pit in the northeastern nose of the MBI, near the contact with the north LDI-IC. Surface trenching has exposed the main portion of the Creek Zone for approximately 90 m long by 10 m to 40 m wide. It is dominated by low sulphide, juvenile breccias that have intruded the varitextured gabbro rim of the MBI. The breccias are composed of approximately 90% GBNR clasts and only approximately 10% MGAB matrix. Unlike the

8-7

Roby Zone, mineralization is not dominantly hosted by the breccia matrix but seems to occur within the pegmatitic gabbronorite. Prospecting, mapping, trenching, sampling and limited diamond drilling of the Creek Zone have indicated limited mineralized potential, and no further work is planned at this time.

8-8

9                  MINERALIZATION

Platinum-group metal and base metal mineralization in the Lac des Iles intrusion occurs in both primary and secondary situations within sulphide and silicate minerals. Mineralization appears to be dominantly stratabound along the contact between the EGAB and the mineralized HGABBX.  Within the HGABBX, there is a high-grade core typically constrained to an easily recognized ultramafic unit, the pyroxenite.

Visible PGM mineralization is rare to nil, and difficult to predict. In general, PGM economic grade mineralization is anticipated within gabbroic to pyroxenitic rocks (in close proximity to the marker unit EGAB) that exhibit strong sausseritization of plagioclase feldspars, strong talcose alteration to amphiboles and association with either disseminated or blebby secondary sulphides.

Palladium and platinum mineralization within the HG Zone consists primarily of fine-grained PGE sulphide, braggite and telluride minerals, merenskyite and kotulskite (Sweeny, 1989; quoted in Lavigne and Michaud, 2001).  These are present interstitially to cumulus grains and as inclusions within secondary silicates.

Higher PGM grades (mean — 7.89 g/t Pd, maximum — 55.95 g/t Pd) occur in those portions of the pyroxenite that are altered to an assemblage of amphibole (anthophyllite-actinolite-hornblende)-talc-chlorite.  The PGM tenor is not proportional to the sulphide content, and samples free of visible sulphide often contain more than 10 g/t Pd.  The high-grade mineralization is located primarily within the western, highly altered portion of the pyroxenite, since much of the pyroxenite between the barren EGAB and the HG Zone is low grade.  The higher grade “High Grade Ore” is not restricted to the pyroxenite as it commonly straddles the pyroxenite/gabbro breccia contact to depths exceeding 250 m.

The majority of PGMs either occur within sulphides or are associated with sulphides at sulphide-silicate boundaries, occurring as discrete mineral inclusions within secondary

9-1

silicates of altered rocks (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). The PGM minerals present are summarized below in Table 9-1.

TABLE 9-1   PLATINUM GROUP MINERALS IN THE ROBY ZONE

North American Palladium Ltd. — Lac des Iles Mine, Ontario

Mineral	Chemical Formula
Braggite	(Pt,Pd)S
Kotulskite	Pd(Te,Bi)2
Isometrieite	Pd11(Sb,Te)2As2
Merenskyite	PdTe2
Moncheite	PtTe2
Palladoarsenide	Pd2As
Sperrylite	PtAs2
Stibiopalladinite	Pd5Sb2
Stillwaterite	Pd8As3
Vysotskite	PdS
Unnamed	Ag4Pd3 te4
Unnamed	Pd5As2
Melonite, gold, pentlandite	Pd in solid solution

Based on Lavigne and Michaud, 2001

No recent mineralogical testing has been undertaken on the Offset Zone since 2006. It is assumed that Mineralogy (mineral composition, relative percentages) of the Deep Offset Zone is similar to the material previously mined above.  The drill core samples that were tested in 2006 behaved similarly to the Pit and Roby Zone (U/G) ore. Recoveries were similar and gangue was depressed at similar levels of carboxymethyl cellulose (CMC).

9-2

10           EXPLORATION

Since the early 1960s the property has been mapped by several companies.  The first detailed mapping of the Roby Zone was conducted by LDI in 1992-1994. During this period the eastern part of the zone was stripped of overburden, then mapped and sampled. This program continued in 1995 over the South Roby area.

In 1998, the area between the south pit and the main pit was stripped, mapped, and channel sampled.  In 1999, this program was expanded to the area east of the Roby pit and resulted in the discovery of the mineralized Twilight Zone and several other zones of mineralization.

The Baker, Moore, and Creek zones have been explored sporadically over the last ten years and at present there are no plans for further exploration of these areas.

LDIM is an operating mine.  Exploration in the immediate area of the deposit has been completed, except for delineation drilling of the Offset zones, which is ongoing by the NAP Exploration group.

The Offset Zone was discovered in 2000 by drill hole 00-204.  Some 39 holes (35,363 m) were completed in, and immediately above, the zone during 2000 and 2001 to explore the zone.  In 2001, geological interpretations of available data were initiated and a large east-west striking oblique-slip fault with an offset throw of 300 m (to the southwest) was interpreted to displace the down-plunge extent of the high-grade mineralization (the Offset Zone). Two holes for 2,783 m were drilled in the zone in 2003 and 2004.  Fifteen additional holes (18,230 m) were drilled in 2005.

In 2006, LDI spent approximately $1.5 million for diamond drilling to better define and upgrade a portion of the Offset Zone Inferred Resource.  The 2006/2007 infill drilling program was designed to tighten the spacing from approximately 120 m to 140 m to approximately 50 m by 50 m in and around some of the wider intercepts.  Eight wedge offset holes (5,663 m) were drilled from two surface holes to fill in on certain sections

10-1

and close the hole spacing, allowing for classification of some of the resource as Indicated Resource.

Development of the 5095RL underground exploration drift began in 2006 and was completed in April 2007.  Total cost of this exploration drift was $2.0 million.

The objective of the $2.2 million 2007 underground infill diamond drilling program was to increase confidence in the upper portion of the Offset Zone in an effort to move a portion of the current Inferred Resource to an Indicated status (Figure 10-1).  The ultimate goal of the exploration program is to better define an economical size and grade of this resource in order to drift out from current planned underground development for continued mining via the current ramp.

The 2007 drilling of the upper portion of the Offset Zone targeted intersections above the -350 m EL, along sections 499N to 514N on roughly 30 m horizontal spacings. Most of the 2007 underground exploration diamond drilling was done from the exploration drift on the 5095 level (approximately 95 m EL), which is located approximately 150 m to 200 m to the east of the Offset Zone within the hanging wall. Between May 15 and October 25, 2007, thirty-nine drill holes were completed from the eight drill bays in the exploration drift, with an additional five collared in stopes lower down in the underground workings to fill in areas not accessible from the exploration drift. A total of 20,703.9 m were drilled from underground, with individual holes ranging from 293.3 m to 627.0 m in length. An additional 280 m was drilled in a hole (07-037A) that was abandoned due to stuck rods; this hole was not sampled and will not be included in any further discussions.

The objective of the $0.5 million 2007/2008 surface diamond drilling exploration program was to test the margins and down-plunge extension of the deeper portion of the Offset Zone via several large step-outs from the known resource. Six deep holes, ranging from 600 m to 1,700 m long and totalling approximately 7,235 m, were planned for the latter part of 2007.

10-2

Figure 10-1

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*
*Northwestern Ontario, Canada*

**3D View Offset Zone**
**Underground Exploration Drilling**

*January 2009*

10-3

Hole 07-05, designed to test the Offset Zone to the north, was drilled to a depth of 1,491.3 m without intersecting the Offset Zone. The varitextured gabbro rim was encountered at a depth of 1,289.6 m, which was followed by basement tonalite at 1,425 m. No significant assays were returned. This hole steepened during drilling and may have undercut the Offset Zone.

Hole 07-052, designed to test the lower margin of the down-plunge extension, was drilled to a depth of 1,797 m in 2007 and then completed to 1,809 m in late January 2008. It encountered an East Gabbro Breccia at 1,760.9 m followed by the main portion of the Offset Zone at 1,767.3 m. A 4.6 m section of pyroxenite (at 1,769.4 m to 1,774.0 m) returned the highest grade intersection at 4.142 g/t Pd. This hole also steepened during drilling and intersected the zone at approximately -1,200 m below sea level (approximately 1,700 m below surface). This intersection is approximately 450 m below 05-002 on section 498N and is the deepest one to date on the Offset Zone. Hole 07-052 was not completed in 2007 due to a major fault zone encountered at 1783.7 m to 1788.4 m which caused problems for the drillers and required cementing prior to the Christmas break. Further problems with the hole were encountered in January 2008 once the drillers returned and drilled through the cement. The rods were once again jammed in the hole after completing only 12 m more of coring. The geology changed significantly crossing the new fault zone with only an equigranular, medium-grained, unmineralized gabbro encountered for 20.7 m below the fault.  Nine samples taken from this gabbro prior to the Christmas break returned a high of only 0.051 g/t Pd. As a result, it was decided to end 07-052.

Only two of the planned surface drill holes were completely or partially drilled in 2007, with the program continuing into 2008. By the end of the 2008 first quarter, 07-053, designed to test the southern extent of the Offset Zone, had been completed to a drilled depth of 1,489.3 m and had intersected Offset Zone lithology starting at 1,265.0 m.  A 2.0 m intersection (1267.0 m to 1269.0 m) of varitextured gabbro returned 3.462 g/t Pd, while a deeper 2.65 m (1,328.4 m to 1,331.0 m) intersection of gabbro breccia returned 8.551 g/t Pd.

10-4

The 2007 surface drilling totalled 3,288.5 m in holes 07-051 (1,491.5 m) and 07-052 (1,797 m).  The 2008 surface drilling to end of 07-053 totalled 1,501.0 m in 07-052 (12.0 m) and 07-053 (1,489.3 m).

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11               DRILLING

The property has been subjected to numerous drill campaigns since the early 1960s as summarized in Table 11-1.

TABLE 11-1   SUMMARY OF LDIM DRILLING (AS OF MARCH 31, 2008)

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Year	No. of Holes	Length (m)	Operator	Series
1964	11	1,516	—	G64-1	-	G64-9
1966	13	1,900	—	A66-12	-	A66-24
1970s	111	17,822	Boston Bay	P001	-	P114
1986	9	1,893	Madeleine Mines	86-01	-	86-26
1987	2	176	Madeleine Mines	87-37	-	87-40
1988	6	1,052	Madeleine Mines	88-1	-	88-8
1989	4	607	Madeleine Mines	89-1	-	89-4
1992	22	1,177	LDI	92-01	-	92-22
1995	56	7,802	LDI	95-01	-	95-57
1997	19	4,243	LDI	97-01	-	97-19
1998	51	7,591	LDI	98-01	-	98-53
1998	108	3,272	LDI	EX-P-01	-	EX-P-141
1999	254	54,757	LDI	99-001	-	EXP99093
2000	233	117,324	LDI	00-001	-	00-339
2001	36	26,792	LDI	01-001	-	01-086
2002	81	47,602	LDI	02-001	-	02-094
2003	25	10,211	LDI	03-001	-	03-029
2004	4	2,546	LDI	04-001	-	04-004
2005	46	25,533	LDI	05-001	-	05-048
2006	8	5,336	LDI	05-006W2	-	05-016W4
2007	46	23,992	LDI	07-001 07-028 07-041 07-051	- - - -	07-024 07-037 07-050 07-052
2008 (up to March 31/08)	1	1,501	LDI	07-052	-	07-053
Total	1,146	364,645

A major core drilling program was conducted in 1999, the results of which formed the basis for the 1999 Feasibility Study on the development of a larger sized open-pit

11-1

operation (AGRA Simons, 1999). Drilling conducted in 2000 was again focused on expanding the resource of the Roby Zone for potential open pit mining.

From May 1997 to May 2001, Matawin Mineral Exploration Inc., under contract to LDIM, managed the exploration and drilling programs on the property. In May 2001, LDIM established its own metals exploration division.

Chibougamau Diamond Drilling was the drill contractor until 1999. A variety of contractors have carried out drilling on the property since then.

The 2007/2008 Lac des Iles diamond drilling program was conducted from both underground and surface, targeting two different portions of the Offset Zone. Both 2007/2008 drilling programs were contracted to Bradley Brothers Drilling of Rouyn-Noranda, Quebec, which supplied two electric underground LM-90 diamond drills and one hydraulic surface VD-5000 diamond drill.

Core recovery is excellent throughout the deposit and is reported to average close to 100%.  Since 2006, the NAP Exploration department has noted core recovery on the drill logs.

SURVEYING

All hole collars have been surveyed using known mine stations. Since 1995, all holes have been surveyed downhole either with a Tropari instrument or the Reflex Maxibor, a non-magnetic light log method.

COLLAR

SURFACE

For each drill hole on the Lac des Iles minesite, coordinates are generated by the NAP Exploration department geologists for the collar position as well a frontsight and a backsight along the desired azimuth. The frontsight and backsight are generally located

11-2

10 m to 15 m and 20 m to 25 m, respectively, in front of the collar location. Lac des Iles Mine surveyors use a Leica SR530 GPS unit to accurately locate all three positions.

To establish the drill alignment prior to drilling commencement, an NAP Exploration technician initially sets up a Sokkia Set4E total station on the frontsight location and carefully levels the instrument.  The instrument is then aligned at the desired azimuth by sighting on the backsight.  Once the technician is satisfied with the orientation, the instrument is secured and the drill rod string is assessed.  The drill rod string is sighted along its length to determine whether it is oriented in the plane of the desired section, and then the drill is moved until the technician is satisfied with its position and orientation.  The drill site geologist uses a digital SmartTool level to check the dip at several areas on the drill casing and mast rails. The drillers adjust the dip under supervision of the geologist and tighten the mast chains once the final dip is established.

The final collar survey is done by the mine department surveyors after the casing has been driven and the hole has drilled several metres into bedrock. Whenever possible, the surveyor uses the already established frontsight and backsight positions as long as there is a clear line of sight to two points (the rod shot and lower shot) on the drill rod string. Northing, easting, and elevation coordinates (X, Y, Z) for each point are determined. These coordinates are then transferred into a formatted Excel template along with a measurement from the lower of the two points to the top of the drill casing. The X, Y, and Z coordinates of the top of casing as well as the azimuth and dip of the drill rod are automatically calculated by the spreadsheet.

UNDERGROUND

All underground holes are planned in AutoCAD with calculated coordinates for front and backsights. An underground mine surveyor then surveys in the front and backsight locations underground. A hole is drilled in the rock face using a Hilti percussion drill and then a survey spad is inserted.

To establish the drill alignment prior to drilling commencement, an underground geologist or technician completes an inspection of the setup and, if required, stretches a

11-3

length of string from front and back spad to confirm alignment along azimuth. Once drilling has commenced and at the earliest depth possible (approximately 15 m), a Maxibor EZ-shot measurement is completed to confirm a proper dip angle. Should the dip angle be off by an unacceptable amount, the hole is recollared and the process repeated.

Once the hole has been completed and the drill has changed locations, a final survey of the actual collar location northing, easting and elevation coordinates is completed.  Collar and survey data are stored in an Excel template and transferred into Gemcom using established import profiles.

DOWNHOLE

Since 1995 all holes have been surveyed downhole either with a Tropari instrument or the Reflex Maxibor, a non-magnetic light log method. The Reflex Maxibor instrument has been utilized for downhole surveys, initially by contract (1999) and then in-house (from 2000 on). Depending on the drilled length, multiple downhole tests may be performed on each drill hole. Typically, an initial bedrock test is performed after approximately 100 m of drilling has been completed, followed by intermediate tests spaced approximately 350 m to 450 m apart and a final test after the hole has been completed.  Additional tests may be required if any corrective measures are taken (such as changing from the hexagonal core barrel to the round core barrel or insertion of wedges).

Maxibor is a laser-optical system that operates on the principle of bending of the drill rods to trace hole deviation. Readings are taken at nominal three-metre intervals uphole from the bottom. The unit’s internal camera images and records data readings for the hole deviation at each position. It gathers data based on the known drill hole collar position, and all further readings are related to the initial collar survey, allowing the instrument to record deviations from the original azimuth and dip. The measurements are turned into X-Y-Z coordinates. At the end of the survey, data are downloaded to a handheld device. Files are subsequently transferred to a computer in the Exploration office and compiled

11-4

into an Excel spreadsheet. Maxibor reports deviation from a straight line with an accuracy of 1:1000 (or 1 mm per 1 m of drill hole). The system is suitable for inclined holes and is not affected by variable geomagnetic fields.

In the spring of 2008, Sperry Sun was contracted by NAP Exploration to resurvey holes 07-052 and 07-053 with a North Seeking Gyro.  The results of these gyro surveys were updated within the Offset Zone digital database.  Scott Wilson RPA compared the original Maxibor survey results with the Sperry Sun North Seeking Gyro results as shown in Table 11-2.

TABLE 11-2   COMPARISON OF END OF HOLE RESURVEY RESULTS - MAXIBOR VS. NORTH SEEKING GYRO

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Hole # 07-052 (1,809 m)			Hole # 07-053 (1,489 m)
Survey Type	Northing	Easting	Elevation	Northing	Easting	Elevation
Maxibor	32151.65	31638.58	-1222.31	32127.67	31431.02	-821.09
North Seeking Gyro	32114.50	31654.41	-1210.91	32109.3	31459.57	-815.45
Absolute Variance	37.15	15.83	11.4	18.37	28.55	5.64

OFFSET ZONE DIGITAL DATABASE

The resources of the Offset Zones have been delineated by 114 holes totalling 89,663.9 m (Table 11-3).  Drilling in the zone has been all NQ wireline, with a core diameter of 47.6 mm.  Figure 11-1 shows the Offset drill holes in plan.

For interpretation and modelling constraint of the Offset Zones up and down dip, Scott Wilson RPA used 106 holes totalling 89,646.1 m that both defined and explored below the Offset and B2 faults. Three holes (00-127, 00-214 and 01-020) totalling 3,228.0 m were not included in the modelling or resource evaluation as they were superseded by 2007 close spaced drilling results.

11-5

There are 206 NQ diamond drill holes intercepts in the Offset Zone (including nine wedge holes) totalling 4,324.1 m.

TABLE 11-3   SUMMARY OF OFFSET ZONE DRILLING AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Year	No. of Holes		Length (m)	Operator	Series
2000	29	[1]	23,711.58	LDIM	00-009	-	00-258
2001	12		12,751.50	LDIM	01-007	-	01-079
2003	3		2,451.00	LDIM	03-018	-	03-023
2004	1		1,811.00	LDIM	04-004	-	—
2005	14		18,079.10	LDIM	05-001	-	05-015
2006	8	[2]	5,336.00	LDIM	05-006W2	-	05-016W4
2007	46		23,992.42	LDIM	07-001 07-028 07-041 07-051	- - - -	07-024 07-037 07-050 07-052
2008 (up to March 31/08)	1		1,501.30	LDIM	07-052	-	07-053
Total	114		89,633.90

Notes:

(1) includes one wedge hole

(2) includes wedge holes

DRILL HOLE DATABASE COMPILATION

The Offset Zone drilling database originated as Gemcom Project GCDB11 in Gemcom Software International Inc. Version 4 (Gemcom).  GCDB11 was used to estimate open pit resources and reserves at LDIM and was updated to project GCDB12 with the addition of drill holes and further data verification.  GCDB12 was used in estimating resources and reserves for the underground High Grade Zone for the 2003 RPA underground feasibility study (RPA, 2004a).  GCDB11 was imported to Gemcom’s GEMS 5.0 format by the NAP Exploration department, developed and updated with exploration drilling and delineation drilling on the Offset zones.  In 2007, NAP provided Scott Wilson RPA with the GEMS 5 project database, which was converted into GEMS 6.04.  In 2008, Scott Wilson RPA re-created the NAP database by extracting data from the 6.04 database, validating, and then importing into GEMS 6.1.4 database.  NAP

11-6

provided Scott Wilson RPA with 2007 diamond drilling results in CSV file format, which were validated and imported into the revised GEMS 6.1.4 database.

ASSAY DATABASE

The assay database contains 116,075 records of which 102,831 records (231,534.6 m) are for lengths <15 m and have posted Pd analyses.  The database includes all mine exploration drilling.  Of this, there are 24,912 assays for 43,488.4 m in the drilling surrounding used for interpretation and modelling constraints of the Offset Zone.  Table 11-4 presents the summary statistics for the assay digital database used for resource modelling.

Figures 11-2 and 11-3 illustrate composite drill hole cross-sections and long sections in 3D space. Figures 11-4 and 11-5 are typical cross-sections with the zone outlines.  Figure 11-6 is a 3D perspective looking north-west showing the ultimate pit shell (in blue), the Offset Zone and B2 faults as well as the HG Subzone (in red), MID Subzone (in blue) and the FW Subzone (in magenta).

11-7

TABLE 11-4   SUMMARY STATISTICS FOR ASSAY DIGITAL DATABASE USED FOR RESOURCE MODELLING

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Element	Count	Total Length (m)	Minimum Length (m)	Maximum Length (m)	Average Length (m)	Minimum	Maximum	Average	Std. Dev.	Coeff. Variation
Palladium						0.001	45.780	1.178	2.611	2.216
Platinum						0.000	2.870	0.115	0.174	1.506
Gold	24,912	43,806.14	0.19	4.20	1.76	0.000	3.306	0.094	0.200	2.137
Copper						0.000	4.190	0.043	0.087	2.019
Nickel						0.000	4.250	0.048	0.083	1.734

11-8

31200 E
31400 E
31600 E
31800 E
32000 E
32200 E
32400 E
32600 E
32800 E
33000 E
33200 E
32800 N
32600 N
32400 N
32200 N
32000 N
31800 N
31600 N
31400 N
31200 N
528N
527N
526N
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516N
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493N
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-100
0
100
200
300
400
Metres
January 2009

Figure 11-1

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Planview**

**Resource Drill Hole Locations**

11-9

0
31600.0 N_
500
32000.0 E_
31800.0 N_
1000
32000.0 N_
1500
33000.0 E_
500 Elev
0 Elev
-500 Elev
-1000 Elev
-1500 Elev
-100
0
100
200
300
400
Metres
January 2009

Figure 11-2

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Composite Resource Drill Hole Cross-Section**

11-10

0
500
1000
1500
500 Elev
0 Elev
-500 Elev
-1000 Elev
-1500 Elev
-100 0 100 200 300 400
Metres
January 2009

Figure 11-3

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Composite Resource Drill Hole Longitudinal Section**

11-11

500
1000
500 Elev
500 Elev
0 Elev
0 Elev
-500 Elev
-500 Elev
-1000 Elev
500.0X
-100
0
100
200
300
400
Metres
January 2009

Figure 11-4

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Vertical Section 504N**

**(Only Resource Drill Holes Shown)**

11-12

500
1000
500 Elev
0 Elev
0 Elev
-500 Elev
-500 Elev
-1000 Elev
500.0X
-100
0
100
200
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400
Metres
January 2009

Figure 11-5

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Vertical Section 508N**

**(Only Resource Drill Holes Shown)**

11-13

Figure 11-6

Lac des Iles Mines Ltd.

Lac des Iles Mine Offset Zone

Northwestern Ontario, Canada

3D Perspective Looking Northwest

January 2009

11-14

12     SAMPLING METHOD AND APPROACH

HISTORICAL CORE SAMPLING

Historical sampling procedures are reviewed in AGRA Simons (1999) and Pincock Allen & Holt (PAH 2003).  A geologist marked the core for sampling creating standard 3.0 m intervals. The High Grade Zone was sampled with shorter 1.5 m intervals for drilling completed in 1999—2001 and 1.0 m intervals for drilling completed in 2002—2003. Geological contacts occasionally necessitated smaller sample intervals.  The entire hole was split using a hydraulic splitter, with one-half of the core sent for assay and the remainder stored on racks on site.

RECENT CORE SAMPLING

In 2004, a series of nine diamond drilling, core logging and sampling related procedure manuals were compiled by NAP Exploration department for use at LDIM.  Scott Wilson RPA notes that the Core Cutting and Splitting Manuals have been updated as of 2007.

Upon delivery to the core shack, the core boxes are sorted and tagged.  The core is digitally photographed and images are archived in JPG format. Geotechnical data including RQD measurements are collected in Excel format by geological technicians. Water immersion specific gravity and magnetic susceptibility measurements are collected every 30 m downhole, with six-metre intervals taken within the mineralized zone.

Samples are generally marked at one-metre intervals but may be dependent upon lithological, mineralogical, structural alteration, and mineralization factors observed by the geologist during core logging. Sampling of the Offset Zone starts within the East Gabbro hangingwall, at least five metres prior to the Offset Zone contact, and continues through the footwall breccia to the end of hole. Any other zones of interest (e.g. pyroxenite-rich breccias) in the hangingwall are also sampled.  Sample intervals within the main mineralized zones are generally split using a fresh water diamond saw.  In 2007,

12-1

however, some of the mineralized zone samples were split by hydraulic splitter. Sample intervals outside the main mineralized zones are split using a hydraulic splitter.  Technicians are responsible for core halving, bagging, tagging and inserting the pre-numbered quality assurance and quality control samples into the shipping bags.  Core logging and sampling information is entered directly into a customized Microsoft Access drill log form.

In September 2007, Scott Wilson RPA examined core and reviewed current logging and sampling procedures and found them to be of industry standard and appropriate for the deposit.

12-2

13     SAMPLE PREPARATION, ANALYSES AND SECURITY

Historical sample preparation, analyses, and security is discussed in AGRA Simons (1999) and PAH (2003).

From PAH, 2003:

“Previous to 1998, assays were carried out at a variety of labs including the LDIM mine site lab, XRAL in Quebec, ALS Chemex in Vancouver, Accurassay in Thunder Bay and Barringer in Toronto. In 1998 most of the samples went to Accurassay with only a few holes to the mine lab. In 1999 Accurassay was the primary lab, with the mine lab and ALS Chemex performing checks. ALS Chemex was the primary lab used in 2000 and 2001, with one in 20 samples checked at Accurassay and the mine assay lab. Accurassay was the primary lab in 2002-2003, with check assays carried out by Lakefield & Chemex. ALS Chemex sample prep is done in the Thunder Bay facility and assayed in Vancouver. In addition to the commercial lab’s standards and blanks, LDIM inserts two palladium standards and one base metal standard at a rate of one standard for each 40 samples. Blanks are inserted at every 20th sample. One of two available Palladium standards is inserted at every 30th sample.

LDI used ALS Chemex (Chemex) for 2000 and 2001 drill hole series core preparation and analyses done from March 2000 to August 2001.  Chemex is ISO 9002 certified and is accredited under ISO/IEC 25 guidelines.  Sample preparation was carried out in Mississauga, Ontario, with analyses performed in Vancouver, British Columbia.

Since 2003, the LDI drill hole core has been prepared and analyzed by Accurassay Laboratories (Accurassay), a division of Assay Laboratory Services Inc., in Thunder Bay, Ontario.

Both Accurassay and Chemex are independent, commercial mineral laboratories.  Accurassay is accredited by the Standards Council of Canada (SCC) under ISO/IEC

13-1

17025 guidelines for PGM, Cu, Ni, and Co analysis by atomic absorption spectroscopy (AA).  It undergoes proficiency testing PTP-MAL through the SCC and participates in Round Robin testing through the Society of Mineral Analysts.  Chemex is ISO 9002 certified and is accredited under ISO/IEC 25 guidelines.

The sample preparation and assay procedures used by Accurassay are as follows:

•      Core sample numbers are entered into the local laboratory information management system (LIMS).

•      Samples are dried, if necessary.

•      Samples are jaw crushed to —8 mesh (2.36 mm).

•      A 250 g to 400 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•      The above cut is plate pulverized to 90%-150 mesh (106 µm), and then matted to ensure homogeneity.  Silica sand is used to clean out the pulverizing dishes between each sample to prevent cross-contamination.

•      For precious metal assay, a one assay ton pulp split (±30 g) is mixed with a lead-based flux and fused in a muffle oven.  The resulting lead button is placed in a cupelling furnace where all of the lead is absorbed by the cupel, and a silver bead, which contains any gold, platinum, and palladium, is left in the cupel.  Once the cupel has been removed from the furnace and cooled, the silver bead is placed in a labelled small test tube and digested using a 1:3 ratio of nitric acid to hydrochloric acid.  The samples are bulked up with 1.0 mL of distilled de-ionized water and 1.0 mL of 1% digested lanthanum solution for a total volume of 3.0 mL.  The solution is cooled and vortexed and then allowed to settle.  Analysis for gold, platinum, and palladium is then done using AA.  The AA unit is calibrated for each element using the appropriate ISO 9002 certified standards in an air-acetylene flame.

•      For base metal assay, pulps are digested using a multi-acid digest (HNO3, HF, HCl).  The samples are bulked up with 2.0 mL of hydrochloric acid and brought to a final volume of 10.0 mL with distilled de-ionized water.  The samples are vortexed and allowed to settle and then analyzed for copper, nickel, and cobalt using AA.

•      The AA results are checked by the technician and forwarded to data entry by electronic transfer, and a certificate is produced.  The Laboratory Manager

13-2

checks the data and validates them if they are error-free.  The results are then forwarded to LDI by email and hardcopy in the mail.

The sample preparation and assay procedures used by Chemex are as follows:

•      Core samples numbers are entered into the LIMS that employs bar coding and scanning technology for chain of custody reporting, as samples are tracked from sample preparation through analysis, and computer-generated certificate reporting.

•      Samples are oven-dried, if necessary. Samples are jaw crushed to >70% -2 mm (9 mesh).

•      A 250 g cut is taken by riffle splitting, with the balance stored as coarse reject.

•      The above cut is pulverized in a ring and puck LM2 grinding mill to >85% passing minus 75 µm (200 mesh) and homogenized.  Barren material is used to clean the mill between sample batches to prevent cross-contamination.

•      A one assay ton (30 g, i.e., 27 g to 33 g) aliquot of pulp is fire assay fused for one hour at 1,050ºC, multi-acid digested, and then analyzed by 23- to 24-element inductively coupled plasma - atomic emission spectrometry (FA-ICPAES).

Detection limits for assays are:

	Accurassay		Chemex
Metal	Detection limit		Detection limit
Pd	0.010	g/t	0.005	g/t
Pt	0.015	g/t	0.001	g/t
Au	0.005	g/t	0.001	g/t
Cu	0.001%		0.001%
Ni	0.002%		0.005%
Co	0.0001%		0.0002%

The Exploration Office in Thunder Bay maintains hardcopy laboratory certificates and digital copies on file, the latter stored by drill hole number.  The digital analytical results are compiled, formatted, and imported into the master drill hole database.

Core samples are secured in the logging/sampling geology facility at the mine site.  The mine itself has a gate house and barriers to restrict public access.  Core samples are

13-3

trucked by exploration staff to the Accurassay laboratory in Thunder Bay.  Samples to Chemex in Mississauga were shipped by courier.

MINE SAMPLES

The LDIM Assay Lab prepares and assays all of the mine- and mill-related samples. The LDIM Assay Lab currently processes only production-related material that is used to reconcile between mine and mill operations. Although no exploration diamond drill core is currently being assayed at the LDIM Assay Lab, the reconciliation between as mined production and in situ Mineral Reserves requires that the lab operate at a high standard. The LDIM Assay Lab undergoes proficiency testing by running every 20th sample at the Thunder Bay Accurassay Laboratory.

The sample preparation and assay procedures used by the LDIM Assay Lab for mine samples are as follows:

•      The Geological Technician delivers samples and enters sample numbers into the assay requisition binder.

•      Samples are jaw crushed to —8 mesh (2.36 mm), for chip and muck samples. The test holes are dried and split, no crushing required.

•      Samples are dried, if necessary.

•      A 200/250 g cut is taken by riffle splitting, no reject kept.

•      The above cut is plate pulverized to 95%-97% 150 mesh (106 µm), and then matted to ensure homogeneity.  Silica sand is used to clean out the pulverizing dishes between each batch of samples to prevent cross-contamination.

•      For precious metal assay, a one-half assay ton pulp split (14.58 g) is mixed with a lead-based flux and fused in a muffle oven.  The resulting lead button is placed in order within a cupelling furnace where all of the lead is absorbed by the cupel, and a silver bead, which contains any gold, platinum, and palladium, is left in the cupel.  Once the cupel has been removed from the furnace and cooled, the silver bead is placed in a small test tube and digested using a 1:3 ratio of nitric acid to hydrochloric acid.  The samples are bulked up with 3.75 mL of 5,000 ppm Lanthanum Chloride.  The solution is cooled and vortexed and then allowed to settle.  Analysis for gold, platinum, and

13-4

palladium is then done using AA.  The Varian 220 AA unit is calibrated for each element using the appropriate ISO 9001 certified standards in an air-acetylene flame.

•      For Cu, Ni and Co assays, pulps are digested using a multi-acid digest (HNO3, HF, HCl).  The samples are bulked up with 10 mL of concentrated nitric acid, 0.5 ml of hydrofluoric acid, and 5 mL of hydrochloric acid.  The samples are allowed to cool and then bulked to a 100 mL volumetric flask (5% HCL solution) analyzed for copper, nickel, and cobalt using AA.

•      The AA results are checked by the assayer and entered by the assayer and a certificate is produced.  The Laboratory Manager checks the data and validates them if they are error-free.  The results are then forwarded to the LDIM geology department by email and on local intranet “V” drive.

In Scott Wilson RPA’s opinion, the sample preparation, security and analytical procedures are at industry standards.

13-5

14               DATA VERIFICATION

QUALITY ASSURANCE/QUALITY CONTROL

Details of pre-2007 diamond drilling Quality Assurance/Quality Control (QA/QC) can be found in Scott Wilson RPA 2007a.  The summary below compiles the QA/QC information from the 2007 underground diamond drilling program at LDIM.

As part of the data verification process, Scott Wilson RPA examined 2007 QA/QC control results carried out by NAP Exploration and the analytical laboratories.  A comprehensive QA/QC program for assay validation is performed by NAP Exploration including blanks, standards, and duplicates. Of the 6,387 underground diamond drilling samples submitted to Accurassay in 2007, 92% were core samples, 5% were blank samples, and 3% were standard samples (Table 14-1). An additional 536 samples (492 drill core, 26 blanks, and 18 standards) submitted from the 2007 surface diamond drilling program were included in the 2007 report (NAP 2008c).

BLANKS

Blank samples, used to detect possible contamination of core samples during laboratory preparation, are inserted into the continuous sampling series. For each drill hole, an Excel spreadsheet generates random positions for the blanks within each set of 20 samples.

A total of 288 blank samples consisting of nine whole core blank samples and 279 split core blank samples were submitted to test for cross-contamination from sample to sample during crushing and pulp separation.  The whole core blank samples were generated from an East Gabbro unit in drill hole 02-003 and do not have any background reference assay values. The results do, however, seem reasonable ranging from 0.035 g/t Pd to 0.154 g/t Pd.  The split core blank samples were generated from 2001 program drill core samples that had previously assayed at less than or near to the Chemex detection limit of <0.016 g/t Pd. Three blank samples used were, however, mistakenly generated from a 2001 sample that originally assayed 0.026 g/t Pd.

14-1

TABLE 14-1 SUMMARY OF 2007 DIAMOND DRILLING SAMPLE QA/QC
Lac des Iles Mines Ltd. – Lac des Iles Mine, Ontario

Hole	Drilled Metreage (m)	Whole Core or Split	# of Core Samples	# of Blank Samples	# of Standard Samples	Total Submitted Samples	# of Duplicate Samples	# of Check Samples
07-001	354.0	S	124	7	4	135	13	7
07-002	435.0	S	147	7	5	159	15	15
07-003	504.0	S	158	8	6	172	17	16
							rejects=	2
07-004	627.0	S	216	11	9	236	23	24
07-005	357.0	S	94	6	4	104	10	10
07-006	381.8	S	94	5	3	102	10	92
07-007	450.0	S	125	7	4	136	13	122
07-008	531.0	S	162	9	6	177	17	18
07-009	402.0	W	73	1	1	75	7	0
		S	224	10	7	241	20	20
07-010	448.9	S	125	7	4	136	13	132
07-011	552.0	S	168	8	5	181	18	182
							¼ split	1
07-012	378.0	S	148	8	5	161	16	16
07-013	471.0	W	66	1	1	68	6	0
		S	157	8	5	170	17	17
07-014	582.0	W	79	1	1	81	8	0
		S	126	7	5	138	13	14
07-015	402.0	W	44	1	1	46	4	0
		S	122	6	5	133	12	132
07-016	380.5	S	77	4	3	84	8	92
07-017	528.0	S	162	9	7	178	17	18
							¼ split	1
07-018	348.0	S	155	8	5	168	16	16
							¼ split	1
07-019	492.0	S	138	8	5	151	15	14
07-020	549.0	S	146	8	5	159	15	16
07-021	603.0	S	141	8	5	154	15	15
07-022	513.0	S	111	6	4	121	12	12
07-023	405.0	S	172	9	6	187	18	19
07-024	450.0	S	113	6	4	123	12	12
							rejects=	4
07-028	465.0	S	172	9	6	187	18	19
07-029	555.0	S	218	10	9	237	24	24
							rejects=	3
07-030	333.0	N/A	0	0	0	0	0	0
07-031	471.0	S	115	6	4	125	12	82
07-032	567.0	W	68	1	1	70	7	7
		S	127	5	5	137	13	13
							rejects=	2
07-033	507.0	S	127	6	4	137	13	14
07-034	471.0	S	80	4	3	87	8	8

14-2

Hole	Drilled Metreage (m)	Whole Core or Split	# of Core Samples	# of Blank Samples	# of Standard Samples	Total Submitted Samples	# of Duplicate Samples	# of Check Samples
07-035	539.0	S	103	5	3	111	11	11
07-036	309.0	N/A	0	0	0	0	0	0
07-037	504.0	W	60	1	1	62	6	0
		S	98	4	4	106	10	112
07-037A1	280.0	N/A	0	0	0	0	0	0
07-041	510.0	S	128	7	5	140	14	14
							rejects=	3
07-042	612.0	S	155	8	5	168	16	17
07-043	450.0	W	73	1	1	75	7	8
		S	76	4	4	84	8	7
07-044	420.0	S	36	2	1	39	3	3
07-045	420.4	W	57	2	1	60	6	5
07-046	483.0	S	67	3	3	73	0	6
07-047	516.0	S	84	5	3	92	9	8
07-048	573.0	S	222	11	8	241	5	23
07-049	561.0	S	165	10	5	180	18	15
07-050	293.3	N/A	0	0	0	0	0	0
Total	20,983.9		5,898	288	201	6,387	588	1,444

Of the 277 split core blank samples assayed, 98 reported palladium values that differed more than 0.030 g/t threshold and 20 of these reported palladium results greater than 0.100 g/t vs. their corresponding original 2001 assay.  Figures 14-1 and 14-2 illustrate the variances between the 2001 and 2007 palladium assay results.

Overall, the split core blank sample results from the 2007 underground drilling program show poorer correlation with their original values when compared to the results from previous years (Table 14-2), which are likely a result of cross-contamination during the preparation or analytical stages.  NAP Exploration has noted a correlation between higher palladium grade differences associated with a higher preceding sample. The nature of the blank sample material may also be a factor, although its overall effect is likely negligible.

Scott Wilson RPA recommends that a study be completed to assess the source and effects of potential cross-contamination.  While the use of split core is best practice, NAP Exploration should look at sourcing split core blank material from other properties with nil palladium content.

14-3

FIGURE 14-1   SPLIT CORE BLANK SAMPLE PALLADIUM ASSAY RESULTS
 – 2001 VS 2007

FIGURE 14-2   SPLIT CORE BLANK SAMPLE PALLADIUM ASSAY
VARIANCE RESULTS – 2007 – 2001

14-4

TABLE 14-2 SAMPLE BLANK PALADIUM ASSAY RESULTS
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Year	No. of Blank Samples	Mean Pd	Mean of Original Pd	Mean of All Pd Absolute Differences
		(g/t)	(g/t)	(g/t)
2002	221	0.019	0.008	0.013
2003	197	0.014	0.005	0.010
2004/05	234	0.015	0.007	0.010
2006	117	0.022	0.008	0.015
2007	277	0.050	0.011	0.040

STANDARDS

Standard samples, used to access any laboratory assaying bias, are inserted into the continuous sampling series.  For each drill hole, an Excel spreadsheet generates random positions for the standard samples within each set of 30 samples.  Two standard reference materials, ILDI-M and LDI-H, were produced by Geoscience Laboratories (GeoLabs) from percussion hole cuttings and fine-ore stockpile material collected at the mine site in 2001 (Table 14-3).

TABLE 14-3 2007 STANDARD REFERENCE MATERIALS
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Series	Pd	Pt	Au	Cu	Ni	Co
	(g/t)	(g/t)	(g/t)	(%)	(%)	(%)
LDI-M	3.038	0.292	0.352	0.1518	0.151	0.0065
LDI-H	4.819	0.290	0.103	0.046	0.066	0.008

Of the 201 reference standards submitted, 94 were from Series LDM-M and 94 were from Series LDI-H. Fourteen of the standard reference samples were unusable due insufficient sample weight in the sample packet or due to Accurassay not assaying for precious metals.

NAP Exploration uses ±3 standard deviations (std) as a guideline to detect potentially anomalous individual palladium results.  Fifty of the 187 standard samples submitted with the 2007 underground drill core (or 26.7% of the total standard samples submitted) exceeded the ±3 std guidelines.  The majority of the samples exceeding the ±3 std

14-5

guidelines returned below expected values.  A summary of the 2007 results by standard reference material is shown in Table 14-4.

TABLE 14-4 2007 ACCURASSAY STANDARD REFERENCE MATERIAL ASSAY RESULTS
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Series	Pd	Pt
	(g/t)	(g/t)
Total # Of Samples Submitted	94	93
Average	2.893	4.674
Standard Deviation	0.471	0.693
Max	5.107	6.890
Min	1.953	2.887
# Of Differences >+3std and <-3std	32	18

The number and percentage of samples exceeding the standard reference material ±3 std are shown in Table 14-5. Results are mixed with a lower overall average for the LDI-M standard samples but a slightly higher overall average for the LDI-H samples compared to 2006. The number of LDI-M samples exceeding ±3 std increased from 11.43% in 2006 to 34.01% in 2007. The number of LDI-H samples exceeding ±3 std remained the same at 19.35% between 2006 and 2007.

TABLE 14-5 2007 STANDARD REFERENCE MATERIALS
Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Series	Year	Average	Standard Deviation	No. of Samples	No. Exceeding +/-3std	% Exceeding +/-3std
LDI-M	3.038	0.127	36	N/A	N/A	3.038
2004/05	3.076	0.285	28	6	21.43	3.076
2006	3.060	0.226	35	4	11.43	3.060
2007	2.893	0.471	94	32	34.04	2.893

LDI-H	4.819	0.280	36	N/A	N/A	4.819
2004/05	5.073	0.491	35	4	11.43	5.073
2006	4.563	0.515	31	6	19.35	4.563
2007	4.674	0.693	93	18	19.35	4.674

14-6

DUPLICATES

Check assaying, used to assess the reliability of the analytical data generated from the original drill core sampling, starts on samples at the Offset Zone and continues to the end of hole. Accurassay reject splits from every 10th sample on the fives are forwarded to Chemex (sample preparation in Thunder Bay and assaying in Vancouver) and the LDI mine laboratory. In addition, for each drill hole, one standard sample within the Offset Zone is prepared in triplicate and forwarded with the other check samples to Chemex and LDI.

During 2007, 572 of the 6,387 samples submitted to Accurassay (9.0%) were check assayed. Of these 572 submitted check samples, 535 were drill core samples (9.1% of the 5,898 drill core samples), 35 were standards (17.4% of the 201 submitted standard samples) and two were blank samples (0.7% of the 288 submitted blank samples). In addition, 19 check samples were generated from reject reassays or ¼ split drill core for a grand total of 591 check samples for the 2007 underground drilling program.

Samples at all three laboratories are assayed using fire assay with lead collection. Palladium, platinum, and gold are analyzed using atomic absorption (AA) at Accurassay and LDI mine laboratories, and ICP-AES at Chemex. All laboratories use a multi-acid (“near total”) digestion for base metals with an AA finish. After accounting for blanks, standards, and mixed-up samples, there remained 545 usable precious metal and 493 usable base metal assays for comparisons.  Graphed check assay results are presented in Appendix 1. A comparison of the 2007 mean values and relative percent differences is presented in Table 14-6.  Table 14-7 presents the data for check samples that originally assayed greater than 3.0 g/t Pd.

PALLADIUM

The results of the 545 drill core Accurassay-to-Chemex-to-LDI comparisons illustrate a poor palladium correlation between Accurassay and Chemex/LDI and better correlation between Chemex and LDI. Once the three higher grade palladium differences are discounted, the Accurassay to Chemex and LDI to Chemex comparisons are better, with

14-7

3.96% and 3.05% relative differences. The Accurassay to LDI comparison remains higher at 7.01% relative difference.

TABLE 14-6   2007 COMPARISON OF MEANS FOR ALL CHECK SAMPLES

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Mean	No. of Samples	Pd	Pt	Au	Cu	Ni
		(g/t)	(g/t)	(g/t)	(%)	(%)
Accurassay	545 (493)	2.213	0.207	0.179	0.0634	0.0732
Chemex	545 (493)	2.352	0.199	0.178	0.0633	0.0802
LDI	545 (493)	2.422	0.211	0.171	0.0620	0.0841

Relative % Difference	No. of Samples	Pd	Pt	Au	Cu	Ni
Accurassay to Chemex	545 (493)	6.09%	3.74%	0.14%	0.24%	9.12%
Accurassay to LDI	545 (493)	9.01%	1.97%	4.19%	2.38%	13.79%
Chemex to LDI	545 (493)	2.92%	5.71%	4.05%	2.14%	4.68%

Notes:

1.               Bracketed number of samples refers to Cu and Ni assays.

2.               Nickel includes the original assays before reruns.

TABLE 14-7   2007 COMPARISON OF MEANS FOR CHECK SAMPLES >3.0 G/T PALLADIUM

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Mean	No. of Samples	Pd	Pt	Au	Cu	Ni
		(g/t)	(g/t)	(g/t)	(%)	(%)
Accurassay	126 (117)	6.601	0.475	0.419	0.1083	0.1312
Chemex	126 (117)	6.847	0.464	0.414	0.1086	0.1390
LDI	126 (117)	6.987	0.474	0.389	0.1048	0.1443

Relative % Difference	No. of Samples	Pd	Pt	Au	Cu	Ni
Accurassay to Chemex	126 (117)	3.66%	2.27%	1.33%	0.26%	5.80%
Accurassay to LDI	126 (117)	5.68%	0.26%	7.47%	3.26%	9.50%
Chemex to LDI	126 (117)	2.02%	2.00%	6.14%	3.52%	3.71%

Notes:

1.               Bracketed number of samples refers to Cu and Ni assays.

2.               Nickel includes the original assays before re-runs.

14-8

PLATINUM AND GOLD

The relative percentage differences for platinum and gold for all 545 of the drill core samples are all fairly low, with a maximum of 5.71% for platinum and 4.19% for gold. For the 126 Accurassay >3 g/t Pd samples, all of the platinum relative percentage differences are low, with a maximum of 2.27%. The gold, though, is higher for the Accurassay to LDI (7.47%) and Chemex to LDI (6.14%) comparisons.

NICKEL-COPPER

Nickel assays in four holes (07-009, 07-013, 07-014, and 07-033) originally returned consistently lower nickel results at Accurassay than compared to Chemex and LDI.  The nickel in these holes was rerun at Accurassay with results closer to Chemex and LDI. As can be seen on the check assay graphs in Appendix 1, the rerun lower grade nickel (below approximately 0.10% Ni at Accurassay) still returns slightly lower results.

This difference in nickel values can also be seen in Tables 14-6 and 14-7 where the Ni relative percentage difference is lowest in all cases for the Chemex-LDI comparisons. The Accurassay-Chemex and Accurassay-LDI Ni relative percentage differences decrease when only the Accurassay >3 g/t Pd samples are calculated.

The copper graphs show a similar relationship but only for the very low grade assays. Below approximately 0.005% Cu at Accurassay, the Accurassay assays are dominantly lower than the Chemex/LDI assays.

LABORATORY PULP DUPLICATES

Accurassay generates internal duplicate checks on every 10th sample.  Accurassay employs an internal quality control system that tracks certified reference materials and in-house quality assurance standards.  Accurassay uses a combination of reference materials, including reference materials purchased from CANMET, standards created in-house by the laboratory, and certified calibration standards.  Should any of the standards not fall within an acceptable range, reassaying is performed with a new certified reference material.  The number of reassays depends on how far the certified reference material falls outside its acceptable range. Additionally, Accurassay verifies the accuracy of any

14-9

measuring or dispensing device (i.e., scales, dispensers, pipettes, etc.) on a daily basis, and devices are corrected/calibrated as required.  Blank and reference standard samples assayed by Accurassay that reported less than detection limits were entered in the QA/QC database at half the detection limit.

A total of 588 duplicate check samples were completed on the 6,387 samples (or 9.2%) submitted to Accurassay during the 2007 drilling programs. In general, the assay precision (repeatability) is acceptable, although a number of inconsistencies were noted in the Accurassay reporting due to human error.

SITE VISIT

Ian Blakley, P. Geo., Scott Wilson RPA Senior Consulting Geologist, visited LDIM with Krista Nelson, P.Geo., LDIM Exploration Geologist, on September 12, 2007. During the site visit, Scott Wilson RPA inspected the core shack and storage area, including core examination, mineralization verification, a discussion of sampling methodology and preparation procedures, and a review of specific gravity (SG) bulk density determination methodology. In Scott Wilson RPA’s opinion, the LDIM Exploration Office and deposit site are well run, with documented exploration procedures.

NAP DRILL HOLE DATABASE MANAGEMENT

Core logging and sampling information is entered directly into a customized Microsoft Access drill log form with automatic data restrictions and error validation routines. Accurassay submits assays results electronically via email to the LDI site, with hardcopies by mail to the NAP Exploration office in Thunder Bay.  Further validation and error checking is completed visually, in Excel, and using Gemcom Desktop database software.  Final drill hole log reports are generated from the entered data and stored both as a hardcopy and as a digital PDF.  SG data is stored in MS Excel files.

14-10

SCOTT WILSON RPA DRILL HOLE DATABASE VERIFICATION

Previous audits of the quality control, quality assurance and data verification procedures completed by AGRA Simons (1999), PAH (2003) and RPA (2004a) all concluded that the underlying 2003 diamond drill hole database was reasonable for resource estimations for the Roby and High Grade zones.

In August 2006, Wardrop Engineering Inc. (Wardrop) completed an audit of the 2006 LDIM drill hole database (Wardrop, 2006a), which is not materially different from the 2003 drill hole database used for the resource estimation. Wardrop noted minor consistency errors in the handling of assay values between different drill campaigns, none of which are material to the resource estimation.

As part of the data verification process for the 2007 Offset High Grade Resource Estimation (Scott Wilson RPA 2007a), Scott Wilson RPA used Gemcom software routines to verify data entered into the drill hole database. Scott Wilson RPA also examined results of QA/QC work carried out by NAP/LDI and the analytical laboratories for the Offset Zone drill holes.

In 2008, Scott Wilson RPA re-created the NAP database by extracting data from the 6.04 database, validating both numerically and visually, and then importing into GEMS 6.1.4 database.  NAP provided Scott Wilson RPA with 2007 diamond drilling results in CSV file format, which were validated and imported into the revised GEMS 6.1.4 database.

No significant errors were found in Scott Wilson RPA’s audit trail of the drill hole database verification and validation process.

Corrections made included:

•                  37 separate revisions to hole length in the Header table to match logged sample lengths in the Lithology table;

•                  3 revisions made to interval depths in the Lithology table (Hole # 88-7);

14-11

•                  Revision to elevation in Hole # 07-002;

•                  Standardization of GEMS special field codes in the Assay table.

DISCUSSION

Excel spreadsheets are used to track the QA/QC results, but in the past few years limited data analysis has been completed.  The importance of the QA/QC program can be seen in the recognition of abnormal Ni assay results. For 2007, only a draft year-end report was compiled by NAP Exploration staff.  Scott Wilson RPA recommends that a geologist be designated as the manager responsible for the Drill Hole Database and related QA/QC analysis and reporting.

In Scott Wilson RPA’s opinion, the digital diamond drill hole and assay database is acceptable for resource estimation.

14-12

15               ADJACENT PROPERTIES

There are no significant mineral properties in the vicinity of LDIM held by interests other than Lac des Iles Mines Ltd.

15-1

16               MINERAL PROCESSING AND METALLURGICAL TESTING

The processing plant at LDIM has been in operation since 1993.  The mill recovers minerals by conventional grinding and flotation and the final copper/nickel concentrate contains high values of palladium.  The mill was expanded to achieve a throughput capacity of approximately 14,000 tpd and was recommissioned in 2000. In 2002, LDIM completed its first full year as a large-scale open pit mining operation, with the mill achieving its design rate of 15,000 tpd in August 2002.  In September 2002, the primary crusher failed and portable crushers were used until repairs were completed in March 2003.  A new primary crusher was installed in mid-2003 and, for the balance of 2003, the LDIM operated under normal conditions.

The LDI mill flowsheet has undergone a number of significant changes since 2003:

•      The permanent secondary crushing plant was commissioned in December 2004. This has resulted in increased mill throughput without the need for contractor crushing.

•      Since March 2006, all regrind has been removed from the flowsheet. This change has not shown any impact on Pd grade and/or recovery.

•      Three banks of flotation cells from LDI’s Old Mill have been integrated into the circuit, adding two additional cleaning stages bringing the total to five. This has considerably improved the ability of the mill to achieve the required concentrate grade without impacting on recovery.

•      Recirculation of the first cleaner tailings to the last four scavenger cells has also increased recovery significantly.

•      The mill has improved and progressed with its preventative maintenance program. As a result, the mill achieved 91.1% availability in 2007 and 89.5% availability in the first quarter of 2008 (Table 16-1).

16-1

TABLE 16-1   HISTORICAL MILL PRODUCTION

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Year	Q1 2008	2007	2006	2005	2004	2003
Mill Throughput	Tonnes	1,136,568	5,006,383	4,570,926	4,780,599	5,298,544	5,159,730
Pd Head Grade	g/t	2.20	2.39	2.18	1.66	2.41	2.31
Pd Recovery	%	76.0	74.8	74.0	69.6	75.1	75.5
Concentrate Produced	Tonnes	8,157	32,793	28,979	30,698	45,652	36,879
Pd Ounces Produced	Oz	61,091	286,334	237,338	177,167	308,931	288,703
Pt Ounces Produced	Oz	5,029	24,442	22,308	18,833	25,128	23,742
Au Ounces Produced	Oz	4,405	20,092	17,237	14,308	25,679	23,356
Ni Pounds Produced	Lbs	759,713	3,066,973	2,721,042	2,353,227	7,836,183	4,070,785
Cu Pounds Produced	Lbs	1,343,033	5,536,044	5,155,588	5,514,670	4,320,970	7,142,674
Mill Availability	%	89.5	91.1	86.4	86.5	88.4	91.1

The LDI comminution flowsheet (Figure 16-1) consists of a 54x75 Mk-II Metso Gyratory crusher reducing the run-of-mine ore (ROM) to a P80 of 6 in. The coarse ore is stockpiled and fed to the mill at 15,000 tpd. A portion of the ore (40% to 60%) is fed through a secondary crushing plant consisting of a dual-deck vibrating screen deck and Metso HP 800 cone crusher. By reducing the overall feed size, the 30’x14’ SAG mill can achieve the budget production of 15,000 tpd. Without secondary crushing, the SAG mill throughput is limited to only 12,000 tpd.

The SAG mill discharge is screened at 7 mm, with the oversize crushed in a recycle crushing circuit consisting of a Metso HP800 short head cone crusher. The SAG discharge screen undersize reports to a pair of 20’x34’ ball mills. The grinding circuit product size to flotation has a P80 of 75 µm.

The LDI flotation circuit (Figure 16-2) consists of a rougher-scavenger circuit comprising two parallel lines of a single 50 m3 and seven 130 m3 Outokumpu tank cells. The concentrate from the 50 m3 and first 130 m3 cells reports to the Old Mill. The concentrate from the remaining 130 m3 cells is cleaned by the 1st Cleaners consisting of nine 38 m3 Outokumpu U cells. The 1st Cleaner concentrate combines with the rougher concentrate and reports to the Old Mill.  The Old Mill represents the 2nd and 3rd Cleaners which consist of two parallel rows of six Denver DR300 cells and eleven Denver DR100 cells, respectively.

16-2

#6 Reversing
Pebble Crusher
#4
#7 High Angle
Primary Crusher
#1
#2A
#2
#3
To Flotation
Cyclopacs
#8
#9
Secondary Crusher
#1 Ball Mill
#2 Ball Mill

Figure 16-1

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***
*Northwestern Ontario, Canada*

**Crushing & Grinding Circuit**

*January 2009*

***Source: Lac des Iles Mines Ltd., 2007.***

16-3

Roughers
Scavengers
Scavengers
Feed
A
B
C
D
E
F
G
Final Tailings
Cleaner 1
Denvers
Cleaner 2
(Old Mill)
Columns
A & B
Column C
Concentrate

Figure 16-2

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***
*Northwestern Ontario, Canada*

**Flotation Circuit**

***Source: Lac des Iles Mines Ltd., 2007.***

*January 2009*

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The final concentrate circuit consists of one 5.5’x36’ and two 4’x36’ Minnovex column cells where the column tailings feed eight Denver DR100 cells. The Column C tail is still considerably rich and the concentrate from the first four Denver cells generally report to final concentrate bypassing Columns A and B.

LDIM concentrates are shipped to Falconbridge (Sudbury) and processed at the Xstrata smelter (formerly Falconbridge Limited) under a smelting and refining agreement.  The terms and conditions in this contract are within industry standards and include such standard provisions as concentrate treatment charges, metal payment deductions, refining charges, penalty charges, and settlement periods.  LDI receives payment for palladium, platinum, gold, copper, and nickel based on the monthly average spot price as determined by the London Metal Exchange P.M. fix for the month prior to the month that the metal is received by the customer.  There is a low content of cobalt and silver in the concentrate for which LDI receives some credit; however, it is not significant.  In the past, LDIM concentrates were shipped to both Xstrata and CVRD Inco smelters in Sudbury.

METALLURGY AND MINERAL PROCESSING CHARACTERISTICS

LDIM is a mature operation where the metallurgical character of open pit ore is well established and the underground High Grade Zone has been in commercial production since March 2006. Recent production successes in the processing of combined open pit and underground ores are reflected in the higher concentrate grades and mill recoveries.

METALLURGICAL TESTING OF ROBY ZONE UNDERGROUND ORE

Lakefield Research Limited (Lakefield), Lakefield, Ontario, completed a study in 2003 entitled “Metallurgical Testing of Current Pit, Future Pit and Underground Ores”. LDIM carried out bench-scale tests on four core composite samples from drill holes intersecting the underground deposit (RPA, 2004a).  The four drill holes were widely separated both north-south and in elevation.  The results, listed in Table 16-2, demonstrated that the underground ore responded well to the existing process flowsheet.

16-5

The high concentrate grade is properly attributed to the higher head grade of the underground ore versus the open pit ore.

TABLE 16-2   ESTIMATED MILL FEED METALLURGICAL PARAMETERS FOR UNDERGROUND ORE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Element	Head Grade		Concentrate Grade		Recovery
Palladium	6.62	g/t	785	g/t	83%
Platinum	0.40	g/t	43	g/t	75%
Gold	0.34	g/t	37	g/t	75%
Copper	0.07%		8.2%		80%
Nickel	0.08%		3.7%		35%

Source: LDIM

METALLURGICAL TESTING OF OFFSET MINERALIZATION

A baseline exists for testing of the Offset Zone samples, particularly with reference to the High Grade Zone, which has similar mineralization and grades.  The Offset Zone, however, differs somewhat in host rock in that there is a higher breccia component compared to the pyroxenite-rich High Grade Zone above it.  In 2006, LDI carried out tests for baseline recoveries and MgO levels.  The following is taken from RPA, 2007a.

A series of tests were performed in the LDI metallurgical laboratory on drill core composite samples from the Offset zones (Legault-Seguin 2006).  Overall, samples from the Offset zones have shown good metallurgical performance and the value minerals are recoverable.  The only concern is that certain samples show higher gangue recovery than those for the LDI High Grade Zone due to the presence of floatable gangue minerals (talc and serpentine).  This results in higher mass pull, which is a logistic issue for the plant since the pumps and pump boxes will have to be sized to accommodate transportation of the material downstream in the mill circuit.

However, as the tests described below show, increased carboxymethyl cellulose (CMC) addition can depress the gangue and reduce the mass pull, thereby improving the concentrate grade.  Therefore, the mass pull of all samples could be made comparable to the current LDIM mill feed.

16-6

The tests were organized to imitate the rougher-scavenger circuit of the mill such that the ultimate recovery from the Offset Zone material was being evaluated.  No additional cleaning stages were conducted and the concentrate grades are not reflective of a final concentrate grade. The composite samples supplied for metallurgical testing are described in Table 16-3.  Most of the samples had Cu and Ni grades of approximately 0.1%, except for 05-016W2, which had Cu and Ni grades in the order of 0.3%.

TABLE 16-3   DESCRIPTION OF DRILL CORE COMPOSITE SAMPLES FROM THE OFFSET ZONE SUBMITTED FOR METALLURGICAL TESTING.

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	From		Length		Grade
Drill Hole	(m)	To (m)	(m)	Comment	Pd	Pt	Au	Cu%	Ni%
					(g/t)	(g/t)	(g/t)
01-007	913.70	951.00	37.30	Up dip Northern part of Offset HGZ	5.094	0.281	0.384	0.105	0.093

01-052	973.50	1026.00	52.50	Northern part of Offset HGZ	5.532	0.369	0.404	0.076	0.116

05-014	1169.00 1192.00	1184.00 1222.00	45.00	Southern part of Offset HGZ	5.579	0.346	0.301	0.085	0.098

05-016	1089.00	1132.50	43.50	Roby Footwall Z.	5.769	0.358	0.308	0.089	0.117

05-016W1	1008.00	1036.00	28.00	Low Base Metals	6.260	0.343	0.201	0.076	0.130

05-016W2	1036.00	1051.70	15.70	High Base Metals	4.161	0.345	0.667	0.307	0.315

01-079	941.00	954.00	13.00	East Gabbro Breccia	3.177	0.444	0.157	0.170	0.160

For each test, the weight of the charge was adjusted to 1,240 g.  Grind time was one hour at 60% solids and flotation was completed at 30% solids.  Reagents used were methyl isobutyl carbinol (MIBC) as frother, potassium amyl xanthate (PAX) as collector, and Depramin 267, a CMC, for gangue depression.  A three-stage flotation was conducted in a four litre laboratory scale Denver flotation machine.

Samples of the concentrates from each stage and the final tailings were submitted to the LDIM assay laboratory for Pd, Au, Pt, Cu, Ni, MgO, SiO2, Al2O3, CaO and Fe2O3

16-7

analyses.  The precious metals were assayed through fire assay digestion and by AA finish.  The base metals were digested using hydrofluoric acid (HF) and analysis of the solution by AA.  The oxides are analyzed directly using X-ray fluorescence (XRF).

The head grade for each test was calculated using the assays and weight of final tailings and concentrate samples.  Recoveries of all elements were then calculated.

The Pd grade-recovery relationship of the Offset Zone samples and a LDI ore sample is illustrated in Figure 16-3.  The recovery of Pd from the samples was excellent and similar for all samples. The variation in grade was due to the presence of increased amount of floatable gangue minerals for samples 01-007, 05-014, 05-016W1 and 05-016W2.  The effect of increased CMC dosage on reducing gangue recovery and considerable improvement in concentrate grade is shown in Figure 16-4.

FIGURE 16-3   PD GRADE-RECOVERY RELATIONSHIP, OFFSET ZONE

16-8

FIGURE 16-4   EFFECT OF CMC DOSAGE ON PD GRADE-RECOVERY RELATIONSHIP

A concentrate grade for the rougher-scavenger was estimated through linear extrapolation using 80% Pd recovery as the basis (Table 16-4). As illustrated, the increased dosage of CMC considerably improved the concentrate grade.

TABLE 16-4   ESTIMATED ROUGHER-CONCENTRATE GRADES AT 80% PD RECOVERY

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

	Pd	Au	Pt	Cu	Ni
	g/t	g/t	g/t	%	%
01-052 (Low CMC)	52.29	3.57	3.36	1.09	0.90
01-016 (Low CMC)	34.92	1.94	1.88	0.57	0.54
01-007 (Low CMC)	11.24	1.01	0.86	0.36	0.37
01-007 (High CMC)	47.88	2.60	2.98	0.70	0.71
05-014 (Low CMC)	17.60	0.84	1.23	0.32	0.33
05-014 (High CMC)	49.00	2.48	3.15	0.90	0.71
05-016W1 (Low CMC)	31.17	1.42	1.81	0.37	0.27
05-016W1 (High CMC)	44.82	1.84	2.61	1.12	0.63
05-016W2 (Low CMC)	12.40	1.89	0.91	0.82	0.68
05-016W2 (High CMC)	37.01	5.45	2.99	1.15	0.78
01-079 (Low CMC)	30.92	1.84	5.35	2.18	0.97

16-9

DISCUSSION

The Micon Study utilized plant feed grades and plant recoveries (Table 16-5) that are slightly more conservative than those listed in Table 16-2.

TABLE 16-5   MICON STUDY 2008 ESTIMATED MILL FEED METALLURGICAL PARAMETERS FOR UNDERGROUND ORE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Element	Head Grade		Recovery
Palladium	4.76	g/t	80%
Platinum	0.34	g/t	70%
Gold	0.34	g/t	75%
Copper	0.10%		85%
Nickel	0.11%		40%

Source: Micon Study

In Scott Wilson RPA’s opinion, the Offset Zone material should produce higher recoveries and head grades than seen in previous production results.

16-10

17               MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

MINERAL RESOURCE SUMMARY

Scott Wilson RPA’s familiarity with the LDI operation dates back to 2003 when Scott Wilson RPA completed a pre-feasibility study for underground mining at LDIM on July 31, 2003.  Scott Wilson RPA prepared a new underground resource block model in November 2003 and completed a feasibility study for underground mining at LDIM on February 27, 2004.  Scott Wilson RPA also assisted mine personnel with updating the open pit resource block model in July 2003, as well as prepared underground Mineral Resource and Mineral Reserve updates for 2005 and 2006.  On February 23, 2007, Scott Wilson RPA issued a NI 43-101 Technical Report for a new underground Mineral Resource estimate of the Offset Zone located at LDIM.  On October 31, 2007, Scott Wilson RPA issued a separate NI 43-101 Technical Report to support the disclosure of Mineral Resources and Mineral Reserves of LDIM to June 30, 2007.

The Offset Zone estimate was completed in Gemcom GEMS 6.1.4 software.  The block model was constrained by interpreted 3D wireframes of the mineralized zones interpreted from diamond drill hole intersections based on a minimum 4 g/t Palladium Equivalency (PdEq) Formula over a four-metre true width.  Palladium, platinum, gold, copper and nickel grades were estimated into the blocks using Ordinary Kriging (OK) interpolation.  The PdEq was calculated from metal price and metal recovery assumptions, with economic contributions from palladium, platinum, gold, copper, nickel and cobalt.  A constant bulk density (specific gravity of 2.89 t/m3) was utilized. Mineral Resources were selected based on a minimum 5.75 g/t PdEq and classified based on drill hole spacing and grade continuity.  The Mineral Resources were estimated to a maximum depth of 1,200 m.

The Offset Zone Mineral Resources as of March 31, 2008, are provided in Table 17-1.

17-1

TABLE 17-1   SUMMARY OF OFFSET ZONE MINERAL RESOURCES AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Category	Tonnes	Pd	Pt	Au	Cu	Ni
	(millions)	(g/t)	(g/t)	(g/t)	(%)	(%)
Indicated	12.3	5.02	0.38	0.37	0.114	0.133
Inferred	4.6	4.85	0.37	0.33	0.115	0.127

Notes:

1.               CIM definitions were followed for the estimation of Mineral Resources.

2.               Mineral Resources are estimated at a palladium equivalency (PdEq) cut-off of 5.75 g/t (PdEq g/t = Pd + 2.93(Pt g/t) + 2.60(Au g/t) + 7.55(Ni %) + 4.90(Cu%) + Co constant of 0.05148).  Wireframes were constructed at a PdEq of 4.00 g/t and a minimum four-metre true width.

3.               Long-term US$ metal prices of $300.00/oz palladium, $1,000.00/oz platinum, $850.00/oz gold, $7.00/lb nickel, $2.50/lb copper and $25.00/lb cobalt were used in the estimation of PdEq.

4.               Metal recovery assumptions of 80% palladium, 70% platinum, 75% gold, 40% nickel, 85% copper and 15% cobalt were used in the estimation of PdEq.

5.               US$/C$ exchange rate for the estimate was 1.10.

6.               Bulk density is 2.89 t/m3.

7.               Resources were estimated to a maximum depth of 1,200 m.

In Scott Wilson RPA’s opinion, the Mineral Resource estimate is compliant with the regulations and guidelines set out in NI 43-101.

METAL PRICE AND METAL RECOVERY ASSUMPTIONS

Due to the polymetallic nature of the Offset Zone, a PdEq Formula was derived based on metal price and metal recovery assumptions provided by NAP (Table 17-2).  The metal prices are based on NAP’s long-term assumptions of the metal market supported by analyst coverage. The metal recovery assumptions were provided by LDIM and are in line with those used in the Micon Study.  An exchange rate of C$1.10 per US$ is assumed.

Two different PdEq formulas were utilized, one for wireframe construction and the other for Mineral Resource Evaluation.  The PdEq Formula is a zero breakeven formula that is based on underground mining unit operating costs of C$32.94 per tonne for wireframe construction and C$40.00 per tonne for Mineral Resource Evaluation. These

17-2

changes are a reflection of the market conditions experienced between the spring and fall of 2008.

TABLE 17-2   METAL PRICE AND METAL RECOVERY ASSUMPTIONS

North American Palladium Ltd. – Lac des Iles Mine, Ontario

	Metal Price (US$ )			Palladium Equivalent
Product	Wireframe Construction	Resource Evaluation	Metal Recovery	Wireframe Construction	Resource Evaluation
			(%)
Palladium	350.00/oz	300.00/oz	80	1.00	1.00
Platinum	1,200.00/oz	1,000.00/oz	70	2.99	2.93
Gold	800.00/oz	850.00/oz	75	2.07	2.60
Nickel	8.50/lb	7.00/lb	40	7.94	7.55
Copper	2.50/lb	2.50/lb	85	4.17	4.50
Cobalt	25.00/lb	25.00/lb	15	3.82	4.59

It should be noted that due to low grade and recovery characteristics, cobalt is calculated as a constant in the PdEq formula.  LDIM does not generally assay cobalt in its feed and, therefore, does not trend the recovery against palladium head grade. LDIM considers a 15% Co recovery to be conservative.

WIREFRAME PdEq:

PdEq g/t = 1.00 x (Pd g/t) + 2.99 x (Pt g/t) + 2.07 x (Au g/t) + 7.94 x (Ni %)

+ 4.17 x (Cu %) + 3.82 x (Co %)

RESOURCE EVALUATION PdEq:

PdEq g/t = 1.00 x (Pd g/t) + 2.93 x (Pt g/t) + 2.60 x (Au g/t) + 7.55 x (Ni %)

+ 4.90 x (Cu %) + 5.72 x (Co %)

17-3

WIREFRAME MODELS

Palladium and PdEq intersections were geologically interpreted and assays were integer coded to reflect the particular lens of mineralization. In selecting drill hole intersections for the Mineral Resource estimation, a minimum of 4 g/t PdEq over a four-metre core length was required.  Results from the 2007 diamond drilling program led to a complete reinterpretation of the geological wireframe models, including the recognition of the MID Subzone (Appendix 2).

The PGM tenor is not proportional to the sulphide content and visible PGM mineralization is rare to nil, and difficult to predict. In total, three zones (HG, MID, and FW) were interpreted based on grades, lithology and continuity.  Scott Wilson RPA wireframe interpretations were reviewed with NAP Exploration and LDIM geology personnel.

The HG Zone mineralization is found statabound along the contact between the East Gabbro and the mineralized Heterolithic Gabbro Breccia. Within the Heterolithic Gabbro Breccia, there is a high-grade core typically constrained to an easily recognized ultramafic unit known as the Pyroxenite.  The HG Subzone was modelled as the primary zone, respecting the pyroxenite lithology as previously noted in the High Grade Zone above the Offset Fault. The HG Subzone has a strike length of approximately 620 m between 495 N and 514 N sections.   This lens has a 345° trend and a vertical to subvertical dip, although a particular break can be seen north of 507 N section below the -350 elevation where the azimuth swings eastward to 50° and the dip changes to -70°. The HG Subzone is terminated to the north by a large dyke swarm.

The MID Subzone was modelled adjacent to the FW Subzone, generally starting at the eastern contact of the FW Subzone.  Although the MID Subzone is lithologically different from the FW Subzone, it has a significant high-grade component. The MID Subzone has a strike length of approximately 625 m between 495 N and 514 N sections. This lens has a 350° trend and a vertical to subvertical dip. Once again, a break similar to that seen in the FW Subzone occurs hinged around 507 N Section where the trend

17-4

changes to approximately 30° and the dip shallows to -70°. The MID Subzone is terminated to the north by a large dyke swarm.

The FW Subzone was interpreted based on continuity seen in the drill hole intersections.  It is sinuous, discontinuous and has less of a defined areal extent than the other zones.  The FW Subzone has a strike length of some 330 m between 500 N and 512 N sections.  This lens has a 335° trend and a vertical to subvertical dip, which has a similar change in attitude to the other zones below the -350 elevation.

The mineralization associated with each zone was interpreted into three-dimensional wireframes based on the PdEq of 4% over a minimum four-metre interval. The interpreted lenses were built by digitizing polylines around the mineralization on 30.48 m (100 foot equivalent) spaced vertical sections cut at an azimuth of 341°.

Polylines were snapped directly to the influencing drill hole intersection. Polylines were linked with tie strings and triangulated to create three-dimensional wireframe solids (Figures 17-1 to 17-4).  Polyline interpretations were verified in a second direction at 90° to the primary at 71° azimuth.  In general, the mineralization was projected either less than half the drill hole spacing or halfway to a low grade or unmineralized hole along the perimeter of the lens.  All of the zones were clipped in the upper elevation by the B2 and/or Offset Fault wireframes. Wireframe volumes and drilling information, shown in Table 17-3, have been validated in GEMS, with no errors.

TABLE 17-3   SUMMARY OF INTERPRETED WIREFRAMES

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Volume (m3)	Average Thickness of Mineralization (m)	Number of Drill Holes	Assayed Length of Drill Core (m)	Volume (m3) / Number of Drill Holes
HG	3,308	15	70	1,299.70	2,312,847
MID	5,441	30	72	2,331.91	4,149,689
FW	1,348	7	60	601.14	1,069,743
Total	10,097			4,232.75	7,532,279

17-5

Figure 17-1

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**3D View of Mineralized Zones Looking Northwest**

*January 2009*

17-6

Figure 17-2

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**3D View of Mineralized Zones**
**Looking Northeast**

*January 2009*

17-7

31800 E
32000 E
32200 E
32000 N
32000 N
31800 N
31800 N
31600 N
31600 N
31400 N
31400 N
-50
0
50
100
150
200
Metres
January 2009

Figure 17-3

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**-200 Elevation Plan View of Mineralized Zones**

**(Only Resource Drill Holes Shown)**

17-8

31800 E
32000 E
32200 E
32000 N
31800 N
31600 N
31400 N
-50
0
50
100
150
200
Metres
January 2009

Figure 17-4

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**-600 Elevation Plan View of Mineralized Zones**

**(Only Resource Drill Holes Shown)**

17-9

BULK DENSITY

A bulk density of 2.89 t/m3 was used for volume conversion to tonnage for the Offset Zone Resource Estimate. Routine specific gravity (SG) measurements on diamond drill core have been recorded for the Offset Zone providing a database of 1,887 tests.  Initial SG testing was conducted every 30 m; however, since 2006, LDIM has been taking an SG measurement at six-metre intervals, which is more appropriate for underground mining.

Scott Wilson RPA compiled the 1,887 SG measurements by rock type as shown in Table 17-4.

17-10

TABLE 17-4   SUMMARY OF BULK DENSITY MEASURED SPECIFIC GRAVITY RESULTS BY ROCK TYPE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Rock Type	Description	Unit Average SG (t/m3)	No. of SG Tests	Minimum	Maximum	Range	Median	Variance
DIORITE	Diorite	2.95	2	2.77	3.13	0.36	2.95	0.065
DYKE	Dyke	2.82	17	2.63	2.98	0.35	2.82	0.011
EGAB	East Gabbro	2.89	321	2.63	3.29	0.66	2.88	0.007
FAULT	Fault	2.98	3	2.93	3.04	0.11	2.97	0.019
FDYKE	Felsic Dyke	2.76	9	2.61	3.08	0.47	2.69	0.020
GAB	Gabbro	2.89	337	2.54	3.98	1.44	2.87	0.013
GAGNOR	Gabbro Norite	2.98	43	2.68	3.42	0.74	2.95	0.027
GBBX	Gabbro Breccia	2.93	49	2.67	3.42	0.75	2.91	0.021
HGAB	Heterolithic Gabbro	2.89	9	2.84	3.01	0.17	2.88	0.003
HGABBX	Heterolithic Gabbro Breccia	2.89	220	2.56	3.31	0.75	2.87	0.009
LGAB	Leucogabbro	2.83	8	2.70	3.01	0.31	2.82	0.011
LGABX	Leucogabbro Breccia	2.86	7	2.74	2.98	0.24	2.87	0.007
MDYKE	Mafic Dyke	2.90	98	2.66	3.17	0.51	2.90	0.006
MGBNR	Melanogabbronorite	3.09	1	3.09	3.09	0.00	3.09	—
MGAB	Melanogabbro	2.95	51	2.77	3.65	0.88	2.90	0.023
MGABBX	Melanogabbro Breccia	2.93	17	2.81	3.19	0.38	2.90	0.011
MGABNORBX	Magnetic Gabbro Norite Breccia	2.93	7	2.72	3.05	0.33	2.97	0.014
MTGAB	Magnetic Gabbro	3.01	129	2.71	3.96	1.25	2.95	0.041
MTGABNOR	Magnetic Gabbronorite	3.06	25	2.81	3.63	0.82	3.00	0.045
MTNOR	Magnetic Norite	3.21	8	2.91	3.88	0.97	3.12	0.100
NOR	Norite	3.07	34	2.80	3.23	0.43	3.08	0.009
NORBX	Norite Breccia	2.96	3	2.85	3.08	0.23	2.94	0.013
PYXT	Pyroxenite	2.94	134	2.71	3.14	0.43	2.93	0.007
PYXTBX	Pyroxenite Breccia	3.05	5	2.95	3.21	0.26	3.00	0.010
QTZ	Quartz	2.65	2	2.64	2.65	0.01	2.65	0.000
TON	Tonalite	2.81	11	2.63	3.04	0.41	2.74	0.024
VGAB	Varitextured Gabbro	2.86	315	1.79	3.30	1.51	2.85	0.011
VGABNR	Varitextured Gabbronorite	2.90	5	2.82	3.02	0.20	2.89	0.006
VGABX	Varitextured Gabbro Breccia	2.86	1	2.86	2.86	0.00	2.86	—
VMGAB	Varitextured Melanogabbro	2.89	4	2.84	2.96	0.12	2.88	0.003
VMTGAB	Varitextured Magnetite Gabbro	2.94	12	2.75	3.44	0.69	2.85	0.046
	All	2.91	1,887	1.79	3.98	2.19	2.88	0.017

17-11

Scott Wilson RPA also correlated the SG results within the resource wireframes. A summary of all measured SG values that were part of the resource estimation is displayed in Table 17-5.

TABLE 17-5   SUMMARY OF MEASURED SG VALUES IN RESOURCE WIREFRAMES

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	No. of Records	Minimum	Maximum	Mean
HG	99	2.65	3.14	2.89
MID	199	2.60	3.65	2.89
FW	43	1.79	3.10	2.84
All	341	1.79	3.65	2.89

In Scott Wilson RPA’s opinion, the SG values are a reasonable representation of, or equivalent to, bulk density since the rocks have negligible porosity. Scott Wilson RPA does recommend, however, that in future LDIM measure SG on all sampled assay intervals.

RESOURCE ASSAY STATISTICS

A total of 3,911 mineralized assay intervals from 68 parent drill holes and eight wedge holes (Appendix 3) were selected as defining the zones of mineralization on the property. The remainder of the holes lie on the fringe of the deposit and are either not mineralized or contain weak mineralization not meeting the PdEq cut-off criteria.

Samples were grouped according to their interpreted lens of mineralization into zones.  Sample statistics of the assayed information are shown in Table 17-6.

17-12

TABLE 17-6   RANGE OF ASSAY VALUES BY MINERALIZED SUBZONE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Pd (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	1,215	0.005	38.968	5.921	5.179	0.875
MID	2,158	0.005	37.923	3.631	3.481	0.959
FW	538	0.005	21.619	2.503	2.548	1.018
All	3,911	0.005	38.968	4.188	4.171	0.996

Pt (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	1,215	0.003	1.923	0.433	0.291	0.673
MID	2,158	0.007	1.823	0.286	0.217	0.758
FW	538	0.007	2.140	0.260	0.195	0.750
All	3,911	0.003	2.140	0.328	0.250	0.762

Au (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	1,215	0.001	3.306	0.411	0.431	1.050
MID	2,158	0.003	2.405	0.291	0.287	0.988
FW	538	0.003	1.596	0.207	0.226	1.091
All	3,911	0.001	3.306	0.316	0.339	1.071

Cu (%)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	1,215	0.000	0.860	0.117	0.099	0.852
MID	2,158	0.000	0.709	0.095	0.096	1.006
FW	538	0.002	0.594	0.083	0.082	0.988
All	3,911	0.000	0.860	0.100	0.096	0.957

Ni (%)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	1,215	0.000	0.715	0.143	0.104	0.728
MID	2,158	0.000	1.253	0.112	0.091	0.811
FW	538	0.000	0.466	0.092	0.067	0.733
All	3,911	0.000	1.253	0.119	0.094	0.791

17-13

CAPPING OF HIGH GRADES

In order to avoid any disproportionate influence of random, anomalously high grade assays on the resource average grade, Scott Wilson RPA prepared histograms, cumulative frequency log probability charts, cutting curves, and decile analysis charts to examine the assay grade distribution within the mineralized zones and assess the need for grade capping. Skewness and high-grade outliers to the distribution can lead to overestimation of average grades unless some means of moderating the effect of the highest grade samples is applied. A common method for accomplishing this is by cutting (or capping) high assays at some predetermined level prior to grade estimation.

The capping studies indicated that only palladium assays required capping. Cumulative frequency log probability plots of the palladium sample grades within the Offset Zone are shown in Figures 17-5 to 17-7.  Assay results for the platinum, gold, copper, and nickel were not capped. The high-grade palladium assays were capped by zone prior to compositing (Table 17-7).

TABLE 17-7   HIGH GRADE PALLADIUM CAPPING SUMMARY

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Pd (g/t)

Subzone	Capped Value	Number of Samples	% of Samples Capped
HG	20	26	2.1%
MID	20	11	0.5%
FW	10	9	1.7%
All		46	1.2%

17-14

% of values < g/t
99.999
99.995
99.99
99.95
99.90
99.80
99.50
99.00
98.00
95.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
15.00
10.00
5.00
2.00
1.00
0.50
0.20
0.10
0.05
0.01
0.1
1
10
100
Palladium Grade (g/t)

Figure 17-5

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-15

% of values < g/t
99.999
99.995
99.99
99.95
99.90
99.80
99.50
99.00
98.00
95.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
15.00
10.00
5.00
2.00
1.00
0.50
0.20
0.10
0.05
0.01
0.1
1
10
100
Palladium Grade (g/t)

Figure 17-6

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-16

% of values < g/t
99.999
99.995
99.99
99.95
99.90
99.80
99.50
99.00
98.00
95.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
15.00
10.00
5.00
2.00
1.00
0.50
0.20
0.10
0.05
0.01
0.1
1
10
100
Palladium Grade (g/t)

Figure 17-7

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-17

COMPOSITE CONTROL INTERVALS

After the capping criteria were applied, assay samples were composited into two-metre downhole lengths while honouring the interpreted mineralized subzone boundaries. Compositing of downhole assay results in a fractional length for the last sample in a given subzone.  Six composites where the length was less than 0.002 m were deleted. Table 17-8 shows the composite summary information by subzone and metal type used in estimating the resource. Data analysis was conducted by creating probability and histogram plots of the selected data.

TABLE 17-8   COMPOSITE STATISTICS BY MINERALIZED SUBZONE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Pd (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	689	0.017	20.000	5.741	3.992	0.695
MID	1,222	0.011	19.989	3.602	2.624	0.729
FW	327	0.050	10.000	2.309	1.749	0.757
All	2,238	0.011	20.00	4.071	3.246	0.797

Pt (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	689	0.003	1.627	0.424	0.246	0.580
MID	1,222	0.007	1.505	0.286	0.171	0.599
FW	327	0.013	1.415	0.255	0.168	0.658
All	2,238	0.003	1.627	0.324	0.208	0.642

Au (g/t)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	689	0.002	2.709	0.406	0.373	0.918
MID	1,222	0.003	1.741	0.286	0.232	0.813
FW	327	0.003	1.396	0.196	0.192	0.980
All	2,238	0.002	2.709	0.31	0.287	0.928

17-18

Cu (%)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	689	0.001	0.537	0.115	0.086	0.752
MID	1,222	0.000	0.647	0.094	0.080	0.858
FW	327	0.003	0.477	0.080	0.068	0.851
All	2,238	0.000	0.647	0.098	0.082	0.829

Ni (%)

Subzone	No. of Records	Minimum	Maximum	Mean	Standard Deviation	Coefficient of Variation
HG	689	0.004	0.664	0.140	0.091	0.653
MID	1,222	0.000	0.626	0.110	0.074	0.676
FW	327	0.014	0.287	0.089	0.054	0.613
All	2,238	0.000	0.664	0.116	0.079	0.684

MINERALIZATION CONTINUITY AND VARIOGRAPHY

Three-dimensional semi-variograms, using Gemcom software, were completed by subzone on palladium composites only.  A downhole linear semi-variogram of palladium composite grades was used to determine the nugget (C0) for 3D variography.  Scott Wilson RPA prepared palladium grade-thickness contours of the zones to guide construction of semi-variograms for major, intermediate, and minor continuity directions in the zones.  It was determined, however, that wide spread angles of 90° (± omnidirectional) were necessary to evaluate sufficient sample pairs and produce useful Pd variograms for intermediate (strike) and thickness (cross-dip) directions. A summary of the results is shown in Table 17-9, with plots presented in Appendix 4.

TABLE 17-9   OFFSET ZONE VARIOGRAPHY PARAMETERS

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Nugget	Sill1	Sill2	Range1 (m)	Range2 (m)
HG	0.10	0.65	0.25	25	135
MID	0.10	0.90	0.10	15	65
FW	0.30	0.40	0.30	30	100

17-19

BLOCK MODELLING

A three-dimensional block model was constructed that contained the HG, MID and FW subzones of mineralization using Gemcom based on LDIM coordinates with an origin at 32,000 m east, 31,450 m north and 255 masl elevation. The model is rotated 19° west to 341° azimuth.  Block dimensions of 10 m by 10 m by 10 m are similar to resource models for the High Grade Zone, open pit and block sizes used for the 2006 and 2007 estimates (Routledge, 2006; Routledge, 2007).  The model encloses a volume of 480 million m3 and extends to -945 elevation (1,465 m elevation).  Block model geometry and parameters are provided in Table 17-10.

TABLE 17-10   BLOCK MODEL GEOMETRIES

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

			Model Limits (LDIM Coordinates)
Coordinate	Number of Blocks	Block Size (m)	Minimum	Maximum
X – East	50	10	31739.55	32477.76
Y – North	80	10	31450.00	32369.20
Z – Elevation	120	10	-945.00	255.00

For volumetric control within the mineral resource wireframes, Gemcom software estimates the percentage of the resource block that falls within each subzone wireframe and records this in the block model.  This contrasts with other mining software that uses smaller blocks (sub-blocks or sub-cells) to honour the wireframe volumes.

The mineralization block model includes percent, rock/ore type, bulk density, Pd, Pt, Au, Cu, Ni and PdEq.

GRADE INTERPOLATION AND SEARCH STRATEGY

The interpolation plan of the Offset Zone resource estimation model was completed on the capped composites using the following estimation methods: nearest neighbour (NN), inverse distance squared (ID2), and ordinary kriging (OK).

17-20

Scott Wilson RPA used OK for grade interpolation based on kriging profiles developed for palladium and applied to the interpolation of the other metals - Au, Pt, Cu, and Ni.  Search parameters were established based on the variography and kriging profiles, with ranges set to capture at least two composites and inform all blocks in the wireframes with grade (Table 17-11).

TABLE 17-11   SEARCH PARAMETERS

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Pass	Subzone(s)	Major	Minor	Vertical	Minimum	Maximum	Per Drill Hole
First	All	200	200	200	2	12	1

An NN estimation and a ID2 iteration were also completed on each subzone.  An omnidirectional spherical ellipse was utilized for all subzones and interpolations.

BLOCK MODEL VALIDATION

The Offset Zone resource estimation was validated by the following methods:

•                  Inspection of the OK block model grades in plan and section views and comparing them to the drill hole grades.

•                  Comparison of the global mean grades based on OK, ID2 and NN estimation methods.

•                  Comparison of the global mean grades based on OK, ID2 and NN estimation methods.

VISUAL COMPARISON

The block models were checked in plan and section views to compare block grades with the drill hole grades, and ensure that the interpolation honoured the composites. The visual comparisons of block grades with composite grades of the palladium, platinum, gold, copper and nickel show a reasonable correlation between the values.  No significant discrepancies were apparent between the plan and section views (Figures 17-8 to 17-13).

17-21

600 E
800 E
1000 E
-200 N
-400 N
-600 N
-800 N
Pd g/t Legend
0.01 3.00
3.00 4.00
4.00 5.00
5.00 6.00
6.00 1000.00
-50 0 50 100 150 200
Metres
January 2009

Figure 17-8

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**HG Subzone 504N Section View**

**Pd Resource Blocks**

17-22

31800 E
32000 E
32200 E
32000 N
31800 N
31600 N
31400 N
-50
0
50
100
150
200
Metres
January 2009

Figure 17-9

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**HG Subzone Plan View -300 Elev.**

**Pd Resource Blocks**

17-23

600 E
800 E
1000 E
-200 N
-400 N
-600 N
-800 N
Pd g/t Legend
0.01 3.00
3.00 4.00
4.00 5.00
5.00 6.00
6.00 1000.00
-50 0 50 100 150 200
Metres
January 2009

Figure 17-10

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**MID Subzone 504N Section View**

**Pd Resource Blocks**

17-24

31800 E
32000 E
32200 E
32000 N
31800 N
31600 N
31400 N
-50
0
50
100
150
200
Metres
January 2009

Figure 17-11

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**MID Subzone Plan View -300 Elev.**

**Pd Resource Blocks**

17-25

600 E
800 E
1000 E
-200 N
-400 N
-600 N
-800 N
Pd g/t Legend
0.01 3.00
3.00 4.00
4.00 5.00
5.00 6.00
6.00 1000.00
-50 0 50 100 150 200
Metres
January 2009

Figure 17-12

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**FW Subzone 504N Section View**

**Pd Resource Blocks**

17-26

31800 E
32000 E
32200 E
32000 N
31800 N
31600 N
31400 N
-50
0
50
100
150
200
Metres
January 2009
Figure 17-13
Lac des Iles Mine Ltd.
Lac des Iles Mine Offset Zone
Northwestern Ontario, Canada
Plan View -300 Elevation
FW Subzone Pd Resource Block

17-27

OFFSET ZONE GLOBAL COMPARISON

The global block model estimation for the OK method was compared to the global estimation of the NN and ID2 model values.  The block models were similarly constrained by interpreted wireframes of the mineralized subzones based on a 4.00 g/t PdEq over a 4 metre width.  High grades were capped composites were again utilized in the NN and ID2 estimations.

For estimates of Indicated Resources (Table 17-12), the OK and ID2 methods provide similar results with less than a 3% variance in palladium grade. The OK and NN methods in general have comparable results, with the NN model estimating a slightly lower palladium grade.

TABLE 17-12   GLOBAL COMPARISON BY ESTIMATION METHOD – INDICATED RESOURCES AT 4.00 g/t PdEq

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Method	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq
	(000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(g/t)
OK	18,528	4.09	0.33	0.31	0.099	0.115	7.26
ID2	18,528	4.19	0.33	0.32	0.100	0.127	7.40
NN	18,528	3.95	0.33	0.30	0.099	0.114	7.10

For estimates of Inferred Resources (Table 17-13), the OK and ID2 methods provide similar results with just under a 7% variance in palladium grade. The OK and NN methods have less comparable results, with a variance of 15% in palladium grade.

TABLE 17-13   GLOBAL COMPARISON BY ESTIMATION METHOD – INFERRED RESOURCES AT 4.00 g/t PdEq

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Method	Tonnes	Pd	Pt	Au	Cu	Ni	PdEq
	(000)	(g/t)	(g/t)	(g/t)	(%)	(%)	(g/t)
OK	8,991	3.67	0.31	0.23	0.090	0.100	6.44
ID2	8,991	3.92	0.32	0.24	0.089	0.100	6.73
NN	8,991	3.13	0.30	0.20	0.093	0.099	5.76

17-28

A comparison of the individual subzones gave similar results, although it was noted that the FW Subzone NN results were estimated significantly higher than the FW OK and ID2 estimation results.  In Scott Wilson RPA’s opinion, the comparison results are within acceptable limits for resource verification.

MINERAL RESOURCE CLASSIFICATION

Mineral Resources have been classified according to the CIM Definition Standards on Mineral Resources and Mineral Reserves (CIM definitions), as incorporated in NI 43-101.  Resource blocks are classified as Indicated or Inferred, depending upon the confidence level of the resource based on experience with similar base metal deposits and the spatial continuity of the mineralization.  No Measured Resources have been defined to date.

Classification of the Indicated Resource is defined from the block model based on a distance to the closest composite of less than or equal to 30 m. A drill hole spacing of approximately 30 m used by LDIM for estimation of Indicated Resources in the High Grade Zone below the pit is equivalent to the semi-variogram short range for the major and intermediate grade continuity directions.

A second NN estimate with 30 m ranges was interpolated to flag the potential Indicated Resource blocks.  Resource blocks meeting the above criterion were flagged and displayed in longitudinal section on screen and an extruded wireframe solid was created of the coherent area of blocks around the drill holes.  This solid was then used to capture and report the appropriate Indicated Resource blocks contained within it.  The remainder of the blocks within the interpreted subzones were classified as Inferred Resources.  There were no blocks assigned to the Measured Resource category.

The location of Indicated and Inferred Resources for the HG, MID, and FW subzones is shown in Figures 17-14 to 17-19.

17-29

31500.0 N
500
32000.0 E
32000.0 N
1000
0 Elev
0 Elev
-500 Elev
-500 Elev
-1000 Elev
Resource Category
Measured
Indicated
Inferred
-50
0
50
100
150
200
Metres
January 2009

Figure 17-14

**Lac des Iles Mine Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Longitudinal Section**

**HG Subzone Resource Category Blocks**

17-30

31500.0 N
500
32000.0 E
32000.0 N
1000
0 Elev
0 Elev
-500 Elev
-500 Elev
-1000 Elev
Resource Category
Measured
Indicated
Inferred
-50 0 50 100 150 200
Metres
January 2009

Figure 17-15

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Longitudinal Section**

**MID Subzone Resource Category Blocks**

17-31

31500.0 N
500
32000.0 E
32000.0 N
1000
0 Elev
0 Elev
-500 Elev
-500 Elev
-1000 Elev
Resource Category
Measured
Indicated
Inferred
-50 0 50 100 150 200
Metres
January 2009

Figure 17-16

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Longitudinal Section**

**FW Subzone Resource Category Blocks**

17-32

MINERAL RESOURCES

The Mineral Resource estimate for the Offset Zone is shown in Table 17-1.  Mineral Resource estimates by classification and subzone are tabulated in Tables 17-14 and 17-15.

TABLE 17-14   INDICATED MINERAL RESOURCES BY SUBZONE AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Category	Tonnes	Pd	Pt	Au	Cu	Ni
		(000)	(g/t)	(g/t)	(g/t)	(%)	(%)
HG	Indicated	4,418	6.33	0.47	0.45	0.122	0.152
MID	Indicated	7,191	4.36	0.33	0.34	0.110	0.124
FW	Indicated	722	3.55	0.33	0.27	0.101	0.106
Total	Indicated	12,331	5.02	0.38	0.37	0.114	0.133

TABLE 17-15   INFERRED MINERAL RESOURCES BY SUBZONE AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Subzone	Category	Tonnes	Pd	Pt	Au	Cu	Ni
		(000)	(g/t)	(g/t)	(g/t)	(%)	(%)
HG	Inferred	2,846	5.18	0.39	0.35	0.126	0.137
MID	Inferred	1,762	4.33	0.34	0.29	0.098	0.111
FW	Inferred	29	3.47	0.39	0.23	0.09	0.09
Total	Inferred	4,637	4.85	0.37	0.33	0.115	0.127

All resource blocks within the subzones are greater than 4.00 g/t PdEq.

17-33

Figure 17-17

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-34

Figure 17-18

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-35

Figure 17-19

**Lac des Iles Mine Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

*January 2009*

17-36

MINERAL RESERVES

LDIM has not carried out a pre-feasibility or feasibility study that would allow conversion of the Offset Zone Mineral Resources to Mineral Reserves and, consequently, no Mineral Reserves exist in the Offset Zone at this time.

17-37

18               OTHER RELEVANT DATA AND INFORMATION

No additional information or explanation is necessary to make this report understandable and not misleading.

18-1

19     INTERPRETATION AND CONCLUSIONS

MINERAL RESOURCES

In Scott Wilson RPA’s opinion, the Lac des Iles Offset Zone Mineral Resource estimate is compliant with the regulations and guidelines set out in NI 43-101. The results of this estimate, which covers three separate subzones of mineralization, are shown in Table 19-1.

TABLE 19-1   SUMMARY OF OFFSET SUBZONE MINERAL RESOURCES AS OF MARCH 31, 2008

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Category	Tonnes	Pd	Pt	Au	Cu	Ni
	(millions)	(g/t)	(g/t)	(g/t)	(%)	(%)
Indicated	12.3	5.02	0.38	0.37	0.114	0.133
Inferred	4.6	4.85	0.37	0.33	0.115	0.127

Notes:

1.     CIM definitions were followed for the estimation of Mineral Resources.

2.     Mineral Resources are estimated at a palladium equivalency (PdEq) cut-off of 5.75 g/t (PdEq g/t = Pd + 2.93(Pt g/t) + 2.60(Au g/t) + 7.55(Ni %) + 4.90(Cu%) + Co constant of 0.05148).  Wireframes were constructed at a PdEq of 4.00 g/t and a minimum four-metre true width.

3.     Long-term US$ metal prices of $300.00/oz palladium, $1,000.00/oz platinum, $850.00/oz gold, $7.00/lb nickel, $2.50/lb copper and $25.00/lb cobalt were used in the estimation of PdEq.

4.     Metal recovery assumptions of 80% palladium, 70% platinum, 75% gold, 40% nickel, 85% copper and 15% cobalt were used in the estimation of PdEq.

5.     US$/C$ exchange rate for the estimate was 1.10.

6.     Bulk density is 2.89 t/m3.

7.     Resources were estimated to a maximum depth of 1,200 m.

The Indicated Resources are generally constrained to the upper area of the Offset Zone where the closer spaced 2006 and 2007 drilling occurs.  There were no blocks assigned to the Measured category as, in Scott Wilson RPA’s opinion, the lack of definitive variography precludes Measured classification. Although drill spacing is reasonable in most of the Indicated Resource area, in Scott Wilson RPA’s opinion, a confirmation area of tighter 15 m plan by 15 m section drill spacing with shorter diamond drill holes, along with the variography study results, would be required for potential upgrading of Indicated Resources to Measured.

19-1

EXPLORATION PRACTICES

In Scott Wilson RPA’s opinion, the core logging and sampling is industry standard and appropriate.  QA/QC controls do, however, require upgrading.  Excel spreadsheets are used to track the QA/QC results, but in the past few years limited data analysis has been completed.  In Scott Wilson RPA’s opinion, the digital drill hole and assay database is acceptable for resource estimation.

GRADE – TONNAGE CURVES

The Offset Zone contacts are defined as the boundary between potentially economic, lithologically differentiated material and weakly mineralized low-grade mineralization with no economic potential. No sensitivities for cut-off grade determination were, therefore, completed on the Offset Zone and it was assumed that there was no Mineral Resource at grades lower than the applied minimum PdEq. Global grade and tonnage profiles are illustrated in Figures 19-1 to 19-2.  Figure 19-3 illustrates grade-tonnage curves for the combined Offset Zone Indicated Resources only.

19-2

FIGURE 19-1   OFFSET ZONE GLOBAL RESOURCES TONNAGE – GRADE PROFILES

FIGURE 19-2   OFFSET ZONE GLOBAL RESOURCES PALLADIUM VS. PDEQ CUT-OFF GRADE

19-3

FIGURE 19-3   OFFSET ZONE INDICATED RESOURCES TONNAGE – GRADE PROFILES

EXPLORATION POTENTIAL

In Scott Wilson RPA’s opinion, there is a significant potential to increase resources within the three horizons of the Offset Zone. Scott Wilson RPA compiled longitudinal drawings of the Offset Zone HG and MID subzones, illustrating contoured palladium grades and the spatial area of the Indicated Resources (Figures 19-4 and 19-5).  The HG Subzone contours indicate strong trends at 45o downwards towards the south as well as approximately 50o downwards on the northern limb.  The MID Subzone shows similar but weaker trends.

19-4

0 Elevation
490 Section
491 Section
492 Section
493 Section
494 Section
495 Section
496 Section
497 Section
498 Section
499 Section
500 Section
501 Section
502 Section
503 Section
504 Section
505 Section
506 Section
507 Section
508 Section
509 Section
510 Section
511 Section
512 Section
513 Section
514 Section
HG
-100 Elevation
-200 Elevation
-300 Elevation
Indicated Outline
-400 Elevation
-500 Elevation
-600 Elevation
-700 Elevation
Mineral Wireframe
-800 Elevation

Figure 19-4

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*
*Northwestern Ontario, Canada*

**HG Subzone**
**Contoured Palladium Grades**

*January 2009* *Source: Lac des Iles Mines Ltd., 2008.*

19-5

0 Elevation
490 Section
491 Section
492 Section
493 Section
494 Section
495 Section
496 Section
497 Section
498 Section
499 Section
500 Section
501 Section
502 Section
503 Section
504 Section
505 Section
506 Section
507 Section
508 Section
509 Section
510 Section
511 Section
512 Section
513 Section
514 Section
MID
-100 Elevation
-200 Elevation
-300 Elevation
Indicated Outline
-400 Elevation
-500 Elevation
-600 Elevation
-700 Elevation
Mineral Wireframe
-800 Elevation

Figure 19-5

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**MID Subzone**

**Contoured Palladium Grades**

*January 2009*

***Source: Lac des Iles Mines Ltd., 2008.***

19-6

20     RECOMMENDATIONS

Scott Wilson RPA makes the following recommendations.

ADDITIONAL DIAMOND DRILLING REQUIREMENTS

Scott Wilson RPA recommends additional diamond drilling programs in the following order of priority:

TOP OFFSET ZONE HORIZON RESOURCE DRILLING

Additional fill-in drilling in the top horizon of the Offset Zone is required to fully test the potential to convert Inferred to Indicated Resources above the -350 m elevation as well as to confirm the southern and northern limits of the resources (Table 20-1). This would consist of nominal 30 m plan x 60 m section spaced patterns drilled from the current 5095 Level Exploration Drift.  Scott Wilson RPA calculated the requirements for eight diamond drill holes totalling 3,725 m.

The estimated cost for this phase of diamond drilling is approximately $450,000. Reconditioning of the 5095 Level Exploration Drift will be required at an estimated cost of approximately $50,000. A number of drill holes for this area are better drilled via the proposed 5095 Level Exploration Drift.

20-1

TABLE 20-1   PROPOSED DIAMOND DRILL HOLES FOR THE TOP OFFSET ZONE HORIZON

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Hole Number	Section	Drill Horizon	Length	Easting	Northing	Elevation	Azimuth	Dip
U1	499	4915	490	32457.69	31837.85	-100.50	247.5	-8.0
U2	500	4915	490	32457.69	31837.85	-100.50	251.0	-5.0
U3	500	4915	490	32457.69	31837.85	-100.50	251.0	-13.0
U4	500	4915	500	32457.69	31837.85	-100.50	251.0	-21.0
U5	501	5095	435	32222.29	31853.51	89.76	237.0	-54.5
U6	502	5095	430	32222.29	31853.51	89.76	245.0	-48.0
U7	502	5095	490	32222.29	31853.51	89.76	244.5	-57.0
U8	503	5095	400	32222.29	31853.51	89.76	251.0	-48.0

8			3,725

MIDDLE OFFSET ZONE HORIZON RESOURCE DRILLING

Additional drilling in the middle Offset Zone horizon is required to delineate potential Indicated Resources down to the -700 m elevation. This would consist of nominal 30 m plan x 60 m section spaced patterns drilled from the proposed 4915 Level Exploration Drift.  Approximately 300 m of drifting will be required, including a hanging wall drill platform excavated between 500N to 509N sections.  Some drill holes can be reached via the existing 5095 Level Exploration Drift (Table 20-2).

Diamond drilling is also required on the north and south extremities to maximize current known resources.  At this time, Scott Wilson RPA recommends that LDI not drill north of 510N or south of 499N sections until an evaluation of results has been completed.  These sections were laid out using off-azimuth holes from the previous sections, assuming the drill drift laid out only went this far.  Scott Wilson RPA estimates that 40 diamond drill holes totalling 26,860 m would be required.

The estimated cost for this phase of diamond drilling is approximately $3.1 million.  Excavation costs for the 4915 Level Exploration Drift are estimated to be an additional $1.2 million.

20-2

TABLE 20-2   PROPOSED DIAMOND DRILL HOLES FOR THE MIDDLE OFFSET ZONE HORIZON

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Hole Number	Section	Drill Horizon	Length	Easting	Northing	Elevation	Azimuth	Dip
L1	499	4915	550	32457.69	31837.85	-100.50	247.0	-37.0
L2	499	4915	595	32457.69	31837.85	-100.50	247.0	-43.0
L3	499	4915	635	32457.69	31837.85	-100.50	247.0	-48.5
L4	499	4915	700	32457.69	31837.85	-100.50	247.0	-53.0
L5	499	4915	750	32457.69	31837.85	-100.50	247.0	-57.0
L6	500	4915	600	32457.69	31837.85	-100.50	251.0	-43.0
L7	500	4915	725	32457.69	31837.85	-100.50	251.0	-55.0
L8	500	4915	825	32457.69	31837.85	-100.50	251.0	-59.0
L9	501	4915	570	32447.77	31866.67	-100.50	251.0	-41.0
L10	501	4915	680	32447.77	31866.67	-100.50	251.0	-50.5
L11	501	4915	800	32447.77	31866.67	-100.50	251.0	-57.0
L12	502	4915	620	32437.84	31895.49	-100.50	251.0	-44.0
L13	502	4915	675	32437.84	31895.49	-100.50	251.0	-50.0
L14	502	4915	760	32437.84	31895.49	-100.50	251.0	-55.0
L15	503	4915	670	32427.92	31924.31	-101.22	251.0	-49.0
L16	503	4915	730	32427.92	31924.31	-101.22	251.0	-54.5
L17	504	4915	640	32416.84	31952.73	-101.20	251.0	-47.0
L18	504	4915	700	32416.84	31952.73	-101.20	251.0	-52.0
L19	504	4915	750	32416.84	31952.73	-101.20	251.0	-57.0
L20	505	4915	700	32296.15	31935.89	-102.03	251.0	-48.0
L21	505	4915	800	32405.75	31981.15	-101.22	251.0	-55.0
L22	505	4915	860	32405.75	31981.15	-101.22	251.0	-61.0
L23	506	4915	700	32394.67	32009.57	-101.22	251.0	-59.0
L24	507	5095	650	32199.55	31974.62	84.65	251.0	-74.0
L25	507	5095	750	32199.55	31974.62	84.65	251.0	-78.0
L26	507	4915	550	32383.59	32037.99	-101.22	251.0	-46.0
L27	507	4915	600	32383.59	32037.99	-101.22	251.0	-53.0
L28	507	4915	675	32383.59	32037.99	-101.22	251.0	-58.0
L29	507	4915	700	32383.59	32037.99	-101.22	251.0	-64.0
L30	507	4915	800	32383.59	32037.99	-101.22	251.0	-69.0
L31	508	5095	610	32199.55	31974.62	84.65	262.5	-75.5
L32	508	5095	760	32199.55	31974.62	84.65	266.0	-79.5
L33	508	4915	600	32373.67	32066.81	-101.22	251.0	-56.0
L34	508	4915	650	32373.67	32066.81	-101.22	251.0	-61.5
L35	508	4915	710	32373.67	32066.81	-101.22	251.0	-67.0
L36	509	4915	480	32363.74	32095.63	-101.22	251.0	-49.0
L37	509	4915	520	32363.74	32095.63	-101.22	251.0	-56.0
L38	509	4915	590	32363.74	32095.63	-101.22	251.0	-63.0
L39	509	4915	650	32363.74	32095.63	-101.22	251.0	-68.5
L40	510	4915	530	32363.74	32095.63	-101.22	256.5	-53.0

40			26,860

20-3

TOP OFFSET ZONE PRELIMINARY DEVELOPMENT DRILLING

Closer spaced level and stope definition drilling on a 15 m x 15 m pattern will be required for initial level placement and stope definition. The information would also be used to assist with variography and classification exercises in other areas of the Offset Zone. This drilling would occur once a potential ramp system is completed. Diamond drill holes should be less than 150 m in length to ensure accurate spatial location control.

RESOURCE DRILLING IN THE AREA BETWEEN B2 AND OFFSET ZONE FAULTS

Test drilling in the area between the B2 and Offset Zone faults will be required to explore the potential for localized grade and lithological continuity. This would be best accomplished once the development is in place for the top Offset Zone horizon preliminary development drilling.

OFFSET ZONE DEEP RESOURCE DRILLING BELOW -700 M ELEVATION

While there is a high potential for additional resources below this level, the potential for economic extraction would depend upon successful mining of the resources from 0 m to -700 m elevations.

UPDATE OF METALLURGICAL STUDIES

Updated Offset Zone metallurgical studies should proceed concurrently with the proposed diamond drill programs. The estimated cost for sample collection and in-house metallurgical testing is approximately $100,000.

DIAMOND DRILL HOLE DATABASE QA/QC

Scott Wilson RPA recommends that a geologist be designated as the manager responsible for the Drill Hole Database and related QA/QC analysis and reporting. A comprehensive QA/QC program for assay validation is performed by NAP Exploration including blanks, standards and duplicates; however, continuous follow-up is required to ensure that benchmarks are met.

20-4

BULK DENSITY

Scott Wilson RPA recommends that NAP Exploration conduct specific gravity measurements on all sampled diamond drill core.

VARIOGRAPHY

Scott Wilson RPA recommends that detailed variography studies be undertaken once additional fill-in diamond drilling has been completed. The variography study should also focus on splitting the domains north and south of 506N Section where a change in both strike and dip can be seen in both the HG and MID subzones.

RESOURCE MODEL UPDATE

The Offset Zone resource model should be updated once the proposed drill programs and updated metallurgical testing have been completed. Scott Wilson RPA recommends that both PdEq and palladium plus platinum (Pd+Pt) equivalent be reviewed for net smelter return and cut-off grade determinations.

20-5

21               REFERENCES

AGRA Simons (1999):  Lac des Iles Detailed Feasibility Study, December 1999.

Buffington, Darrel P. G., Borrastero, Raul H., Crawford, Gerald D., Hembree, Robert A., and King, Nelson D. (2003): Lac des Iles Mines Thunder bay, Ontario technical report prepared for North American Palladium, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, September 12, 2003.

Brugmann, G.E., Naldrett, A. J., and MacDonald, A. J. (1989): Magma mixing and constitutional zone refining in the Lac des Iles complex, Ontario: genesis of platinum-group element mineralization. Economic Geology Vol. 84, No.6, September-October 1989, pp.1557-1573.

Canadian Institute of Mining, Metallury and Petroleum (2005): CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by CIM Council on December 11, 2005.

Crawford, Gerald D., Wallis, Stewart C., Buffington, Darrel P. G., Kuestermyer, Alva L., McKnight, Robert T., and Sandefur, Robert L. (2001): Lac des Iles project technical report prepared for Lac des Iles Mines, Ltd. SEDAR NI 43-101 report by Pincock Allen & Holt, May 18, 2001.

Hinchey, J.G., Hattori, K.H., Lavigne, M.J. (2005): Geology, Petrology, and Controls on PGE Mineralization of the Southern Roby and Twilight Zones, Lac des Iles Mine, Canada, Economic Geology, January 2005, v. 100, no. 1, pp. 43-61.

Itasca Consulting Canada Inc. (2004): “Lac des Iles Project — Transition to Underground Mining, 2004 Update of Geomechanics Issues”, February 2004.

Johnson Matthey (2003): “Platinum 2003 Interim Review”, November 2003.

Jolliffe, F. (1934): Block Creek Map-Area, Thunder Bay District, Ontario, Geological Survey of Canada Summary Report 1933, pt. D, pp. 7-15.

Lavigne, M. J., and Michaud, M. J. (2001): Geology of North American Palladium Ltd.’s Roby Zone Deposit, Lac des Iles”. CIM Exploration and Mining Geology, Vol. 10 Nos. 1 and 2, 2001.

Lac des Iles Mines Ltd. (2006):  Geotechnical Summary Phase 4 Roby Pit South Wall Lac Des Iles Mine, Technical Services Group PowerPoint Presentation Dated January 2006.

Lac des Iles Mines Ltd. (2003):  July 2003 Resource Model Update, Memorandum From Clay Craig Dated July 23, 2003.

21-1

LDIM: production history, surface services, land tenure, royalties, taxes, metallurgy, smelter terms, exploration potential, consumables pricing, capital equipment quotes, mine safety and environment.

Lakefield Research (2003): Metallurgical Testing of Current Pit, Future Pit and Underground Ores

Legault-Seguin (2006):  Metallurgical Evaluation of Off-Set, Moore and Baker Zone Ore Bodies – Phase 1. Internal LDIM North American Palladium Ltd. Memo.

Micon International Limited (2008):  Preliminary Economic Assessment – Offset High Grade Zone, published May 7, 2008, 34 p.

North American Palladium Ltd, (2004): 2003 Annual Report, published March 17, 2004, 40 p.

North American Palladium Ltd, (2005): 2004 Annual Report, published March 31, 2005, 54 p.

North American Palladium Ltd. (2005): Summary of procedures for the Lac des Iles diamond drilling program. Unpublished company document, 5 p.

North American Palladium Ltd, (2006a): 2005 Annual Report, published April 26, 2006, 64 p.

North American Palladium Ltd. Metals Exploration Division (2006b): 2007 Offset Underground Drill Program Proposal. December 2006.

North American Palladium Ltd, (2007): 2006 Annual Report, published April 24, 2007, 66 p.

North American Palladium Ltd, (2008a): 2008 First Quarter Report, published April 22, 2008, 3 p.

North American Palladium Ltd, (2008b): 2007 Annual Report, published April 28, 2008, 76 p.

North American Palladium Ltd, (2008c): QA/QC Summary Lac des Iles Minesite 2007 Underground Diamond Drilling. Unpublished Draft Report, April 2008, 45 p.

North American Palladium Ltd. (2008c): Press Release  2007 North American Palladium Announces Temporary Closure of Lac Des Iles Mine Due to Depressed Metal Prices. Strategic focus on completing Offset High Grade Zone feasibility study, expanded exploration and evaluating transaction opportunities. October 21, 2008.

Pincock Allen & Holt (2001a): Lac des Iles Mines Ltd. Thunder Bay, Ontario Technical Report 9296.01, May 18, 2001.

21-2

Pincock Allen & Holt (2001): March 2001 Reserve and Mine Plan Review North American Palladium Lac des Iles Mines, Prepared for BMO Nesbitt Burns, PAH Project No. 9268.05, May 23, 2001.

Pincock Allen & Holt (2003): Lac des Iles Mines Ltd. Thunder Bay, Ontario Technical Report 9296.02, September 12, 2003.

Piteau Associates Engineering Ltd. (2002): Letter dated December 27, 2002 From Alan F. Stewart Regarding Geotechnical Inspection of Roby Pit, Site Visit on November 27 and 28, 2002.

Piteau Associates Engineering Ltd. (2004):  Letter dated January 26, 2004 From Alan F. Stewart Regarding Geotechnical Site Visit on December 3, 2003.

Piteau Associates Engineering Ltd. (2006): Draft Letter dated January 24, 2006 From Alan F. Stewart Regarding Geotechnical Site Visit – January 4 and 5, 2006.

Pye, E.G. (1968): Geology of the Lac des Iles Area, District of Thunder Bay, Ontario Department of Mines Geological Report 64, 47 p.

Roscoe Postle Associates Inc. (2006a): Mineral Resource and Mineral Reserve estimates of the Lac des Iles Mine, Thunder Bay, Ontario prepared for Lac des Iles Mines Ltd. Unpublished report by Clow, Graham, Hendry James W. and Evans, Luke, March 17, 2006.

Roscoe Postle Associates Inc. (2006b): Technical Report on the Resource Estimate for the Offset Zone at Lac des Iles Mine, prepared for Lac des Iles Mines Ltd. Unpublished report by Routledge, Richard E. for Lac des Iles Mines Ltd., March 31, 2006, 117 p.

Roscoe Postle Associates Inc. (2004a): Technical report on underground mining at the Lac des Iles Mine prepared for Lac des Iles Mines Ltd. SEDAR NI 43-101 report by Clow, G. G. and Rennie, D. W., April 2, 2004, 134 p.

Roscoe Postle Associates Inc. (2004b): Feasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., February 27, 2004.

Roscoe Postle Associates Inc. (2004c): Prefeasibility Study for Underground Mining at the Lac des Iles Mine, Unpublished report for Lac des Iles Mines Ltd., July 31, 2003.

Roscoe Postle Associates Inc. (2003): Resource Model Update Memorandum, July 29, 2003.

Roscoe Postle Associates Inc. (2003): Block Model Review, RPA Memorandum Dated March 2003, 12 p.

21-3

Scott Wilson Roscoe Postle Associates Inc. (2007a): Technical Report on the Resource Estimate for the Offset Zones at Lac des Iles Mine, prepared for Lac des Iles Mines Ltd., NI 43-101 report by Routledge, Richard E., February 23, 2007, 128 p.

Scott Wilson Roscoe Postle Associates Inc. (2007b): Underground Mineral Resource and Mineral Reserve Estimate Review of the Lac des Iles Mine, Thunder Bay, Ontario prepared for Lac des Iles Mines Ltd. Unpublished letter report by Clow, Graham, February 21, 2007, 5 p.

Scott Wilson Roscoe Postle Associates Inc. (2007c): Technical Report on the Lac des Iles Project, Thunder Bay, Ontario prepared for North American Palladium Ltd. Clow, Graham G., Hwozdyk, Leo R., McCombe, Deborah A. and Blakley, Ian T., October 31, 2007.

Wardrop, 2006: Wardrop Engineering Inc. (2006): Lac Des Iles Technical Assistance Statistical Study, Unpublished Internal Document.

21-4

22               SIGNATURE PAGE

This report titled “Report on the Resource Estimate for the Offset Zone at Lac des Iles Mine, Ontario, Canada” and dated January 15, 2009, was prepared and signed by:

(Signed & Sealed)

Dated at Toronto, Ontario	Ian T. Blakley, P.Geo.
January 15, 2009	Senior Consulting Geologist

22-1

23               CERTIFICATE OF QUALIFICATIONS

IAN T. BLAKLEY

I, Ian T. Blakley, P.Geo., as an author of this report entitled “Report on the Resource Estimate for the Offset Zone at Lac des Iles Mine, Ontario, Canada” prepared for Lac des Iles Mines Ltd. and dated January 15, 2009, do hereby certify that:

1.              I am a Senior Consulting Geologist with Scott Wilson Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2.              I am a graduate of the University of Waterloo, Waterloo, Ontario, Canada, in 1984 with a Bachelor of Science degree in Honours Co-operative Applied Earth Sciences \ Geology Option.

3.              I am registered as a Professional Geoscientist in the Province of Ontario (Reg. #1446) and in the Province of Manitoba (Reg. #20126G). I have worked as a Geologist for a total of 24 years since my graduation. My relevant experience for the purpose of the Technical Report is:

•                  Chief Geologist with a major international mining company responsible for the management of geological exploration, resource definition and production.

•                  Senior Mines Exploration Geologist for new capital underground mining projects including exploration and definition drilling, resource definition, infrastructure positioning, production and reconciliation.

•                  Exploration Geologist responsible for sampling and mapping programs at gold and base metal properties in Canada.

•                  Worldwide geological and mine production consulting and due diligence experience at precious and base metal exploration and mining properties.

4.              I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI43-101.

5.              I visited the Lac des Isles Mine from September 11 to 14, 2008 and on July 15, 2008.

6.              I am responsible for all items of the Technical Report.

7.              I am independent of the Issuer applying the test set out in Section 1.4 of National Instrument 43-101.

8.              I have had prior involvement with the property that is the subject of the Technical Report with respect to Scott Wilson Roscoe Postle Associates Inc. (2007c): Technical Report on the Lac des Iles Project.

23-1

9.              I have read National Instrument 43-101, and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

10.        To the best of my knowledge, information, and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the technical report not misleading.

Dated this 15th day of January, 2009

(Signed & Sealed)

Ian T. Blakley, P. Geo.

23-2

24               APPENDIX 1   CHECK ASSAY COMPARISONS

24-1

FIGURE A1-1   ACCURASSSAY ASSAYS CHECK ASSAYED AT LDIM

LDI Pt (g/t)
Accurassay Pt (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

LDI Pd (g/t)
Accurassay Pd (g/t)
0.0
9.0
18.0
27.0
36.0

LDI Au (g/t)
Accurassay Au (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

LDI Cu (g/t)
Accurassay Cu (g/t)
0.0
0.2
0.4
0.6

LDI Ni (g/t)
Accurassay Ni (g/t)
0.0
0.1
0.2
0.3
0.4
0.5

24-2

FIGURE A1-2   ACCURASSSAY ASSAYS CHECK ASSAYED AT CHEMEX

Chemex Pd (g/t)
Accurassay Pd (g/t)
0.0
9.0
18.0
27.0
36.0

Chemex Pt (g/t)
Accurassay Pt (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

Chemex Au (g/t)
Accurassay Au (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

Chemex Cu (g/t)
Accurassay Cu (g/t)
0.0
0.2
0.4
0.6

Chemex Ni (g/t)
Accurassay Ni (g/t)
0.0
0.1
0.2
0.3
0.4
0.5

24-3

FIGURE A1-3   LDI CHECK ASSAYS VS. CHEMEX CHECK ASSAYS

LDI Pd (g/t)
Chemex Pd (g/t)
0.0
9.0
18.0
27.0
36.0

LDI Pt (g/t)
Chemex Pt (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

LDI Au (g/t)
Chemex Au (g/t)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
3.5

LDI Cu (g/t)
Chemex Cu (g/t)
0.0
0.2
0.4
0.6

LDI Ni (g/t)
Chemex Ni (g/t)
0.0
0.1
0.2
0.3
0.4
0.5

24-4

25               APPENDIX 2   COMPARISON OF 2007 AND 2008 INTERPRETATIONS

25-1

HG Sub Zone
MID Sub Zone
2006 HG Zone
FW Sub Zone
2006 Roby Zone
0 50 100 150 200
Metres

Figure A2-1

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Cross-Section 502N**

*January 2009*

25-2

MID Sub Zone
HG Sub Zone
FW Sub Zone
2006 HG Zone
2006 Roby Zone
0 50 100 150 200
Metres

Figure A2-2

**Lac des Iles Mines Ltd.**

***Lac des Iles Mine Offset Zone***

*Northwestern Ontario, Canada*

**Cross-Section 504N**

*January 2009*

25-3

MID Sub Zone
2007 HG Zone
FW Sub Zone
HG Sub Zone
0 50 100 150 200
Metres

Figure A2-3

**Lac des Iles Mines Ltd.**

*Lac des Iles Mine Offset Zone*

*Northwestern Ontario, Canada*

**Cross-Section 511N**

*January 2009*

25-4

26               APPENDIX 3   DRILL HOLE INFORMATION

TABLE A3-1   COLLAR AND SURVEY DETAILS FOR DRILL HOLES USED IN THE OFFSET ZONE RESOURCE ESTIMATE

Lac des Iles Mines Ltd. - Lac des Iles Mine, Ontario

Hole Number	Northing	Easting	Elevation	Azimuth	Dip	Length
00-126	32496.17	32044.49	502.65	248.44	-49.88	943.50
00-149	32489.66	32106.70	503.17	249.24	-50.32	1101.40
00-150	32553.72	32129.51	505.15	246.14	-50.55	1050.00
00-204	32705.41	32310.00	509.62	249.61	-50.21	1233.00
00-205	32740.74	32193.51	496.77	248.59	-51.71	1293.00
00-208	32665.34	31910.17	499.79	247.82	-50.72	1071.00
00-251	32586.28	31978.20	500.22	248.10	-46.04	933.00
00-255	31565.61	31691.86	518.08	68.91	-49.43	807.00
00-258	31522.01	31744.19	516.26	69.64	-51.31	831.00
01-007	32543.66	32189.77	503.61	250.07	-51.80	1008.00
01-008	32575.30	32103.82	502.81	248.11	-56.44	1077.00
01-009	32540.84	31995.74	500.75	248.75	-48.33	928.50
01-047	32580.21	32073.80	501.13	247.51	-58.92	1251.00
01-050	32553.15	32129.45	504.87	247.92	-54.43	1128.00
01-052	32554.17	32129.79	504.83	248.34	-61.34	1140.00
01-055	32543.29	32190.34	503.61	247.77	-55.41	1095.00
01-056	32543.18	32190.84	503.60	246.58	-59.68	1170.00
01-079	31610.97	31546.38	498.72	66.98	-52.26	1014.00
05-001	32758.96	32199.65	516.26	241.64	-67.96	1625.00
05-002	32678.55	31741.98	503.30	253.52	-68.71	1671.00
05-003	32616.04	32311.99	521.76	246.02	-63.50	1266.00
05-004	32515.36	32180.83	513.47	247.38	-71.11	1266.00
05-005	32437.42	32024.20	512.93	247.15	-72.00	1247.00
05-006	32511.80	31985.69	512.64	244.41	-64.80	1180.80
05-006W2	32511.80	31985.69	512.64	244.41	-64.80	1137.00
05-006W3	32511.80	31985.69	512.64	244.41	-64.80	1164.00
05-006W4	32511.80	31985.69	512.64	244.41	-64.80	1224.00
05-006W5	32511.00	31985.69	512.64	244.41	-64.80	1259.70
05-007	32559.01	31937.91	512.20	243.41	-59.39	1115.00
05-008	32539.84	31962.81	513.05	247.09	-55.60	1061.00
05-009	32557.19	31842.99	510.55	246.61	-58.77	1124.00
05-011	32513.08	31986.60	512.89	242.17	-68.64	1320.00
05-012	32675.28	31751.38	503.96	253.15	-62.84	1344.00
05-014	32648.21	31904.57	521.14	245.53	-63.71	1582.30
05-015	32557.65	31809.81	510.50	240.20	-58.78	978.00
05-016	32476.38	32032.68	512.88	244.81	-67.03	1299.00
05-016W2	32476.38	32032.68	512.68	244.81	-67.03	1135.10
05-016W3	32476.38	32032.68	512.88	244.81	-67.03	1212.00
05-016W4	32476.38	32032.68	512.88	244.81	-67.03	1248.00
07-002	32210.17	31907.03	87.43	254.46	-55.00	435.00

26-1

Hole Number	Northing	Easting	Elevation	Azimuth	Dip	Length
07-003	32209.03	31906.59	87.72	253.01	-62.32	504.00
07-004	32209.46	31906.78	88.05	254.71	-68.53	627.00
07-005	32203.87	31940.72	87.72	254.39	-47.11	357.00
07-006	32204.08	31940.71	87.64	253.32	-54.70	381.80
07-007	32204.24	31940.73	87.58	252.60	-60.96	450.00
07-008	32204.39	31940.85	87.35	255.34	-67.89	531.00
07-009	32198.12	31968.05	86.91	262.00	-41.00	402.00
07-010	32200.72	31970.81	85.50	262.20	-58.42	448.90
07-011	32200.65	31970.86	84.75	265.91	-70.71	552.00
07-012	32150.93	32037.99	35.99	254.79	-42.25	378.00
07-013	32211.69	32067.13	87.46	254.53	-55.59	471.00
07-014	32212.22	32064.98	87.02	254.00	-69.00	582.00
07-015	32200.22	31970.35	85.67	252.04	-49.94	402.00
07-016	32200.63	31970.54	85.65	253.06	-59.20	380.50
07-017	32200.92	31970.58	85.76	254.13	-69.27	528.00
07-018	32146.61	31972.18	37.94	264.88	-54.41	348.00
07-019	32205.81	32034.17	86.72	252.63	-60.05	492.00
07-020	32206.79	32034.49	88.74	254.38	-67.98	549.00
07-021	32213.88	31877.92	89.43	250.62	-67.98	603.00
07-022	32213.80	31877.88	89.46	250.45	-62.16	513.00
07-023	32213.41	31877.70	89.66	250.06	-47.72	405.00
07-024	32213.59	31877.87	89.50	251.83	-55.39	450.00
07-028	32223.09	31850.79	89.76	250.13	-56.18	465.00
07-029	32223.51	31851.21	89.51	250.52	-65.89	555.00
07-031	32228.98	32093.73	88.60	253.85	-51.61	471.00
07-032	32229.26	32093.56	88.62	254.70	-64.71	567.00
07-033	32229.10	32094.25	88.59	261.53	-51.30	507.00
07-034	32229.11	32095.05	88.77	262.86	-57.39	471.00
07-035	32229.22	32093.96	88.58	263.55	-65.21	539.00
07-037	32229.07	32093.52	88.44	252.91	-58.96	504.00
07-041	32223.49	31850.70	89.91	242.31	-63.72	510.00
07-042	32223.65	31850.80	89.86	242.05	-69.38	612.00
07-047	32224.34	31850.19	89.60	228.41	-67.48	516.00
07-048	32224.14	31849.85	89.81	223.62	-63.58	573.00
07-049	32224.17	31849.72	89.90	217.59	-62.61	561.00

26-2

27               APPENDIX 4   VARIOGRAPHY

27-1

3D Semi-variogram Offset Zone - HG Subzone

Downhole for Nugget (2m Lag)

3D Semi-variogram Offset Zone - MID Subzone

Downhole for Nugget (2m Lag)

27-2

3D Semi-variogram Offset Zone - FW Subzone

Downhole for Nugget (2m Lag)

3D Semi-variogram Offset Zone - HG Subzone

Omnidirectional (40m Lag / 90 Degree Spread)

27-3

3D Semi-variogram Offset Zone - MID Subzone

Omnidirectional (40m Lag / 90 Degree Spread Angle)

3D Semi-variogram Offset Zone - FW Subzone

Omnidirectional (40m Lag / 90 Degree Spread Angle)

27-4